UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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The Walt Disney Company

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January 16, 2009

Dear Fellow Shareholder,

I am pleased to invite you to our 2009 Annual Meeting of shareholders, which will be held on Tuesday, March 10, 2009, at 10 a.m. at the Paramount Theatre in Oakland, California.

At the meeting, we will be electing all 12 members of our Board of Directors, as well as considering ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accountants, an amendment to our stock incentive plan, an amendment to our executive performance plan and up to three shareholder proposals.

We are pleased this year to take advantage of the Securities and Exchange Commission rule allowing companies to furnish proxy materials to their stockholders over the Internet. We believe that this e-proxy process expedites shareholders’ receipt of proxy materials, while lowering the costs and reducing the environmental impact of our annual meeting.

You may vote your shares using the Internet or the telephone by following the instructions on page 76 of the proxy statement. Of course, you may also vote by returning a proxy card or voting instruction form if you received a paper copy of this proxy statement.

If you wish to attend the meeting in person, you will need to request an admission ticket in advance. You can request a ticket by following the instructions set forth on page 78 of the proxy statement. If you cannot attend the meeting, you can still listen to the meeting, which will be webcast and available on our Investor Relations website.

Thank you very much for your continued interest in The Walt Disney Company.

Sincerely,

Robert A. Iger

President and Chief Executive Officer

The Walt Disney Company Notice of 2009 Annual Meeting and Proxy Statement

500 South Buena Vista Street

Burbank, California 91521

January 16, 2009

Notice of Meeting

The 2009 Annual Meeting of shareholders of The Walt Disney Company will be held at the Paramount Theatre, 2025 Broadway, Oakland, California on Tuesday, March 10, 2009, beginning at 10:00 a.m. The items of business are:

1.	Elect as Directors the 12 nominees named in the proxy statement, each for a term of one year.

2.	Ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accountants for fiscal 2009.

3.	Approval of an amendment to the Company’s Amended and Restated 2005 Stock Incentive Plan.

4.	Approval of an amendment to the Company’s Amended and Restated 2002 Executive Performance Plan.

5.	Consideration of three shareholder proposals, if presented at the meeting.

Shareholders of record of Disney common stock (NYSE: DIS) at the close of business on January 9, 2009, are entitled to vote at the meeting and any postponements or adjournments of the meeting. A list of these shareholders is available at the offices of the Company in Burbank, California.

Alan N. Braverman

Senior Executive Vice President, General Counsel

and Secretary

Important Notice Regarding the Availability of

Proxy Materials for the Shareholder

Meeting to be Held on March 10, 2009

The proxy statement and annual report to shareholders and the means to vote by Internet are available at www.disney.com/investors.

Your Vote is Important

Please vote as promptly as possible

by using the Internet or telephone or

by signing, dating and returning the Proxy Card

mailed to those who receive paper copies of this proxy statement

If you plan to attend the meeting, you must request an admission ticket in advance following the instructions set forth on page 78 of this proxy statement. Tickets will be issued to registered and beneficial owners and to one guest accompanying each registered or beneficial owner.

Requests for admission tickets will be processed in the order in which they are received and must be requested no later than March 3, 2009. Please note that seating is limited and requests for tickets will be accepted on a first-come, first-served basis. On the day of the meeting, each shareholder will be required to present a valid picture identification such as a driver’s license or passport with their admission ticket. Seating will begin at 9:00 a.m. and the meeting will begin at 10:00 a.m. Cameras (including cell phones with photographic capabilities), recording devices and other electronic devices will not be permitted at the meeting.

The Walt Disney Company Notice of 2009 Annual Meeting and Proxy Statement

1	Introduction

1	Corporate Governance and Board Matters

1	Corporate Governance Guidelines and Code of Ethics

2	Chairman of the Board

2	Committees

4	Director Independence

5	Director Selection Process

6	Board Compensation

11	Certain Relationships and Related Person Transactions

12	Shareholder Communications

14	Executive Compensation

14	Compensation Committee Report

14	Compensation Discussion and Analysis

32	Compensation Tables

51	Audit-Related Matters

51	Audit Committee Report

52	Policy for Approval of Audit and Permitted Non-audit Services

52	Auditor Fees and Services

52	Items to Be Voted On

52	Election of Directors

56	Ratification of Appointment of Independent Registered Public Accountants

56	Approval of an Amendment to the Amended and Restated 2005 Stock Incentive Plan

67	Approval of Amended Terms of the Amended and Restated 2002 Executive Performance Plan

69	Shareholder Proposals

76	Other Matters

76	Information About Voting and the Meeting

76	Shares Outstanding

76	Voting

78	Attendance at the Meeting

78	Other Information

78	Stock Ownership

79	Section 16(a) Beneficial Ownership Reporting Compliance

79	Electronic Availability of Proxy Statement and Annual Report

80	Reduce Duplicate Mailings

80	Proxy Solicitation Costs

Annexes

A-1	Amended and Restated 2005 Stock Incentive Plan

The Walt Disney Company Notice of 2009 Annual Meeting and Proxy Statement

500 South Buena Vista Street

Burbank, California 91521

January 16, 2009

Introduction

This proxy statement contains information relating to the annual meeting of shareholders of The Walt Disney Company to be held on Tuesday, March 10, 2009, beginning at 10:00 a.m. local time, at the Paramount Theatre, Oakland, California. On or about January 16, 2009, we began mailing a notice containing instructions on how to access this proxy statement and our annual report online and we began mailing a full set of the proxy materials to shareholders who had previously requested delivery of the materials in paper copy. For information on how to vote your shares, see the instructions included on the proxy card or instruction form and under “Information About Voting and the Meeting” on page 76.

Corporate Governance and Board Matters

There are currently 12 members of the Board of Directors:

Susan E. Arnold John E. Bryson John S. Chen Judith L. Estrin Robert A. Iger Steven P. Jobs	Fred H. Langhammer Aylwin B. Lewis Monica C. Lozano Robert W. Matschullat John E. Pepper, Jr. Orin C. Smith

The Board met six times during fiscal 2008 and took action by unanimous consent on three occasions. Each Director other than Mr. Lewis attended at least 75% of all of the meetings of the Board and Committees on which he or she served. Mr. Lewis’ inability to attend at least 75% of the meetings this fiscal year was caused by an unusual set of professional and personal circumstances. Over the past year, Mr. Lewis went through a professional transition and a family health issue that triggered scheduling conflicts that were both unpredictable and unavoidable. In his five years with the Board, Mr. Lewis has never previously failed to attend at least 75% of Board and Committee meetings of which he is a member. All but two of our Directors attended the Company’s 2008 annual shareholders meeting. Under the Company’s Corporate Governance Guidelines, each Director is expected to dedicate sufficient time, energy and attention to ensure the diligent performance of his or her duties, including by attending annual and special meetings of the shareholders of the Company, the Board and Committees of which he or she is a member.

Corporate Governance Guidelines and Code of Ethics

The Board of Directors has adopted Corporate Governance Guidelines, which set forth a flexible framework within which the Board, assisted by its Committees, directs the affairs of the Company. The Guidelines address, among other things, the composition and functions of the Board of Directors, director independence, stock ownership by and compensation of Directors, management succession and review, Board Committees and selection of new Directors.

The Company has Standards of Business Conduct, which are applicable to all employees of the Company, including the principal executive officer, the principal financial officer and the principal accounting officer. The Board has a separate Code of Business Conduct and Ethics for Directors, which contains provisions specifically applicable to Directors.

The Corporate Governance Guidelines, the Standards of Business Conduct and the Code of Business Conduct and Ethics for Directors are available on the Company’s Investor Relations website under the “Corporate Governance” heading at www.disney.com/investors and in print to any shareholder who requests them from the Company’s Secretary. If the Company amends or waives the Code of Business Conduct and Ethics for Directors, or the Standards of Business Conduct with respect to the chief executive officer, principal financial officer or principal accounting officer, it will post the amendment or waiver at the same location on its website.

The Walt Disney Company Notice of 2009 Annual Meeting and Proxy Statement

Chairman of the Board

John Pepper became non-executive Chairman of the Board effective January 1, 2007. The Chairman of the Board organizes Board activities to enable the Board to effectively provide guidance to and oversight and accountability of management. To fulfill that role, the Chairman, among other things: creates and maintains an effective working relationship with the Chief Executive Officer and other members of management and with the other members of the Board; provides the Chief Executive Officer ongoing direction as to Board needs, interests and opinions; and assures that the Board agenda is appropriately directed to the matters of greatest importance to the Company. In carrying out his responsibilities, the Chairman preserves the distinction between management and oversight, maintaining the responsibility of management to develop corporate strategy and the responsibility of the Board to review and express its views on corporate strategy. The functions of the Chairman include:

•

Presiding over all meetings of the Board of Directors and shareholders, including regular executive sessions of the Board in which management Directors and other members of management do not participate;

•	Establishing the annual agenda of the Board and agendas of each meeting in consultation with the chief executive officer;

•	Advising Committee chairs, in consultation with the chief executive officer, on meeting schedules, agenda and information needs for the Board committees;

•	Defining the subject matter, quality, quantity and timeliness of the flow of information between management and the Board and overseeing the distribution of that information;

•	Coordinating periodic review of management’s strategic plan for the Company;

•	Leading the Board review of the succession plan for the chief executive officer and other key members of senior management;

•	Coordinating the annual performance review of the chief executive officer and other key senior managers;

•	Consulting with Committee Chairs about the retention of advisors and experts;

•	Acting as the principal liaison between the independent directors and the chief executive officer on sensitive issues;

•

Working with the Governance and Nominating Committee to develop and maintain the agreed-on definitions of the role of the Board and the organization, processes and governance guidelines necessary to carry it out;

•

After consulting with other Board members and the chief executive officer, making recommendations to the Governance and Nominating Committee as to the membership of various Board Committees and Committee Chairs;

•	Working with management on effective communication with shareholders, including being available for consultation and direct communication upon the reasonable request of major shareholders;

•	Encouraging active participation by each member of the Board; and

•	Performing such other duties and services as the Board may require.

The Company’s Corporate Governance Guidelines specify that the Chairman of the Board will be an independent Director unless the Board determines that the best interests of the shareholders would be otherwise better served, in which case the Board will disclose in the Company’s proxy statement the reasons for a different arrangement and appoint an independent director as Lead Director with duties and responsibilities detailed in the Corporate Governance Guidelines.

Committees

The Board of Directors has four standing committees: Audit, Governance and Nominating, Compensation and Executive. Information regarding these committees is provided below. The charters of the Audit, Governance and Nominating and Compensation Committees are available on the Company’s Investor Relations

The Walt Disney Company Notice of 2009 Annual Meeting and Proxy Statement

website under the “Corporate Governance” heading at www.disney.com/investors and in print to any shareholder who requests them from the Company’s Secretary.

The members of the Audit Committee are:

Robert W. Matschullat

John E. Pepper, Jr.

Orin C. Smith (Chair)

The functions of the Audit Committee are described below under the heading “Audit Committee Report.” The Audit Committee met eight times during fiscal 2008. All of the members of the Audit Committee are independent within the meaning of SEC regulations, the listing standards of the New York Stock Exchange and the Company’s Corporate Governance Guidelines. The Board has determined that Mr. Smith, the chair of the Committee, and Mr. Matschullat and Mr. Pepper are qualified as audit committee financial experts within the meaning of SEC regulations, and that they have accounting and related financial management expertise within the meaning of the listing standards of the New York Stock Exchange.

The members of the Governance and Nominating Committee are:

Judith L. Estrin

Aylwin B. Lewis

Monica C. Lozano (Chair)

John E. Pepper, Jr.

The Governance and Nominating Committee is responsible for developing and implementing policies and practices relating to corporate governance, including reviewing and monitoring implementation of the Company’s Corporate Governance Guidelines. In addition, the Committee assists the Board in developing criteria for open Board positions, reviews background information on potential candidates and makes recommendations to the Board regarding such candidates. The Committee also reviews and approves transactions between the Company and Directors, officers, 5% stockholders and their affiliates under the Company’s Related Person Transaction Approval Policy, supervises the Board’s annual review of Director independence and the

Board’s annual self-evaluation, makes recommendations to the Board with respect to Committee assignments and oversees the Board’s director education practices. The Committee met four times during fiscal 2008. All of the members of the Governance and Nominating Committee are independent within the meaning of the listing standards of the New York Stock Exchange and the Company’s Corporate Governance Guidelines.

The members of the Compensation Committee are:

Susan E. Arnold

John S. Chen

Fred H. Langhammer (Chair)

Aylwin B. Lewis

John E. Pepper, Jr.

The Compensation Committee is responsible for reviewing and approving corporate goals and objectives relevant to the compensation of the Company’s chief executive officer, evaluating the performance of the chief executive officer and, either as a committee or together with the other independent members of the Board, determining and approving the compensation level for the chief executive officer and making recommendations regarding compensation of other executive officers and certain compensation plans to the Board (the Board has delegated to the Committee the responsibility for approving these arrangements). Additional information on the roles and responsibilities of the Compensation Committee is provided under the heading “Compensation Discussion and Analysis,” below. In fiscal 2008, the Compensation Committee met nine times. All of the members of the Committee are independent within the meaning of the listing standards of the New York Stock Exchange and the Company’s Corporate Governance Guidelines.

The members of the Executive Committee are:

Robert A. Iger

John E. Pepper, Jr. (Chair)

The Executive Committee serves primarily as a means for taking action requiring Board approval between regularly sched-

The Walt Disney Company Notice of 2009 Annual Meeting and Proxy Statement

uled meetings of the Board. The Executive Committee is authorized to act for the full Board on matters other than those specifically reserved by Delaware law to the Board. In practice, the Committee’s actions are generally limited to matters such as the authorization of transactions including corporate credit facilities and borrowings. In fiscal 2008, the Executive Committee held no meetings.

Director Independence

The provisions of the Company’s Corporate Governance Guidelines regarding Director independence meet and in some areas exceed the listing standards of the New York Stock Exchange. These provisions are included in the Company’s Corporate Governance Guidelines, which are available on the Company’s Investor Relations website under the “Corporate Governance” heading at www.disney.com/investors.

Pursuant to the Guidelines, the Board undertook its annual review of Director independence in December 2008. During this review, the Board considered transactions and relationships between each Director or any member of his or her immediate family and the Company and its subsidiaries and affiliates, including those reported under “Certain Relationships and Related Person Transactions” below. The Board also considered whether there were any transactions or relationships between Directors or any member of their immediate family (or any entity of which a Director or an immediate family member is an executive officer, general partner or significant equity holder) and members of the Company’s senior management or their affiliates. As provided in the Guidelines, the purpose of this review was to determine whether any such relationships or transactions existed that were inconsistent with a determination that the Director is independent.

As a result of this review, the Board affirmatively determined that all of the Directors nominated for election at the annual meeting are independent of the Company and its management under the standards set forth in the Corporate Governance Guidelines, with the exception of Robert

Iger, John Bryson and Steven Jobs. Mr. Iger is considered an inside Director because of his employment as a senior executive of the Company. The Board determined that Mr. Bryson is not an independent Director as a result of relationships between the Company, Lifetime Entertainment Television and Mr. Bryson’s wife. Lifetime, a joint venture that is 50% owned by the Company, acquired programming from and sold advertising time to Company subsidiaries in an aggregate amount that exceeded 2% of Lifetime’s total revenues for fiscal year 2008. Ms. Bryson was employed during part of the year as an executive officer of Lifetime and is under contract to serve as a consultant to Lifetime through April 2009. Although the ongoing relationship between the Company, Lifetime and Ms. Bryson does not mandate disqualification from independence under the Company’s Guidelines, the Board determined that the relationship was sufficient to deem Mr. Bryson non-independent at this time. Additional information regarding compensation provided to Mr. Bryson’s wife appears under “Certain Relationships and Related Person Transactions” below. Mr. Jobs is considered a non-independent outside director because during fiscal 2006 the Company acquired Pixar, of which Mr. Jobs was chairman and chief executive officer and the beneficial owner of 50.6% of the issued and outstanding equity.

In determining the independence of each Director, the Board considered the following relationships, which it determined were immaterial to the Directors’ independence. The Board considered that the Company and its subsidiaries in the ordinary course of business have, during the last three years sold products and services to, and/or purchased products and services from, companies at which some of our Directors were officers or employees during fiscal 2008. In each case, the amount paid to or received from these companies in each of the last three years did not approach the 2% of total revenue threshold in the Guidelines. The Board determined that none of the relationships it considered impaired the independence of the Directors.

The Walt Disney Company Notice of 2009 Annual Meeting and Proxy Statement

Director Selection Process

Working closely with the full Board, the Governance and Nominating Committee develops criteria for open Board positions, taking into account such factors as it deems appropriate, which may include: the current composition of the Board; the range of talents, experiences and skills that would best complement those already represented on the Board; the balance of management and independent Directors; and the need for financial or other specialized expertise. Applying these criteria, the Committee considers candidates for Board membership suggested by its members and other Board members, as well as management and shareholders. The Committee retains a third-party executive search firm to identify and review candidates upon request of the Committee from time to time.

Once the Committee has identified a prospective nominee—including prospective nominees recommended by shareholders—it makes an initial determination as to whether to conduct a full evaluation. In making this determination, the Committee takes into account the information provided to the Committee with the recommendation of the candidate, as well as the Committee’s own knowledge and information obtained through inquiries to third parties to the extent the Committee deems appropriate. The preliminary determination is based primarily on the need for additional Board members and the likelihood that the prospective nominee can satisfy the criteria that the Committee has established. If the Committee determines, in consultation with the Chairman of the Board and other Directors as appropriate, that additional consideration is warranted, it may request the third-party search firm to gather additional information about the prospective nominee’s background and experience and to report its findings to the Committee. The Committee then evaluates the prospective nominee against the specific criteria that it has established for the position, as well as the standards and qualifications set out in the Company’s Corporate Governance Guidelines, including:

•	the ability of the prospective nominee to represent the interests of the shareholders of the Company;

•	the prospective nominee’s standards of integrity, commitment and independence of thought and judgment;

•

the prospective nominee’s ability to dedicate sufficient time, energy and attention to the diligent performance of his or her duties, including the prospective nominee’s service on other public company boards, as specifically set out in the Company’s Corporate Governance Guidelines;

•	the extent to which the prospective nominee contributes to the range of talent, skill and expertise appropriate for the Board;

•	the extent to which the prospective nominee helps the Board reflect the diversity of the Company’s shareholders, employees, customers and guests and the communities in which it operates; and

•	the willingness of the prospective nominee to meet the minimum equity interest holding guideline set out in the Company’s Corporate Governance Guidelines.

If the Committee decides, on the basis of its preliminary review, to proceed with further consideration, members of the Committee, as well as other members of the Board as appropriate, interview the nominee. After completing this evaluation and interview, the Committee makes a recommendation to the full Board, which makes the final determination whether to nominate or appoint the new Director after considering the Committee’s report.

A shareholder who wishes to recommend a prospective nominee for the Board should notify the Company’s Secretary or any member of the Governance and Nominating Committee in writing with whatever supporting material the shareholder considers appropriate. The Governance and Nominating Committee will also consider whether to nominate any person nominated by a shareholder pursuant to the provisions of the Company’s bylaws relating to shareholder nominations as described in “Shareholder Communications” below.

The Walt Disney Company Notice of 2009 Annual Meeting and Proxy Statement

Board Compensation

Under the Company’s Corporate Governance Guidelines, non-employee Director compensation is determined annually by the Board of Directors acting upon the recommendation of the Compensation Committee. Directors who are also employees of the Company receive no additional compensation for service as a Director. During fiscal 2008, the Board modified the annual compensation for non-employee Directors. Effective July 1, 2008, annual compensation for non-employee Directors was as follows:

Annual Board retainer	$80,000
Annual committee retainer[1]	$10,000
Annual committee chair retainer[2]	$15,000
Annual deferred stock unit grant	$84,000
Annual retainer for Board Chairman[3]	$500,000
Annual stock option grant[4]	$56,000
[1]	Per committee.
[2]	This is in addition to the annual committee retainer the Director receives for serving on the committee.
[3]	In lieu of all other Director compensation except the annual stock option grant. Paid in shares of Company common stock.
[4]	Grant is made on March 1 of each year for a number of options with a fair value on the date of grant equal to the amount shown.

At Mr. Jobs’ request, the Board has excluded Mr. Jobs from receiving compensation as a Director.

The Company does not provide retirement benefits to any non-employee Directors who served during fiscal 2008.

Unless the Board exempts a Director, each Director is required to retain at all times stock representing no less than 50% of the after-tax value of exercised options and shares received upon distribution of deferred stock units until he or she leaves the Board. The Company’s Corporate Governance Guidelines also encourage Directors to own, or acquire within three years of first becoming a Director, shares of common stock of the Company (including stock units received as Director compensation) having a market value of at least $100,000.

The following table identifies the compensation paid during fiscal 2008 to each person who is currently a non-employee Director. Information regarding the amounts in each column follows the table.

DIRECTOR COMPENSATION FOR FISCAL 2008
	Fees Earned or Paid in Cash	Stock Awards	Option Awards	All Other Compensation	Total
Susan E. Arnold	$78,750	$66,000	$5,800	$1,620	$152,170
John E. Bryson	68,750	71,909	52,090	10,054	202,802
John S. Chen	78,750	70,124	48,791	3,089	200,754
Judith L. Estrin	78,750	71,386	52,090	5,944	208,170
Steven P. Jobs	—	—	—	—	—
Fred H. Langhammer	93,750	68,640	35,788	5,357	203,536
Aylwin B. Lewis	88,750	70,124	48,791	—	207,665
Monica C. Lozano	93,750	71,909	52,090	17,093	234,841
Robert W. Matschullat	85,208	71,613	52,090	2,516	211,428
John E. Pepper, Jr. (Chairman)	—	501,501	26,343	13	527,857
Orin C. Smith	87,292	67,501	26,343	—	181,136

The Walt Disney Company Notice of 2009 Annual Meeting and Proxy Statement

Fees Earned or Paid in Cash.    The annual Board retainer and annual committee and committee-chair retainers are payable in cash at the end of each quarter. The Company’s Amended and Restated 1997 Non-Employee Directors Stock and Deferred Compensation Plan allows non-employee Directors to elect each year to receive all or part of their retainers in Disney stock or to defer all or part of this compensation until after their service as a Director ends. Directors who elect to receive stock instead of cash but who do not defer their compensation are credited each quarter with a dollar amount equal to fees earned that quarter and receive shares after the end of each calendar year based on the average of the fair market value of shares of the Company’s common stock at the end of each quarter. Directors who elect to defer their compensation may also elect to receive cash or stock. Directors who elect to receive deferred compensation in cash receive a credit each quarter, and the balance in their deferred cash account earns interest at an annual rate equal to the Moody’s Average Corporate (Industrial) Bond Yield, adjusted quarterly. For fiscal 2008, the average interest rate was 6.21%. Interest earned on deferred amounts is included in the “All Other Compensation” column. Directors who elect to receive deferred compensation in stock receive stock units each quarter and shares of stock are distributed with respect to these units after their service as a Director ends.

This column sets forth amounts payable in cash on a current basis, whether paid currently or deferred by the Director to be paid in cash or shares after their service ends. None of the Directors elected to receive stock on a current basis for fiscal 2008. This column does not include fees paid for service as Chairman of the Board, as those fees are required to be paid in the form of shares of stock distributed to the Chairman after the end of the calendar year in which they were earned and are therefore included in the “Stock Awards” column.

The following table identifies for each Director the dollar amount included in the “Fees Earned or Paid in Cash” column received in cash, the dollar amount deferred to be paid in cash, and the number and dollar value of stock units received as deferred compensation. The number of units awarded is equal to the dollar amount of fees accruing each quarter divided by the average over the last ten trading days of the quarter of the average of the high and low trading price for shares of Company common stock on each day in the ten-day period.

FORM OF RECEIPT OF DIRECTOR FEES FOR FISCAL 2008
		Deferred Fees
	Fees Paid Currently in Cash	To be Paid in Cash	To be Paid in Stock
			Number of Units	Value of Units
Susan E. Arnold	$—	$30,000	1,511	$48,750
John E. Bryson	—	—	2,137	68,750
John S. Chen	39,375	—	1,224	39,375
Judith L. Estrin	78,750	—	—	—
Steven P. Jobs	—	—	—	—
Fred H. Langhammer	—	22,500	2,226	71,250
Aylwin B. Lewis	44,375	—	1,380	44,375
Monica C. Lozano	35,625	22,500	1,113	35,625
Robert W. Matschullat	—	—	2,649	85,208
John E. Pepper, Jr.	—	—	—	—
Orin C. Smith	87,292	—	—	—

The Walt Disney Company Notice of 2009 Annual Meeting and Proxy Statement

Stock Awards.    This column sets forth the dollar amount recognized for financial statement reporting purposes for compensation expense incurred by the Company in fiscal 2008 with respect to:

•	the annual deferred stock unit grant;

•	for the Chairman of the Board, shares awarded with respect to the annual retainer; and

•	stock units and restricted stock units awarded in fiscal 2007 as compensation related to the dilutive effect of the ABC Radio spin-off which occurred during that fiscal year.

The accounting charge for compensation expense incurred by the Company is calculated using the average of the high and low trading prices on the date of grant. Except for restricted stock units awarded as compensation for the dilutive effect of the ABC Radio spin-off, all charges relating to stock unit grants are reflected in the fiscal year for which the grant is made because they are immediately vested. A portion of the charge for restricted stock units awarded as compensation for the dilutive effect of the ABC Radio spin-off in fiscal 2007 was reflected in fiscal 2008 and these amounts are included in the table.

The number of shares awarded to each Director was calculated by dividing the amount payable with respect to a quarter by the average over the last ten trading days of the quarter of the average of the high and low trading price on each day. The following table identifies the number and grant date fair value (which is equal to the market value of the Company’s common stock on the date of the award times the number of shares underlying the units) of stock units awarded to each Director during fiscal 2008.

DIRECTOR STOCK UNIT AWARDS FOR FISCAL 2008
	Stock Units and Restricted Stock Units Awarded	Grant Date Fair Value
Susan E. Arnold	2,051	$66,000
John E. Bryson	2,051	66,000
John S. Chen	2,051	66,000
Judith L. Estrin	2,051	66,000
Steven P. Jobs	—	—
Fred H. Langhammer	2,051	66,000
Aylwin B. Lewis	2,051	66,000
Monica C. Lozano	2,051	66,000
Robert W. Matschullat	2,051	66,000
John E. Pepper, Jr.	15,544	500,000
Orin C. Smith	2,051	66,000

One fourth of the annual deferred stock unit grant and annual retainer is awarded at the end of each quarter. Shares with respect to annual deferred stock unit grants are distributed to the Director on the second anniversary of the award date, whether or not the Director is still a Director on the date of distribution. Shares with respect to the annual retainer for the Chairman of the Board are distributed after the end of the calendar year in which they are earned.

At the end of any quarter in which dividends are distributed to shareholders, Directors receive additional stock units with a value (based on the average of the high and low trading prices of Disney stock averaged over the last ten trading days of the quarter) equal to the amount of dividends they would have received on all stock units held by them at the end of the prior quarter. Shares with respect to these additional units are distributed when the underlying units are distributed. Units awarded in respect of dividends are included in the fair value of the stock units when the units are initially awarded and therefore are not included in the tables above, but they are included in the total units held at the end of the fiscal year in the following table.

The Walt Disney Company Notice of 2009 Annual Meeting and Proxy Statement

The following table sets forth all stock units and restricted stock units held by each Director as of the end of fiscal 2008. The table includes stock units earned during the fourth quarter of fiscal 2008 even though they were not awarded until three days following the close of the fiscal year, and excludes previously issued units that were converted to shares on that date. All stock units are fully vested when granted, but shares are distributed with respect to the units only later, as described above. Stock units in this table are included in the share ownership table on page 79 except to the extent they may have been distributed as shares and sold prior to January 9, 2009. Restricted stock units vest on the date shown and are included in the share ownership table on page 79 to the extent they vest prior to March 10, 2009.

DIRECTOR STOCK UNIT HOLDINGS AT THE END OF FISCAL 2008
	Stock Units	Restricted Stock Units	Vesting Date
Susan E. Arnold	5,227	—	—
John E. Bryson	26,112	—	—
John S. Chen	10,282	253	12/10/2008
Judith L. Estrin	3,835	—	—
Steven P. Jobs	—	—	—
Fred H. Langhammer	11,652	187	4/14/2009
Aylwin B. Lewis	10,881	253	12/10/2008
Monica C. Lozano	20,402	—	—
Robert W. Matschullat	23,049	—	—
John E. Pepper, Jr.	18,985	123	9/9/2009
Orin C. Smith	3,835	123	9/9/2009

Option Awards.    This column sets forth the dollar amount recognized for financial statement reporting purposes for compensation expense incurred by the Company in fiscal 2008 with respect to options awarded to Directors. The fair value of the options on the date of their award is calculated based on the provisions of FAS 123R. The Black-Scholes option pricing model was used to estimate the fair value of options issued prior to 2006; the binomial model was used to estimate the fair value of options issued after 2005. The assumptions used in estimating the fair value of options are set forth in footnote 11 to the Company’s Audited Financial Statements for fiscal year 2008. The accounting charge reported in the table excludes a portion of the fair value of options awarded in fiscal 2008 to reflect the fact that vesting of the options occurs in future years and it includes amounts with respect to options awarded in prior years to reflect the fact that vesting occurs in or after fiscal 2008.

The Walt Disney Company Notice of 2009 Annual Meeting and Proxy Statement

The following table sets forth, for each Director, the fair value of option awards received by Directors in fiscal 2008 and the amount included in the “Options Awards” column with respect to prior-year grants and this year’s grant.

DIRECTOR OPTION VALUES FOR FISCAL 2008

		Amount Reported in Fiscal 2008 Attributable to
	Grant Date Fair Value of Fiscal 2008 Awards	Prior- Year Awards	Fiscal 2008 Awards
Susan E. Arnold	$50,890	$—	$5,800
John E. Bryson	50,890	46,290	5,800
John S. Chen	50,890	42,991	5,800
Judith L. Estrin	50,890	46,290	5,800
Steven P. Jobs	—	—	—
Fred H. Langhammer	50,890	29,988	5,800
Aylwin B. Lewis	50,890	42,991	5,800
Monica C. Lozano	50,890	46,290	5,800
Robert W. Matschullat	50,890	46,290	5,800
John E. Pepper, Jr.	50,890	20,543	5,800
Orin C. Smith	50,890	20,543	5,800

Each Director identified in the table above received an option for 6,000 shares on March 3, 2008, except for Mr. Jobs, who does not receive director compensation. The exercise price of the options granted in fiscal 2008 is $32.41 (the average of the high and low prices reported on the New York Stock Exchange on the date of grant; the closing price on that date was also $32.41). The options vest in equal installments over five years and have a ten-year term. Options issued after July 1, 2008 will be scheduled to vest in equal installments over four years and have a seven-year term. If a Director ends his or her service by reason of mandatory retirement pursuant to the Board’s retirement or tenure policy or permanent disability, the options continue to vest in accordance with their original schedule. If service ends by reason of death, the options vest immediately. In any of the foregoing cases, the options remain exercisable for five years following termination or until the original expiration date of the option, whichever is sooner. In all other cases, options cease to vest upon termination and all options must be exercised within three months of termination.

The Walt Disney Company Notice of 2009 Annual Meeting and Proxy Statement

The following table sets forth the aggregate number of stock options outstanding for each Director at the end of fiscal 2008.

DIRECTOR OPTION HOLDINGS AT THE END OF FISCAL 2008
Number of Shares Underlying Options Held
Susan E. Arnold	6,000
John E. Bryson	48,000
John S. Chen	30,000
Judith L. Estrin	60,000
Steven P. Jobs	—
Fred H. Langhammer	24,000
Aylwin B. Lewis	30,000
Monica C. Lozano	48,000
Robert W. Matschullat	36,000
John E. Pepper, Jr.	18,000
Orin C. Smith	18,000

All Other Compensation.    To encourage Directors to experience the Company’s products, services and entertainment offerings personally, the Board has adopted a policy, that, subject to availability, entitles each non-employee Director (and his or her spouse, children and grandchildren) to use Company products, attend Company entertainment offerings and visit Company properties (including staying at resorts, visiting theme parks and participating in cruises) at the Company’s expense, up to a maximum of $15,000 in fair market value per calendar year plus reimbursement of associated tax liabilities. In addition, the Company reimburses Directors for the travel expenses of or provides transportation on Company aircraft for immediate family members of Directors if the family members are specifically invited to attend events for appropriate business purposes and allows family members (including domestic partners) to accompany Directors traveling on company aircraft for business purposes on a space-available basis. The value of these benefits is not included in the table as permitted by SEC rules because the aggregate incremental cost to the Company of providing the benefits did not exceed $10,000 for any

Director. The reimbursement of associated tax liabilities is included in the table above, and exceeded $10,000 for Mr. Bryson, who received $10,054 in reimbursement of tax liabilities with respect to services and products he received in calendar 2007 that had a value to him of $11,248 but an incremental cost to the Company of less than $10,000. The column also includes all interest earned on deferred cash compensation, which was less than $10,000 for each Director except for Ms.  Lozano, for whom interest earned totaled $16,771.

Certain Relationships and Related Person Transactions

The Board of Directors has adopted a written policy for review of transactions involving more than $120,000 in any fiscal year in which the Company is a participant and in which any Director, executive officer, holder of more than 5% of our outstanding shares or any immediate family member of any of these persons has a direct or indirect material interest. Directors, 5% shareholders and executive officers are required to inform the Company of any such transaction promptly after they become aware of it, and the Company collects information from Directors and executive officers about their affiliations and affiliations of their family members so the Company can search its records for any such transactions. Transactions are presented to the Governance and Nominating Committee of the Board (or to the Chairman of the Committee if the Committee delegates this responsibility) for approval before they are entered into or, if this is not possible, for ratification after the transaction has been entered into. The Committee approves or ratifies a transaction if it determines that the transaction is consistent with the best interests of the Company, including whether the transaction impairs independence of a Director. The policy does not require review of the following transactions:

• Employment of executive officers approved by the Compensation Committee;

• Compensation of Directors approved by the Board;

The Walt Disney Company Notice of 2009 Annual Meeting and Proxy Statement

•	Transactions in which all shareholders receive benefits proportional to their shareholdings;

•	Ordinary banking transactions identified in the policy;

•

Any transaction contemplated by the Company’s Certificate of Incorporation, Bylaws or Board action where the interest of the Director, executive officer, 5% shareholder or family member is disclosed to the Board prior to such action;

•

Commercial transactions in the ordinary course of business with entities affiliated with Directors, executive officers, 5% shareholders or their family members if the aggregate amount involved during a fiscal year is less than the greater of (a) $1,000,000 and (b) 2% of the Company’s or other entity’s gross revenues and the related person’s interest in the transaction is based solely on his or her position with the entity;

•	Charitable contributions to entities where a Director is an executive officer of the entity if the amount is less than the lesser of $200,000 and 2% of the entity’s annual contributions; and

•

Transactions with entities where the Director, executive officer, 5% shareholder or immediate family member’s sole interest is as a non-executive officer employee of, volunteer with, or director or trustee of the entity.

There was one transaction subject to review under this policy during fiscal 2008. Director John Bryson’s wife, Louise Bryson, served during the fiscal year as President—Distribution and Affiliate Business Development for (and continues to serve as a consultant to) Lifetime Entertainment Television, a cable television programming service in which the Company has an indirect 50% equity interest. Ms. Bryson received an aggregate salary (including car allowance and payments of deferred compensation) of $627,717 for her services with Lifetime during fiscal 2008 and received a bonus of $433,289 in fiscal 2008 with respect to her services in fiscal 2007. She is also eligible for an annual bonus for fiscal 2008, although as of December 31, 2008, no bonus determination for 2008 had been made by Lifetime with respect to

Ms. Bryson. Under her employment agreement and her separation agreement entered into in connection with her retirement from Lifetime, Ms. Bryson is entitled to continue receiving her base compensation and benefits through April 30, 2009, but is not entitled to receive any incentive compensation for 2009. In addition, as noted above, Lifetime acquired programming and purchased advertising time from, and sold advertising time to, Company subsidiaries, but the Company believes that neither Mr. Bryson nor Ms. Bryson had a material direct or indirect interest in those transactions.

During fiscal year 2008, Fidelity Management Trust Company (FMTC) served as trustee of the Company’s 401(k) plan and the Company paid FMTC approximately $201,000 in fees for this and ancillary services. Additionally, entities affiliated with FMTC benefit from fees incurred by plan participants on balances invested in mutual funds through the plan. FMTC and its affiliated entities are subsidiaries of FMR LLC, which was the beneficial owner of more than 5% of the Company’s outstanding shares during the year, but was not the owner of more than 5% of the Company’s outstanding shares at the end of the fiscal year. The relationship with FMTC was not reviewed by the Governance and Nominating Committee under the review policy described above because the relationship was entered into when FMR LLC was not the beneficial owner of 5% of the Company’s shares.

Shareholder Communications

Generally.    Shareholders may communicate with the Company through its Shareholder Services Department by writing to 500 South Buena Vista Street, MC 9722, Burbank, California 91521, by calling Shareholder Services at (818) 553-7200, or by sending an e-mail to investor.relations@disneyonline.com. Additional information about contacting the Company is available on the Company’s investor relations website (www.disney.com/investors) under “My Shareholder Account.”

Shareholders and other parties interested in communicating directly with the Chair-

The Walt Disney Company Notice of 2009 Annual Meeting and Proxy Statement

man of the Board or with the non-management Directors as a group may do so by writing to the Chairman of the Board, The Walt Disney Company, 500 South Buena Vista Street, Burbank, California 91521-1030. Under a process approved by the Governance and Nominating Committee of the Board for handling letters received by the Company and addressed to non-management members of the Board, the office of the Secretary of the Company reviews all such correspondence and forwards to Board members a summary and/or copies of any such correspondence that, in the opinion of the Secretary, deals with the functions of the Board or Committees thereof or that he otherwise determines requires their attention. Directors may at any time review a log of all correspondence received by the Company that is addressed to members of the Board and request copies of any such correspondence. Concerns relating to accounting, internal controls or auditing matters are immediately brought to the attention of the Company’s internal audit department and handled in accordance with procedures established by the Audit Committee with respect to such matters.

Shareholder Proposals for Inclusion in 2010 Proxy Statement.    To be eligible for inclusion in the proxy statement for our

2010 annual meeting, shareholder proposals must be received by the Company’s Secretary no later than the close of business on September 18, 2009. Proposals should be sent to the Secretary, The Walt Disney Company, 500 South Buena Vista Street, Burbank, California 91521-1030 and follow the procedures required by SEC Rule 14a-8.

Shareholder Director Nominations and Other Shareholder Proposals for Presentation at the 2010 Annual Meeting.    Under our bylaws, written notice of shareholder nominations to the Board of Directors and any other business proposed by a shareholder that is not to be included in the proxy statement must be delivered to the Company’s Secretary not less than 90 nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting. Accordingly, any shareholder who wishes to have a nomination or other business considered at the 2010 annual meeting must deliver a written notice (containing the information specified in our bylaws regarding the shareholder and the proposed action) to the Company’s Secretary between November 10, 2009 and December 10, 2009. SEC rules permit management to vote proxies in its discretion with respect to such matters if we advise shareholders how management intends to vote.

The Walt Disney Company Notice of 2009 Annual Meeting and Proxy Statement

Executive Compensation

Compensation Committee Report

The Compensation Committee has:

(1)	reviewed and discussed the Compensation Discussion and Analysis included in this proxy statement with management; and

(2)	based on the review and discussion referred to in paragraph (1) above, recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s proxy statement relating to the 2009 annual meeting of shareholders.

Members of the Compensation Committee

Susan E. Arnold

John S. Chen

Fred H. Langhammer (Chair)

Aylwin B. Lewis

John E. Pepper, Jr.

Compensation Discussion and Analysis

This discussion addresses compensation with respect to fiscal 2008 for our named executive officers, who are:

•	our president and chief executive officer, Robert A. Iger;

•	our senior executive vice president and chief financial officer, Thomas O. Staggs;

•	our senior executive vice president, general counsel and secretary, Alan N. Braverman;

•	our executive vice president, corporate strategy, business development and technology, Kevin A. Mayer; and

•	our executive vice president, corporate finance and real estate and treasurer, Christine M. McCarthy.

In the first section, we discuss the objectives and general policies of our compensation program as it relates to the named executive officers. In the second section, we discuss specific practices relating to determination of the five elements of our compensation program. In the third section, we provide analysis of decisions regarding compensation for the named executive officers with respect to fiscal 2008.

Compensation Program Objectives and Policies

Overall Program Objectives

The Walt Disney Company is a diversified worldwide company with operations in four business segments: Media Networks, Parks and Resorts, Studio Entertainment and Consumer Products. We employ over 150,000 people in over 40 countries and had revenues of approximately $37.8 billion in fiscal 2008.

We design our compensation programs to achieve the following objectives in the context of the Company’s large and complex business:

•	support the Company’s business strategy and business plan by clearly communicating what is expected of executives with respect to goals and results and by rewarding achievement;

•	attract, motivate, and retain executives with superior talent; and

•	align incentive compensation with performance measures that are directly related to the Company’s financial goals and creation of shareholder value.

The following principles guide us in developing executive compensation programs and setting total compensation levels for executives:

•	Compensation levels should be closely tied to the success of the Company and each executive’s contribution to that success.

•	Compensation programs should offer an opportunity for greater compensation for superior performance, balanced by the risk of lower compensation when performance is less successful.

The Walt Disney Company Notice of 2009 Annual Meeting and Proxy Statement

•

The mix and level of compensation for an executive should consider the importance of the executive to the Company, competition for that executive’s talent and relative levels of compensation for other executives at the Company.

Elements of Compensation

The Company seeks to achieve its compensation objectives through five compensation elements:

•	a base salary;

•	a variable, annual, performance-based bonus;

•	periodic grants of long-term, equity-based compensation such as stock options, restricted stock units and/or restricted stock;

•	retirement plans and agreements and programs defining when payments are made in connection with termination of employment; and

•	benefits and perquisites.

These elements combine to promote the objectives described above. Base salary, retirement plans and termination payments, where applicable, and benefits and perquisites provide a minimum level of compensation that helps attract and retain highly qualified executives. Performance-based bonuses reward achievement of annual goals important to the Company’s business and shareholder value-creation strategies. Equity-based compensation aligns executives’ compensation directly with the creation of longer-term shareholder value and promotes retention.

For senior executives, including the named executive officers, the Company believes that equity and performance-based compensation should be a higher percentage of total compensation than for less senior executives. Equity and performance-based compensation relate most directly to achievement of strategic and financial goals and to building shareholder value, and the performance of senior executives has a strong and direct impact in achieving these goals.

In making decisions with respect to any element of a named executive officer’s compensation, the Committee considers the total current compensation that may be awarded to the officer, including salary, annual bonus and long-term incentive compensation. The Committee’s goal is to award compensation that is reasonable in relation to the Company’s compensation objectives when all elements of potential compensation are considered. In addition, the Committee believes that various elements of this program effectively achieve the objective of aligning compensation with performance measures that are directly related to Company’s financial goals and creation of shareholder value without encouraging executives to take unnecessary and excessive risks.

Competitive Considerations

The Company is a complex organization that operates and recruits talent across diverse industries and markets and necessarily must make each compensation decision in the context of the particular situation, including the characteristics of the business or businesses in which the individual operates and the individual’s specific roles, responsibilities, qualifications and experience. The Company takes into account information about the competitive market for executive talent, but because of the complex mix of businesses in which the Company is engaged, the Company believes that strict benchmarking against selected groups of companies does not provide a meaningful basis for establishing compensation. Therefore, the Committee does not attempt to maintain a specific target percentile with respect to a specific list of benchmark companies in determining compensation for named executive officers. Rather, the Committee reviews information regarding competitive conditions from a variety of sources in making compensation decisions. These sources include broad public company indexes such as Fortune 100 companies, the four U.S. public companies that are major, complex, diversified and publicly-held entertainment companies, (CBS Corp., News Corp., Time Warner and Viacom), and a group of companies assembled by Towers Perrin, which Towers Perrin

The Walt Disney Company Notice of 2009 Annual Meeting and Proxy Statement

determined are relevant to the Committee’s determinations in a number of respects including size, complexity, diversity and global presence. Towers Perrin periodically revises this group, which, at the beginning of fiscal 2008, consisted of the following 32 companies:

• Accenture	• IBM
• Amazon	• Johnson & Johnson
• AT&T	• Kimberly Clark
• BCE	• Microsoft
• Bellsouth	• Motorola
• Cisco Systems	• News Corp
• Colgate Palmolive	• Nextel Communications
• Comcast	• Oracle
• Dell	• Procter & Gamble
• DirectTV Group	• SAP
• EMC	• Sprint Nextel
• Emerson Electric	• Texas Instruments
• Gillette	• Time Warner Cable
• Google	• Time Warner
• Hewlett-Packard	• Verizon
• Intel	• Viacom

By the end of the fiscal year, this list was revised to add CBS Corp. (whose revenues and market capitalization increased to the point that it qualified for the list) and to delete Bellsouth, Gillette and Sprint Nextel (each of which had been acquired by other companies on the list and for which information was no longer available for the time period used by the end of the fiscal year).

Stock Ownership and Holding Policy

The Board of Directors has adopted stock ownership and holding requirements for the Company’s executive officers. These officers are expected, over a reasonable period of time, to acquire and hold Company stock (including restricted stock units) equal in value to at least three times their base salary amounts, or five times base salary in the case of the chief executive officer. In addition, for all stock option grants made beginning in 2005, the named executive officers other than the chief executive officer are required, as long as they remain employed by the Company, to retain ownership of shares representing at least 75% of the after-tax gain realized upon exercise of such options for a minimum of 12 months if they have not yet met the stock ownership requirements. The

Committee believes that the chief executive officer’s responsibility for all of the Company’s operations justifies requiring him to retain a higher percentage of shares and the policy therefore requires the chief executive officer to retain 100% of the after-tax gain realized upon exercise of options for a minimum of 12 months if he has not yet met the stock ownership requirements. The Committee believes that this ownership and holding policy further enhances the alignment of named executive officer and shareholder interests and thereby promotes the objective of increasing shareholder value.

Policy Regarding Recoupment of Compensation

If the Company is required to restate its financial results due to material noncompliance with financial reporting requirements under the securities laws as a result of misconduct by an executive officer, applicable law permits the Company to recover incentive compensation from that executive officer (including profits realized from the sale of Company securities). In such a situation, the Board of Directors would exercise its business judgment to determine what action it believes is appropriate. Action may include recovery or cancellation of any bonus or incentive payments made to an executive on the basis of having met or exceeded performance targets during a period of fraudulent activity or a material misstatement of financial results if the Board determines that such recovery or cancellation is appropriate due to intentional misconduct by the executive officer that resulted in performance targets being achieved that would not have been achieved absent such misconduct.

Policy with Respect to the $1 Million Deduction Limit

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public corporations for compensation over $1,000,000 paid for any fiscal year to the corporation’s chief executive officer and up to three other executive officers whose compensation must be included in this proxy statement because they are the most highly compensated executive offi-

The Walt Disney Company Notice of 2009 Annual Meeting and Proxy Statement

cers. However, the statute exempts qualifying performance-based compensation from the deduction limit if certain requirements are met. The Committee has structured awards to executive officers under the Company’s Management Incentive Bonus Program and long-term incentive program to qualify for this exemption. However, the Committee believes that shareholder interests are best served if the Committee’s discretion and flexibility in awarding compensation is not restricted, even though some compensation awards may result in non-deductible compensation expenses. Therefore, the Committee has approved salaries for executive officers that were not fully deductible because of Section 162(m) at the time of approval and retains the right to authorize payments or take other actions that can result in the payment of compensation that is not deductible for income tax purposes.

Employment Agreements

The Committee enters into employment agreements with senior officers, including some of the named executive officers, when it determines that an employment agreement is desirable for the Company to obtain a measure of assurance as to the executive’s continued employment in light of prevailing market competition for the particular position held by the executive officer, or where the Committee determines that an employment agreement is necessary and appropriate to attract an executive in light of market conditions, the prior experience of the executive or practices at the Company with respect to other similarly situated employees.

Determination of Compensation

Roles and Responsibilities

The Compensation Committee determines the compensation, including related terms of employment agreements for those who have them, for each of the named executive officers.

The Committee also conducts reviews of the Company’s general executive compensation policies and strategies and oversees and evaluates the Company’s overall compensation structure and programs. The Committee’s responsibilities include:

•	evaluating and approving goals and objectives relevant to compensation of the chief executive officer and other executive officers, and evaluating performance in light of those goals and objectives;

•	determining compensation for executive officers and other senior officers;

•	evaluating and approving all grants of equity-based compensation to executive officers and other senior officers;

•	recommending to the Board compensation policies for non-employee directors; and

•

reviewing performance-based and equity-based incentive plans for the chief executive officer and other executive officers and reviewing other benefit programs presented to the Committee by the chief executive officer.

In carrying out these responsibilities, the Committee: reviews the Company’s general executive compensation policies; determines salaries, bonuses and equity awards to the named executive officers and such other officers as it determines appropriate; reviews benefit programs for the named executive officers; reviews and approves (or recommends approval to the Board where it deems appropriate) all incentive, performance-based and equity-based plans and other benefit plans submitted to it by the chief executive officer; reviews and approves all employment contracts with named executive officers and such other officers as it deems appropriate; and recommends Director compensation policies to the Board of Directors.

The Compensation Committee determines the compensation of the chief executive officer without management input, but is assisted in this determination by its consultant and reviews its determination with the Board of Directors (without members of management present) prior to its final determination.

The Walt Disney Company Notice of 2009 Annual Meeting and Proxy Statement

In making determinations regarding compensation for other named executive officers, the Committee considers the recommendations of the chief executive officer and the input received from its compensation consultant. The chief executive officer recommends compensation, including the compensation provisions of employment agreements for those who have them, for named executive officers other than himself and all other officers whose compensation is determined by the Compensation Committee. In making this recommendation, the chief executive officer evaluates the performance of the executives, considers the executive’s responsibilities and compensation in relation to other officers of the Company, considers publicly available information regarding the competitive market for talent and information provided to him and to the Committee by the Committee’s third party consultant. As with the chief executive officer’s compensation, the Committee advises the full Board of its deliberations prior to making a final determination of annual bonus and equity incentive awards for named executive officers and considers whatever input is provided by the full Board in making its final determination.

Management also provides data, analysis and recommendations for the Committee’s consideration regarding the Company’s executive compensation programs and policies, preparing materials for the information of and review by the Compensation Committee. Management also administers those programs and policies consistent with the direction of the Committee. Management’s direct responsibilities include:

•	providing an ongoing review of the effectiveness of the compensation programs, including competitiveness and alignment with the Company’s objectives; and

•	recommending changes, if necessary to ensure achievement of all program objectives.

The Committee meets regularly outside of the presence of management to discuss compensation decisions and matters relating to the design of compensation programs.

The Committee has retained the firm of Towers Perrin as its compensation consultant to assist in the continual development and evaluation of compensation policies and the Committee’s determinations of compensation awards. The Committee’s consultant attends Compensation Committee meetings, meets with the Committee without management present and provides third-party data, advice and expertise on proposed executive and director compensation and executive compensation plan designs. At the direction of the Committee, the consultant reviews briefing materials prepared by management and advises the Committee on the matters included in the materials, including the consistency of proposals with the Committee’s compensation philosophy and comparisons to programs at other companies. At the request of the Committee, the consultant also prepares its own analysis of compensation matters including positioning of programs in the competitive market and the design of plans consistent with Committee’s compensation philosophy.

In October 2008, the Compensation Committee adopted a policy requiring its consultant to be independent of Company management. The policy provides that a consultant will be considered independent if: the firm does not receive from the Company fees for services or products provided to the Company in any fiscal year that exceed 1% of the firm’s annual gross revenues; the individual that advises the Committee does not participate directly or by collaboration with others in the firm in the provision of any services or products to the Company without the approval of the chair of the Compensation Committee unless the related fees are, in the aggregate, less than $100,000; the consultant does not provide any products or services to any executive officer of the Company; and the Committee pre-approves any specific engagement of the firm if the estimated cost of the engagement exceeds $500,000. The Committee performs an annual assessment of the consultant’s independence to determine whether the consultant is independent. The Committee completed this assessment in December 2008 and confirmed that its consultant is independent under the policy.

The Walt Disney Company Notice of 2009 Annual Meeting and Proxy Statement

Base Salary

The objective of base salary is to provide fixed compensation to an individual that reflects his or her job responsibilities, experience, value to the Company, and demonstrated performance.

Salaries or minimum salaries for Mr. Iger, Mr. Staggs, Mr. Braverman and Mr. Mayer are determined in their employment agreements. These salaries or minimum salaries, the amount of any increase over minimums, and Ms. McCarthy’s salary (which is not specified in an agreement) are determined by the Compensation Committee based on its subjective evaluation of a variety of factors, including:

•	the nature and responsibility of the position;

•	the impact, contribution, expertise and experience of the individual executive;

•	competitive market information regarding salaries to the extent available and relevant;

•	the importance of retaining the individual along with the competitiveness of the market for the individual executive’s talent and services; and

•	the recommendations of the president and chief executive officer (except in the case of his own compensation).

Where not specified by contract, salaries are generally reviewed annually.

Annual Bonus Incentives for Named Executive Officers

The compensation program provides for a bonus that is linked to annual performance. The objective of the program is to compensate individuals annually based on the achievement of specific annual goals that the Committee believes correlate closely with growth of long-term shareholder value. The Compensation Committee determines a dollar value for bonus awards and has the discretion to deliver this value in the form of cash, restricted stock, restricted stock units or a combination of these forms of payment.

The annual bonus process for named executive officers involves five basic steps pursuant to the Company’s Management Incentive Bonus Program:

At the outset of the fiscal year, the Committee approves:

(1)	A target bonus for each individual
(2)	Overall Company financial performance ranges for the year
(3)	Other performance objectives for the year

After the end of the fiscal year, the Committee:

(4)	Measures actual performance against the predetermined Company financial performance ranges and other performance objectives to determine the appropriate adjustment to the target bonus, as well as other performance considerations related to unforeseen events during the year
(5)	Makes adjustments to the resulting preliminary bonus calculation to reflect the Company’s performance relative to the performance of the S&P 500 index

These five steps are described below:

(1)  Setting a target bonus.    Early in the fiscal year, the Committee approves a target bonus amount for each named executive officer. The target bonus takes into account all factors that the Committee deems relevant, including minimums set in the employment agreement where applicable, the recommendation of the chief executive officer (except with respect to his own bonus), competitive market conditions and the Committee’s assessment of the aggressiveness of the level of growth reflected in the financial performance ranges.

(2)  Setting Company financial performance ranges.    Early in each fiscal year, the Compensation Committee receives recommended financial performance measures and performance ranges for the Company from senior management and reviews them with senior management and the Committee’s compensation consultant, and then sets performance meas-

The Walt Disney Company Notice of 2009 Annual Meeting and Proxy Statement

ures and ranges for the Company and reports their determination to the full Board. These performance ranges may include adjustments to take into account expected events that will have a predictable impact on the measure. In the preliminary bonus determination for each named executive officer, seventy percent of that officer’s target bonus is adjusted based on performance against these ranges.

(3)  Setting other performance objectives.    At the same time it sets Company-wide financial performance ranges, the Committee also approves other performance objectives for the Company. These objectives are based on the recommendations of the chief executive officer and the Committee’s discussion with him regarding corporate objectives. These objectives allow the Committee to play a more proactive role in identifying performance objectives beyond purely financial measures. In the preliminary bonus determination for each executive officer, thirty percent of that officer’s target bonus is adjusted based on the Committee’s assessment of these performance objectives (which is based on the recommendation of the chief executive officer, except in the case of his own performance) as well as other contributions that the named executive officer may have made over the course of the fiscal year.

(4)  Measuring performance.    After the end of the fiscal year, the Committee reviews the Company’s actual performance against each of the financial performance ranges established at the outset of the year. In determining the extent to which the financial performance ranges are met for a given period, the Committee exercises its judgment whether to reflect or exclude the impact of changes in accounting principles and extraordinary, unusual or infrequently occurring events. To the extent appropriate, the Committee will also consider the nature and impact of such events in the context of the remaining 30% of the bonus determination. To make its preliminary bonus determination, the Committee adjusts 70% of the target bonus amount up (by a maximum of 200% for Mr. Iger, Mr. Staggs and Mr. Braverman and a

maximum of 150% for Mr. Mayer and Ms. McCarthy) or down (to a minimum of 35%, unless the low end of a range is not reached, in which case a factor of zero will be applied with respect to the specific measure) to reflect actual performance as compared to the financial performance ranges. The Committee establishes a higher maximum for Mr. Iger, Mr. Staggs and Mr. Braverman consistent with its philosophy that a higher percentage of the most senior executive’s compensation should be tied to performance measures and that greater compensation should be available for superior performance. The Committee believes that the bulk of the bonus should be based on objective measures of financial performance, but believes that more subjective elements are also important in recognizing achievement and motivating officers. Accordingly, the remaining 30% of the target bonus amount is adjusted based upon the Committee’s assessment of performance against the other performance objectives set at the outset of the year as well as the named executive officer’s overall contribution to the Company’s success and, in the case of officers other than the chief executive officer, the recommendation of the chief executive officer. The determination with respect to this portion of the bonus may range from 0% of this portion of the target to a maximum that, when combined with the award based on financial performance factors, will, except in special circumstances such as unusual challenges or extraordinary successes, result in an amount that does not exceed 200% of the target bonus. This assessment allows bonus decisions to take into account each named executive officer’s personal performance and contribution during the year and other factors related to the performance of the Company that may not have been fully captured by the financial performance measures.

(5) Adjustment to reflect comparative performance. The next step in the bonus process is an adjustment of the preliminary bonus amount to take into account the performance of the Company relative to the broad market. The preliminary bonus amount is therefore increased ratably by up to 20% if the Company’s total shareholder return outperformed the total

The Walt Disney Company Notice of 2009 Annual Meeting and Proxy Statement

shareholder return of the S&P 500 index by 15 percentage points, or reduced by up to 20% if the Company underperformed this measure by 15 percentage points.

The program includes a test for awards to executive officers specifically designed to assure that the awards are eligible for deductibility under Section 162(m), which is in addition to the performance measures described above.

The Committee has the discretion, in appropriate circumstances, to award a bonus less than the amount determined by the steps set out above, including to award no bonus at all.

Long-term Incentive Compensation

The long-term incentive program provides a periodic award (typically annual or sometimes as an inducement to enter into, expand or extend an employment relationship) in the form of stock-based units and/or stock options, which vest over time and, in some instances, are subject to other vesting requirements. The objective of the program is to align compensation for named executive officers over a multi-year period directly with the interests of shareholders of the Company by motivating and rewarding creation and preservation of long-term shareholder value.

Mix of Restricted Stock Units and Stock Options.    The Company’s long-term incentive compensation for executive officers generally takes the form of a mix of restricted stock unit grants and stock option awards. These two vehicles reward shareholder value creation in slightly different ways. Stock options (which have exercise prices not less than the fair market value of the Company’s common stock on the date of grant) reward named executive officers only if the stock price increases from the date of grant and their value only reflects decreases in stock price to but not below the exercise price, after which the options would have no value upon exercise. Restricted stock units are impacted by all stock price changes, so the value to named executive officers is affected by both increases and decreases in stock price from the market price at the date of grant.

Approximately 60% of the total value of annual long-term compensation awards for named executive officers typically takes the form of restricted stock units, with stock options accounting for the remaining value. The Committee established this allocation in order to weight equity incentives slightly more toward the type of award that reflects both increases and decreases in stock price from the grant date market price as a way of tying compensation more closely to changes in shareholder value at all levels. In addition, the weighting toward restricted stock units allows the Committee to deliver equivalent value with use of fewer authorized shares. The Committee may in the future adjust this mix of award types or approve different award types, such as restricted stock, as part of the overall long-term incentive award. Awards made in connection with a new, extended or expanded employment relationship may involve a different mix of restricted stock units and options depending on the Compensation Committee’s assessment of the total compensation package being offered.

Vesting of Restricted Stock Units. Restricted stock units granted as annual long-term incentive compensation to named executive officers have generally been subject to both time vesting and performance-based conditions. In these cases, 50% of the grant is subject to time vesting conditions (“time vested units”) and the remaining 50% to performance based conditions (“performance based units”), the details of which are determined at the time of grant and are described below:

•	Time vesting conditions

•

For annual awards made in fiscal years 2005, 2006, 2007 and 2008, half of the time vested units vest on the second anniversary date of the award and the other half on the fourth, provided that the executive remains employed by the Company on the anniversary date and a performance test to assure deductibility for income tax purposes under Section 162(m) is satisfied.

The Walt Disney Company Notice of 2009 Annual Meeting and Proxy Statement

•

For annual awards made in fiscal 2009, 25% of the time vested units vest on each of the first four anniversaries following the award, provided that the executive remains employed by the Company on the anniversary date and a Section 162(m) test is satisfied.

•	Performance-based conditions

•

For annual awards made in fiscal years 2005, 2006 and 2007, half of the performance based units vest on the second anniversary date of the award and the other half on the fourth only if a total shareholder return test is met, the executive remains employed by the Company on the anniversary date and a performance test to assure deductibility for income tax purposes under Section 162(m) is satisfied. Units that fail the total shareholder return test on the first vesting date are eligible to vest on the second vesting date if the total shareholder return test is met on that date. To pass either of these tests, the Company’s total shareholder return for either the one or three years preceding the vesting date must exceed the weighted average total shareholder return of the S&P 500 over the same period. For purposes of these determinations, “total shareholder return” means (i) the aggregate change, for the performance time period specified, in the market value of the Company’s stock or the S&P 500 index, as the case may be, plus (ii) the value returned to shareholders in the form of dividends or similar distributions, assumed to be reinvested on a pre-tax basis, during the performance period.

•

The performance based units in the annual awards made in fiscal year 2008 vest on the same schedule and are also subject to a total shareholder return test, continued employment and Section 162(m) testing, but with the following differences: (a) the total shareholder return test is measured on the basis of a one or two year measurement period preceding each vesting date, except that shares that fail the total shareholder return test on the first vesting date may vest if total shareholder return test is satisfied for either a one or four year period prior to the second vesting date; and (b) the performance-based units that fail to vest on the second vesting date because the relevant total shareholder return test is not then met are eligible to vest if they satisfy an alternative test based on the average annual growth rate of the Company’s earnings per share for the sixteen preceding fiscal quarters, adjusted to reflect changes that the Committee deems appropriate to fairly reflect earnings per share growth. Under this alternative test, 100% of the unvested units will vest if the Company’s adjusted earnings per share growth rate is greater than 10%; 50% will vest if the growth rate is between 8% and 10%; and none will vest if the growth rate is less than 8%. The Committee added the earnings per share test in fiscal 2008 because it determined that executives should be rewarded for significant growth in earnings per share even if this growth did not result in more favorable shareholder return at the Company relative to the returns at other companies.

•

For annual awards made in fiscal 2009, the performance-based condition is the same as in fiscal year 2008 except that total shareholder return is measured as of the last 20 trading days in the second month preceding vesting.

The Committee may impose different vesting conditions on awards of restricted stock units other than the annual award. Vesting of restricted stock unit awards granted in lieu of cash under the Company’s annual bonus program is subject to a time vesting condition, but vesting is not conditioned upon the total shareholder return or earnings per share test or an additional Section 162(m) test because the awards related to bonuses that were subject to a test to determine deductibility under Section 162(m), which was satisfied

The Walt Disney Company Notice of 2009 Annual Meeting and Proxy Statement

at the time the bonuses were awarded. Restricted stock units awarded upon commencement of employment or execution of a new employment agreement are generally subject to the Section 162(m) test and are generally not subject to any additional performance test, though restricted stock units awarded to Mr. Iger in connection with the execution of his employment agreement in 2005 were subject to a total shareholder return test based on total shareholder return from the date the agreement was originally entered into through the applicable vesting dates.

Stock Options.    The long-term incentive program calls for stock options to be granted with exercise prices of not less than the fair market value of the Company’s stock on the date of grant. Options vest ratably over four years, contingent on continued employment, with rare exceptions made by the Committee. Vesting may accelerate or continue beyond employment in some circumstances as described under “Payments and Rights on Termination,” in the “Compensation Tables” section below. The Company defines fair market value as the average of the high and low stock prices on the date of grant, which may be higher or lower than the closing price on that day. The Committee believes that the average of high and low prices is a better representation of the fair market value on the date of grant and tends to be less volatile than the closing price. The Committee will not grant stock options with exercise prices below the fair market value of the Company’s stock on the date of grant (determined as described above), and will not reduce the exercise price of stock options (except in connection with adjustments to reflect recapitalizations, stock or extraordinary dividends, stock splits, mergers, spin-offs and similar events permitted by the relevant plan) without shareholder approval. New option grants to named executive officers normally have a term of seven years.

Equity Grant Procedures.    Equity awards to named executive officers (and to other employees of the Company except as described below) are made by the Compensation Committee only on dates the

Compensation Committee meets. Compensation Committee meetings are normally scheduled well in advance and are not scheduled with an eye to announcements of material information regarding the Company. The Committee may make an award with an effective date in the future contingent on commencement of employment, execution of a new employment agreement or some other subsequent event. Equity awards to employees of Pixar (other than awards granted as part of the annual equity grant and awards granted to senior officers of Pixar, which are issued by the Compensation Committee) are issued by action of the chief executive officer or the chief human resources officer pursuant to authority delegated by the Compensation Committee. These awards generally relate to new hires and promotions and are granted on the first fiscal Monday of a month after hiring or promotion, with options carrying an exercise price equal to the average of the high and low sales prices of Company stock on the date of grant.

Retirement Plans and Termination Payments

The Company maintains defined benefit and defined contribution retirement programs for its salaried employees in which the Company’s named executive officers participate. The objective of these programs is to help provide financial security into retirement, reward and motivate tenure and recruit and retain talent in a competitive market.

In addition to the Company’s tax-qualified defined benefit plans, the Company maintains non-qualified defined benefit plans in which the named executive officers participate. All tax-qualified defined benefit plans have a maximum compensation limit and a maximum annual benefit, which limit the benefit to participants whose compensation exceeds these limits. In order to provide retirement benefits commensurate with salary levels, the non-qualified plans provide benefits to key salaried employees, including the named executive officers, using the same formula for calculating benefits as is used under the tax-qualified plans but on compensa-

The Walt Disney Company Notice of 2009 Annual Meeting and Proxy Statement

tion in excess of the compensation limitations and maximum benefit accruals for tax-qualified plans.

The Company also provides named executive officers with certain benefits upon termination of their employment in various circumstances, as described under “Payments and Rights on Termination,” in the “Compensation Tables” section below. The objective of these benefits is to recruit and retain talent in a competitive market and, in some cases, alleviate the dislocation resulting from a termination of employment. Benefits that are provided in the event of termination following a change in control also are intended to motivate executive officers to remain with the Company despite the uncertainty and dislocation that arises in the context of change in control situations.

Benefits and Perquisites

Employment agreements with Mr. Iger, Mr. Staggs, Mr. Braverman and Mr. Mayer provide that each is entitled to participate in employee benefits and perquisites generally made available to senior executives of the Company (except, in the case of Mr. Mayer, the Family Income Assurance Plan). The Company provides benefits to its salaried employees including health care coverage, life and disability insurance protection, reimbursement of educational expenses and access to favorably priced group insurance coverage. The Company provides these benefits to help alleviate the financial costs and loss of income arising from illness, disability or death, to encourage ongoing education in job related areas and to allow employees to take advantage of reduced insurance rates available for group policies.

In addition to the benefits provided to salaried employees generally, executive officers receive benefits and perquisites that are substantially the same as those offered to other officers of the Company at or above the level of Vice President, including: the option of receiving an automobile supplied by the Company (including insurance, maintenance and fuel) or a monthly payment in lieu of the automobile benefit; relocation assistance;

eligibility for reimbursement of up to $450 for health club membership or exercise equipment and reimbursement of up to $1,500 for an annual physical exam; complimentary access to the Company’s theme parks and some resort facilities and discounts on Company merchandise and resort facilities; and personal use of tickets acquired by the Company for business entertainment when they become available because no business use has been arranged. In addition to the benefits and perquisites provided to vice presidents, executive officers may be eligible to receive basic financial planning services, enhanced excess liability coverage, increased relocation assistance and an increased automobile benefit. The Company pays the cost of security services and equipment for the president and chief executive officer and, in the interest of security, requires the chief executive officer to use corporate aircraft for personal travel. Other senior executive officers are also permitted at times to use corporate aircraft for personal travel at the discretion of the chief executive officer.

Fiscal 2008 Decisions

The following is a discussion of the specific factors considered in entering into employment agreements and determining salary, bonus, long-term incentive compensation and post-employment compensation for the named executive officers in fiscal 2008. There were no changes in fiscal 2008 in the policies governing benefits and perquisites.

Employment Agreements

The Company entered into new or initial employment agreements with each of the named executive officers other than Ms. McCarthy in fiscal 2008 (or, in the case of Mr. Braverman and Mr. Mayer, shortly after the conclusion of fiscal 2008).

Mr. Iger.    The Company entered into a new employment agreement with Mr. Iger on January 31, 2008, which replaced his then current employment agreement. The term of Mr. Iger’s prior employment agreement ended at the end of the Company’s 2010 fiscal year, and the new

The Walt Disney Company Notice of 2009 Annual Meeting and Proxy Statement

agreement extends through January 31, 2013. The new employment agreement increased the minimum target bonus for Mr. Iger from $7.25 million to $10 million and increased the minimum fair value of his annual long-term target incentive compensation award from $8 million to $9 million.

As an inducement to enter into the new agreement, Mr. Iger was awarded a stock option in respect of 3,000,000 shares of the Company’s common stock with an exercise price of $29.51 (the market value of the Company’s stock on the date of award), which is reflected in the Grants of Plan Based Awards table on page 35 and the Outstanding Equity Awards Table on page 37.

The Compensation Committee recommended to the Board, and the Board (excluding Mr. Iger) approved, the new employment agreement because of Mr. Iger’s successful management of the Company during the initial two years of his tenure as president and chief executive officer and the resulting desire to provide incentives for him to remain at the Company for a period extending beyond the termination of his initial employment agreement. The size and terms of the equity award made in connection with the agreement and the new target amounts for bonus and equity awards were provided in exchange for extending the term of his agreement and arrived at through negotiation with Mr. Iger and in consultation with the Committee’s independent consultant and in light of information provided to the Committee and the Board by the consultant regarding compensation awarded to similarly situated officers of other companies.

Other Named Executive Officers.    The Company entered into a new employment agreement with Mr. Staggs on January 31, 2008, which became effective April 1, 2008, upon expiration of the term of his prior agreement. The term of the new agreement expires March 31, 2013. The new employment agreement sets forth a new salary schedule and establishes minimum target bonus and long-term incentive compensation awards as described in the following sections. As an inducement for Mr. Staggs to enter into the agreement, the Company awarded Mr. Staggs a one-time grant of 250,000 restricted stock units, which are reflected in the Grants of Plan Based Awards table on page 35 and the Outstanding Equity Awards Table on page 37.

The Company entered into a new employment agreement with Mr. Braverman on October 3, 2008, which became effective as of October 1, 2008, upon expiration of the term of his prior agreement. The term of the new agreement expires September 30, 2013. The new employment agreement sets forth a minimum annual salary and establishes minimum target bonus and long-term incentive compensation awards as described in the following sections. As an inducement for Mr. Braverman to enter into the agreement, the Company awarded Mr. Braverman a one-time grant of 100,000 restricted stock units and agreed to award Mr. Braverman an additional 50,000 restricted stock units on substantially similar terms if he takes on any significant increase in his responsibilities during the term of the agreement. The restricted stock units (which are not reflected in the Grants of Plan Based Awards table or the Outstanding Equity Awards Table because they were made after the completion of fiscal 2008) are scheduled to vest with respect to half of the award on each of the second and fourth anniversaries of the award, in each case subject to determination that the test to assure eligibility under Section 162(m) was satisfied.

The Company entered into an employment agreement with Mr. Mayer on October 6, 2008, which became effective as of October 1, 2008. The term of the agreement expires September 30, 2012. The agreement sets forth a minimum annual salary and a minimum target bonus as described below.

The Compensation Committee approved the terms of the employment agreements for each of Mr. Staggs, Mr. Braverman and Mr. Mayer based on the recommendation of Mr. Iger and in light of the desire to provide incentives for each of them to remain at the Company through the term

The Walt Disney Company Notice of 2009 Annual Meeting and Proxy Statement

of their respective agreements. The Committee reviewed changes in job responsibility, historical salary levels, performance and contribution made to the Company, the impact on total compensation, competitive conditions and the relationship of compensation to that of other Company officers and determined that the compensation awarded was appropriate to reward performance, ensure retention and maintain appropriate compensation differentials among officers of the Company. In each case, the Committee consulted with the Committee’s independent consultant in connection with its approval of the terms of the employment agreement.

Base Salary

Employment agreements with Mr. Iger, Mr. Staggs, Mr. Braverman and Mr. Mayer provide for a base salary as follows:

•	Mr. Iger’s employment agreement provides for Mr. Iger to receive an annual salary of at least $2,000,000.

•

Mr. Staggs’s employment agreement provides for an annual salary of $1,250,000 from April 1, 2008 through March 31, 2009, $1,325,000 through March 31, 2010, $1,400,000 through March 31, 2011, $1,450,000 through March 31, 2012 and $1,500,000 through March 31, 2013. His prior employment agreement provided for a salary of $1,125,000 from January 1, 2007 through March 31, 2008.

•

Mr. Braverman’s employment agreement provides for an annual salary of $1,100,000 for the first year of the agreement, effective October 1, 2008, and provides for the Company to set an annual salary for subsequent years in its sole discretion as long as the amount is at least $1,100,000. Mr. Braverman’s prior employment agreement provided for a minimum salary of $750,000, with annual increases, if any, to be at the discretion of the Company. In June 2008, the Committee made its annual salary determination for fiscal 2008 and, based on the recommendation of Mr. Iger, approved an increase in Mr. Braverman’s annual salary under the prior agreement from $1,000,000 to $1,050,000 effective February 1, 2008.

•

Mr. Mayer’s employment agreement provides for an annual salary of $700,000 for the first year of the agreement, effective October 1, 2008, and provides for the Company to set an annual salary of no less than that amount for subsequent years in its sole discretion. Prior to that time, the Company did not have an employment agreement with Mr. Mayer. In June 2008, the Committee made its annual salary determination for fiscal 2008 and, based on the recommendation of Mr. Iger, approved an increase in Mr. Mayer’s annual salary from $620,000 to $675,000 effective April 6, 2008.

•

Ms. McCarthy does not have an employment agreement, and her salary is adjusted each year at the discretion of the Company. In June 2008, the Committee, based on the recommendation of Mr. Iger, approved an increase in Ms. McCarthy’s salary from $550,000 to $577,500 effective April 6, 2008.

In making each of the changes in salary described above, the Committee reviewed changes in job responsibility, historical salary levels, performance and contribution made to the Company, the impact on total compensation, competitive conditions and the relationship of compensation to that of other Company officers and determined that the compensation awarded was appropriate to reward performance, ensure retention and maintain appropriate compensation differentials among officers of the Company.

Annual Bonus Incentives for Named Executive Officers

The Committee approved the following target bonuses for the named executive officers for fiscal 2008:

Named Executive Officer	Target Bonus
Robert A. Iger	$10,000,000
Thomas O. Staggs	200% of year end salary
Alan N. Braverman	175% of year end salary
Kevin A. Mayer	100% of year end salary
Christine M. McCarthy	100% of year end salary

For Mr. Braverman, Mr. Mayer and Ms. McCarthy, these targets were established at the beginning of the fiscal year. For Mr. Iger and Mr. Staggs, the targets

The Walt Disney Company Notice of 2009 Annual Meeting and Proxy Statement

were established by the employment agreements each entered into with the Company in January 2008. Employment agreements for Mr. Braverman and Mr. Mayer entered into after the completion of the fiscal year set minimum target bonus amounts for fiscal years following fiscal 2008 at 200% of year-end salary in the case of Mr. Braverman and 125% of year-end salary in the case of Mr. Mayer. The minimum target bonuses in the employment agreements were based on the factors described above with respect to the employment agreements, and the amounts set for fiscal 2008 for Mr. Braverman and Mr. Mayer were based on Mr. Iger’s recommendation and the Committee’s evaluation of their performance and contribution to the Company.

The actual amount of the bonuses paid, if any, are determined by the Committee based on the performance of the Company and the executive pursuant to the Management Incentive Bonus Program. Accordingly, each executive may receive a bonus that is greater or less than the stated target value (and which could be zero), depending on whether, and to what extent, the applicable performance and other conditions are satisfied and on the Committee’s evaluation of the executive’s performance.

At the beginning of the fiscal year, the Committee also selected four financial performance measures to be used in making the preliminary bonus determination with respect to the 70% of the target bonus based on financial performance measures. The Committee selected the four measures, performance ranges and weightings shown in the table below. The Committee determined that these four measures should enhance the development of long-term shareholder value and that it was therefore appropriate to tie incentive compensation to these measures. The performance measures were the same as used in fiscal 2007, except that return on invested capital was chosen to replace earnings net of capital charge because the Committee determined that this was a more clearly understood measure of earnings on capital employed. The Committee weighted the four performance measures based on its evaluation of their relative importance. They selected the ranges based on recommendations of the chief executive officer and after reviewing the Company’s annual operating plan for fiscal 2008 and its long-term strategic plan. The Committee determined that performance below the threshold level of each range represented performance at a level that, in light of planned business operations and expected conditions for the year including expectations of growth, represented marginal performance and that the maximum of each range represented exceptional performance in light of these conditions and expectations.

At the beginning of the fiscal year, the Committee also approved other Company-wide performance factors to be used in making the preliminary bonus determination with respect to 30% of the target bonus for each of the named executive officers. The Committee approved the following factors based on the recommendation of Mr. Iger and the strategic objectives of the Company:

•	Foster quality, creativity and innovation to differentiate our content, products and experiences

•	Invest for growth in our brands, business and new media across global markets

•	Invest in our people including an emphasis on diversity, leadership and succession planning

•	Manage efficiency across all areas of spending

The Walt Disney Company Notice of 2009 Annual Meeting and Proxy Statement

The bonuses awarded to the named executive officers were determined as follows:

•

Performance for the fiscal year on the four financial performance measures was compared to the performance range for each of the measures established by the Committee at the beginning of the fiscal year. A performance factor was calculated for each of the four financial performance measures, with the performance factor equal to zero if the bottom of the performance range was not achieved and the factor increasing from 35% to 200% from the bottom of the performance range to the top of performance range for Mr. Iger, Mr. Staggs and Mr. Braverman and from 35% to 150% for Mr. Mayer and Ms. McCarthy. The resulting performance factor for each financial performance measure was multiplied by the weight shown below to arrive at a weighted multiple, and the four weighted multiples were added to arrive at an aggregate financial performance multiple, as shown below.

Performance Measure	Performance Range	Adjusted Actual Fiscal Year 2008 Performance	Resulting Performance Factor		Weight	Weighted Multiple
	(dollars in millions except per share amounts)		Iger, Staggs and Braverman	Mayer and McCarthy		Iger, Staggs and Braverman	Mayer and McCarthy
Operating income	$6,190-$9,285	$8,495	123%	112%	.250	30.8%	27.9%
Return on invested capital*	8.0%-11.5%	10.6%	118%	109%	.250	29.4%	27.2%
After-tax free cash flow**	$1,833-$4,666	$3,801	135%	118%	.214	29.0%	25.2%
Earnings per share	$1.50-2.52	$2.31	145%	122%	.286	41.4%	35.0%
Aggregate Financial Performance Goal Multiple:						130.6%	115.3%

*	“Return on invested capital” is aggregate segment operating income plus corporate and unallocated shared expenses after tax, divided by average net assets (including gross goodwill) invested in operations.
**	“After-tax free cash flow” is after tax operating cash flow on an equity basis (i.e., including Euro Disney and Hong Kong Disneyland on a basis that reflects our actual ownership percentage rather than on a consolidated basis) less cash used for capital expenditures.

   In determining actual performance for fiscal year 2008, the Committee excluded the impacts of the following items: gain recognized on the sale of Movies.com, gain recognized on the acquisition of North American Disney Stores, impairment of the value of the Company’s radio licenses, and a settlement default by Lehman Brothers. The Committee determined that these items were not related to the ongoing operation of the Company in a manner consistent with the way the performance ranges were set. Instead, these items were considered, as appropriate, in the evaluation of each officer’s performance against other performance objectives as described below. The amounts included in the table above reflect these adjustments.

•

The Committee then evaluated each officer’s performance against other performance objectives and arrived at a multiple for these other performance objectives. For Mr. Iger, the Committee used a multiple of 160% based on its evaluation of his performance. For the executive officers other than Mr. Iger, the Committee used a multiple of 160% for Mr. Staggs and Mr. Braverman, of 162.5% for Mr. Mayer and of 123% for Ms. McCarthy. This determination was based on the Committee’s concurrence with Mr. Iger’s assessment of the contribution of each officer to the achievement of the Company-wide performance factors over the past year and that the overall resulting bonuses were commensurate with the success of the Company and each officer’s contribution to it. With respect to performance by each executive officer, the Committee determined (in the case of Mr. Iger) and concurred with Mr. Iger’s conclusions (with respect to the other executive officers) that:

•

Mr. Iger continued his leadership and execution against a strategic plan that once again led to outstanding financial results for the year. Even in the face of steadily worsening national and global economic conditions, revenues increased to a record $37.8 billion, 7% above the previous year, and earnings per share excluding the impact of certain items described below increased

The Walt Disney Company Notice of 2009 Annual Meeting and Proxy Statement

by 18% from the previous year.[1] Through Mr. Iger’s leadership, the Company continued to enjoy significant creative success across all business segments, extended its embrace of technological innovation to connect with consumers, maintained and strengthened the development and expansion of the Company’s brands and franchises both nationally and internationally, and broadened the Company’s focus on a social responsibility agenda.

•

Mr. Staggs continued to excel in his core responsibility of chief financial officer, providing exceptional financial stewardship through a very turbulent and volatile market place with continued emphasis on cost and capital efficiency, while leading a wide range of critical functions including brand management, information technology, enhancing communications with shareholders, support of efforts to build and sustain brands and franchises and restructuring of the Corporate Social Responsibility and Environmental Affairs group.

•

Mr. Braverman continued to excel as general counsel while providing leadership with respect to the wide array of issues confronting the Company globally, improving the efficiency with which legal services, both internal and external, are provided to the Company, taking a leadership position on the protection of intellectual property interests in a digital age, and providing valued advice on wide ranging legal, labor relations and regulatory matters.

•	Mr. Mayer excelled in helping define and guide the Company’s strategic planning and business development practices, consistent with the overall strategic goals of the Company, including developing approaches to the evolving advertising market, collaborating on the development of technology-specific strategies, leading the analysis, due diligence and negotiation of key acquisitions and investments and leading the development of the emerging business acquisition initiative.

•

Ms. McCarthy led the corporate treasury and real estate functions in an exceptionally difficult environment, effectively addressing the challenges of that environment, including early and diligent focus on liquidity, access to funding sources and counterparty exposure that largely avoided disruptions arising from general market conditions; effective and timely capital raising activities in the difficult market; successful structuring of a new loan facility from the Company for Hong Kong Disneyland; improvements in service delivery and reputation in the Company’s real estate operations; and updating and improvement of development master plans for the Company’s Southern California facilities.

•

The Committee determined that total shareholder return for the Company over-performed the total shareholder return for S&P 500 companies over the period by 13.2 percentage points and adjusted bonus awards (other than Mr. Iger’s award) upwards by 17.5% in accordance with the terms of the program.

[1]	Fiscal 2008 earnings per share of $2.28 include an accounting gain related to the acquisition of the Disney Stores North America and a gain on the sale of movies.com (together $0.01 per diluted share), the favorable resolution of certain prior-year income tax matters ($0.03 per diluted share), and a bad debt charge for a receivable from Lehman Brothers ($0.03 per diluted share). These items collectively resulted in a net benefit of $0.01 per diluted share. Fiscal 2007 earnings per share of $2.25 include gains from the sales of E! Entertainment and Us Weekly ($0.31 per diluted share), the favorable resolution of certain prior-year income tax matters ($0.03 per diluted share), income from the discontinued operations of the ABC Radio Business ($0.01 per diluted share), and an equity-based compensation plan modification charge ($0.01 per diluted share). Collectively, these items resulted in a net benefit of $0.33 per share. Excluding these items, earnings per share increased 18% to $2.27 in 2008 from $1.92 in 2007.

The Walt Disney Company Notice of 2009 Annual Meeting and Proxy Statement

•	The Committee then calculated final fiscal year 2008 bonuses for the named executive officers as follows, rounding to the nearest $25,000 except in the case of Mr. Iger:

BONUS CALCULATION FOR FISCAL 2008

	Target Bonus	Company Performance Amount			Individual Performance Amount			Preliminary Bonus Amount	Relative TSR Adjustment	Calculated Bonus Amount (Rounded)
		70% of Target	Multiple	Subtotal	30% of Target	Multiple	Subtotal
Robert A. Iger	$10,000,000	$7,000,000	130.6%	$9,145,493	$3,000,000	160.0%	$4,800,000	$13,945,493	— (1)	$13,945,493
Thomas O. Staggs	2,500,000	1,750,000	130.6	2,286,373	750,000	160.0	1,200,000	3,486,373	17.55%	4,100,000
Alan N. Braverman	1,837,500	1,286,250	130.6	1,680,484	551,250	160.0	882,000	2,562,484	17.55%	3,000,000
Kevin A. Mayer	675,000	472,500	115.3	544,911	202,500	162.5	329,063	873,974	17.55%	1,025,000
Christine M. McCarthy	577,500	404,250	115.3	466,202	173,250	123.0	213,098	679,300	17.55%	800,000

1	At Mr. Iger’s request, the Committee did not increase his bonus to reflect the Company’s total shareholder return performance relative to the total shareholder return of the S&P 500. If this adjustment had been applied, his bonus would have increased by approximately $2,400,000, or 17.55%, as a result of the fact that the Company’s total shareholder return exceeded the total shareholder return of the S&P 500 by 13.2 percentage points.

Long-term Incentive Compensation

Employment agreements with Mr. Iger, Mr. Staggs, Mr. Braverman and Mr. Mayer provide that they are eligible to receive equity-based long-term incentive awards under the Company’s applicable plans and programs on substantially the same terms and conditions as generally apply to other senior executives of the Company. Mr. Iger’s new employment agreement provides that the fair value of each annual award made after fiscal 2008 will be not less than $9,000,000; Mr. Staggs’s new employment agreement provides that the fair value of each annual award made after fiscal 2008 will be not less than three times his year-end salary; and Mr. Braverman’s new employment agreement provides that the fair value of each annual award made after fiscal 2008 will be not less than two times his year-end salary. Mr. Mayer’s agreement does not specify a minimum fair value for his awards and no minimum fair value is established for Ms. McCarthy.

In January 2008, the Committee awarded long-term incentive compensation for fiscal 2008 to the named executive officers pursuant to the long-term incentive program described above resulting in the awards of stock options and restricted stock units identified in Fiscal 2008 Grants of Plan Based Awards table. As noted above, Mr. Iger, Mr. Staggs and Mr. Braverman also received awards of options or stock units in connection with the execution of their employment agreements.

In determining minimum award values in employment agreements and the annual grants of restricted stock units and options for each executive officer, the Committee considered the Company’s overall long-term incentive guidelines for all executives, which attempt to balance, in the context of the competitive market for executive talent, the benefits of incentive compensation tied to performance of the Company’s stock with the dilutive effect of equity compensation awards. The Committee also considered Mr. Iger’s recommendations, except in the case of Mr. Iger’s own agreement and award.

With respect to the long-term compensation awarded to Mr. Iger in January 2008, the Committee considered the same general factors applicable to other named executive officers, the provisions of his employment agreement in effect at the time (which required a grant with a fair value of at least $8 million), and Mr. Iger’s performance and accomplishments in fiscal 2007 and the overall level of compensation awarded to Mr. Iger for fiscal 2007 including salary and annual bonus. The Committee awarded him long-term incentive compensation with an estimated fair value at the time of the award of $10 million. The factors considered by the Committee in increasing the award above the minimum in his contract

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included: the amount of awards made to Mr. Iger in recent years; the nature and value of outstanding awards held by Mr. Iger; and Mr. Iger’s accomplishments during the prior year including the continued significant creative success of the Company across all business segments, the focus and enhancement of the brand, the continued innovation by the Company in the use of technology to both create new experiences for and to connect with consumers, and his continued leadership and execution against the Company’s strategic plan.

Deductibility of Compensation

Awards to executive officers under the Management Incentive Bonus Program and the long-term incentive program include a test for awards to executive officers specifically designed to ensure that the awards are fully deductible under Section 162(m). As required by Section 162(m), the criterion established must not be certain of being achieved at the time it is set. The regulations under Section 162(m) specifically indicate that a test based on profitability is not assured of being attained. Accordingly, our bonus program and equity award program both use a test based on adjusted net income, which means net income adjusted, as appropriate, to exclude the following items or variances: change in accounting principles; acquisitions; dispositions of a business; asset impairments; restructuring charges; extraordinary, unusual or infrequent items; and extraordinary litigation costs and insurance recoveries. For the one and two-year periods ending at the end of fiscal 2008, the adjusted net income targets were $3.0 billion and $4.6 billion respectively, and the Company achieved adjusted net income of $4.5 billion and $8.5 billion, respectively. In fiscal 2008, net income was adjusted to exclude the impact of an accounting gain related to the acquisition of the Disney Stores North America ($11 million), a gain on the sale of movies.com ($9 million) and a bad debt charge for a receivable from Lehman Brothers ($57 million). In fiscal 2007, net income was adjusted to exclude the impact of a gain on sale of E! Entertainment ($487 million), a gain on sale of Us Weekly ($170 million), income from the discontinued operations of the ABC Radio business ($13 million) and an equity-based compensation plan modification charge ($30 million).

Mix of Compensation Elements

As discussed above, the Company weights compensation for the named executive officers more toward variable, performance-based compensation elements than for less senior employees. About 87.4% of 2008 total compensation for named executive officers was performance-based and therefore at-risk. Based on the Summary Compensation Table, 2008 compensation for the named executive officers was allocated as follows (excluding the change in pension value):

Mix of Total Compensation
Base Salary	10.7%
Short-term Incentives	45.0%
Long-term Incentives	42.4%
Benefits	1.9%

The Walt Disney Company Notice of 2009 Annual Meeting and Proxy Statement

Compensation Tables

The following table provides information concerning total compensation earned or paid to the chief executive officer, the chief financial officer and the three other most highly compensated executive officers of the Company for services rendered in fiscal 2007 and fiscal 2008. These five officers are referred to as the named executive officers in this proxy statement. Information regarding the amounts in each column follows the table.

SUMMARY COMPENSATION TABLE
Name and Principal Position	Year	Salary	Stock Awards		Option Awards		Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
Robert A. Iger	2008	$2,000,000	$7,766,676		$5,975,332	(1)	$13,945,493	$156,761	$773,090	$30,617,352
President and Chief Executive Officer	2007	2,000,000	7,931,660		2,243,180		13,670,686	1,108,498	745,177	27,699,201
Thomas O. Staggs	2008	1,187,019	2,834,839	(2)	953,581		4,100,000	47,617	78,097	9,201,153
Senior Executive Vice President and Chief Financial Officer	2007	1,106,250	2,196,727		1,004,354		4,450,000	223,362	68,021	9,048,714
Alan N. Braverman	2008	1,032,885	1,603,625		720,599		3,000,000	277,071	67,649	6,701,829
Senior Executive Vice President, General Counsel and Secretary	2007	1,000,000	2,083,860		985,364		3,450,000	290,593	48,106	7,857,923
Kevin A. Mayer	2008	646,442	495,937		447,396		1,025,000	52,824	18,956	2,686,554
Executive Vice President, Corporate Strategy, Business Development and Technology	2007	610,000	368,520		355,816		1,200,000	82,725	16,618	2,633,679
Christine M. McCarthy	2008	563,221	459,451		260,357		800,000	56,238	26,119	2,165,386
Executive Vice President, Corporate Finance and Real Estate, and Treasurer	2007	530,000	438,602		277,406		875,000	87,141	18,682	2,226,831

[1]

The amount recorded for fiscal 2008 includes $3,281,055 relating to an award of options to purchase 3,000,000 shares at an exercise price of $29.51 per share and scheduled to vest through 2013 awarded to Mr. Iger as an inducement to enter into an extended employment agreement.

[2]

The amount recorded for fiscal 2008 includes $942,544 relating to an award of 250,000 restricted stock units scheduled to vest in 2013 awarded to Mr. Staggs as an inducement to enter into a new employment agreement.

Salary.    This column sets forth salary earned during each fiscal year, none of which was deferred.

Stock Awards.    This column sets forth the dollar amount recognized for financial statement reporting purposes for compensation expense incurred by the Company in each fiscal year with respect to:

•	restricted stock units awarded as part of the Company’s long-term incentive compensation program, and

•	restricted stock units awarded as compensate related to the dilutive effect of the ABC Radio spin-off.

This column does not include accounting charges related to restricted stock units that the Compensation Committee has elected to award in lieu of cash for a portion of the annual bonus awarded the executive officer under the Company’s Management Incentive Bonus Program. The full dollar amount of the bonus (including restricted stock units valued at the average of the high and low trading prices on the date of award) is included in the “Non-Equity Incentive Plan Compensation” column when awarded.

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The grant date fair value of restricted stock units awarded during fiscal 2008 is included in the Grants of Plan Based Awards table on page 35 and was determined using the methodology described on that page. The amount recognized for financial statement reporting purposes excludes a portion of the fair value of restricted stock units awarded during the fiscal year to reflect the fact that vesting of the restricted stock units occurs in future years and it includes amounts with respect to restricted stock units awarded in prior years to reflect the fact that vesting occurs in or after the fiscal year. The following table sets forth the amount included in the “Stock Awards” column for each fiscal year with respect to prior-year grants and grants in the fiscal year.

FISCAL 2007-2008 CHARGES FOR RESTRICTED STOCK UNIT AWARDS
		Amount Included in Table Attributable to
	Fiscal Year	Prior-Year Awards	Current Fiscal Year Awards
Robert A. Iger	2008	$6,540,212	$1,226,464
	2007	5,018,975	2,912,685
Thomas O. Staggs	2008	1,524,356	1,310,483	(1)
	2007	1,032,916	1,163,811
Alan N. Braverman	2008	1,358,333	245,293
	2007	1,388,083	695,777
Kevin A. Mayer	2008	367,158	128,779
	2007	163,020	205,500
Christine M. McCarthy	2008	349,069	110,382
	2007	229,331	206,769

[1]

The amount recorded for fiscal 2008 includes $942,544 relating to an award of 250,000 restricted stock units scheduled to vest in 2013 awarded to Mr. Staggs as an inducement to enter into a new employment agreement.

Option Awards.    This column sets forth the dollar amount recognized for financial statement reporting purposes for compensation expense incurred by the Company in each fiscal year with respect to options awarded to the named executive officers. The grant date fair value of options awarded during fiscal 2008 is included in the Grants of Plan Based Awards table on page 35 and was determined using the methodology described on that page. The amount recognized for financial statement report-

ing purposes excludes a portion of the fair value of options awarded in each fiscal year to reflect the fact that vesting of the options occurs in future years and it includes amounts with respect to options awarded in prior years to reflect the fact that vesting occurs in or after the fiscal year. The following table sets forth the amount included in the “Option Awards” column with respect to prior-year awards and the current year’s award.

FISCAL 2007-2008 CHARGES FOR OPTION AWARDS
		Amount Included in Table Attributable to
	Fiscal Year	Prior-Year Awards	Current Fiscal Year Awards
Robert A. Iger	2008	$2,078,826	$3,896,506	(1)
	2007	1,616,094	627,086
Thomas O. Staggs	2008	768,946	184,635
	2007	804,403	199,952
Alan N. Braverman	2008	597,508	123,091
	2007	832,651	152,714
Kevin A. Mayer	2008	382,773	64,623
	2007	282,500	73,316
Christine M. McCarthy	2008	204,966	55,391
	2007	217,649	59,758

[1]

The amount recorded for fiscal 2008 includes $3,281,055 relating to an award of options to purchase 3,000,000 shares at an exercise price of $29.51 per share and scheduled to vest through 2013 awarded to Mr. Iger as an inducement to enter into an extended employment agreement.

Non-Equity Incentive Plan Compensation.    This column sets forth the amount of compensation earned by the named executive officers under the Company’s Management Incentive Bonus Program with respect to fiscal 2008. A description of the Company’s annual bonus program is included in the discussion of “Annual Bonus Incentives for Named Executive Officers” in the “Determination of Compensation” section of the Compensation Discussion and Analysis, beginning on page 19.

Change in Pension Value and Nonqualified Deferred Compensation Earnings.    This column reflects the aggregate change in the actuarial present value of each named executive officer’s accumulated benefit under all defined benefit plans, including supplemental plans, during each fiscal year reported. None of the named executive officers had earnings on deferred

The Walt Disney Company Notice of 2009 Annual Meeting and Proxy Statement

compensation other than Mr. Iger, whose earnings on deferred compensation, which are disclosed below under “Deferred Compensation,” were not above market rates and therefore are not included in this column.

All Other Compensation.    This column sets forth:

•	the incremental cost to the Company of perquisites and other personal benefits;

•	the amount of Company contributions to employee savings plans; and

•	the dollar value of insurance premiums paid by the Company with respect to excess liability of the named executive officers.

In accordance with SEC interpretations of its rules, the table includes the incremental cost of some items that are provided to executives for business purposes but which may not be considered integrally related to the executive’s duties.

The following table identifies the incremental cost of each perquisite or personal benefit that exceeded the greater of $25,000 or 10% of the total amount of perquisites and personal benefits for a named executive officer in fiscal 2008.

FISCAL 2008 PERQUISITES AND PERSONAL BENEFITS
	Personal Air Travel	Security	Other	Total
Robert A. Iger	$107,897	$645,368	$14,400	$773,090
Thomas O. Staggs	44,801	—	27,948	72,749
Alan N. Braverman	33,831	—	28,393	62,224
Kevin A. Mayer	—	—	14,140	14,140
Christine M. McCarthy	—	—	21,246	21,246

The incremental cost of the items specified above was determined as follows:

•

Personal air travel:    the actual catering costs, landing and ramp fees, fuel costs and costs incurred by flight crew plus a per hour charge based on the average hourly maintenance costs for the aircraft during the year for flights that were purely personal in nature, and a pro rata portion of catering costs where personal guests accompanied executives on flights that were business in nature.

•	Security: actual costs incurred by the Company for providing security equipment and services.

The column labeled “Other” in the table above includes the incremental cost to the Company of the vehicle benefit and, for those named executive officers who elected to receive it, reimbursement of up to $450 for health club membership or exercise equipment, reimbursement of up to $1,500 for an annual physical exam and reimbursement of expenses for financial consulting. Executives also are entitled to the other benefits described in the Compensation Discussion and Analysis under “Benefits and Perquisites,” which either involved no incremental cost to the Company or are offered through programs that are available to substantially all of the Company’s salaried employees.

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Grants of Plan Based Awards

The following table provides information concerning the range of awards available to named executive officers under the Company’s management incentive bonus program for fiscal 2008 and information concerning option and restricted stock unit awards made to named executive officers during fiscal 2008. Additional information regarding the amounts in each column follows the table.

FISCAL 2008 GRANTS OF PLAN BASED AWARDS
	Grant Date	Committee Action Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards				All Other Option Awards: Number of Securities Underlying Options		Exercise or Base Price of Option Awards	Grant Date Closing Price of Shares Underlying Options	Grant Date Fair Value of Stock and Option Awards
			Threshold	Target	Maximum	Threshold	Target		Maximum
Robert A. Iger	1/09/08	1/09/08								421,053		$29.90	$30.16	$3,431,949
	1/30/08	1/30/08				100,000	200,000							5,904,000
	1/31/08	1/30/08								3,000,000	(1)	29.51	29.84	25,018,048
			$2,030,000	$7,250,000	$17,400,000
Thomas O. Staggs	1/09/08	1/09/08								126,316		29.90	30.16	1,029,586
	1/30/08	1/30/08				30,000	60,000							1,771,200
	1/30/08	1/30/08					250,000	(2)						7,380,000
			$630,000	$2,250,000	$5,400,000
Alan N. Braverman	1/09/08	1/09/08								84,211		29.90	30.16	686,393
	1/30/08	1/30/08				20,000	40,000							1,180,800
			$490,000	$1,750,000	$4,200,000
Kevin A. Mayer	1/09/08	1/09/08								44,211		29.90	30.16	360,358
	1/30/08	1/30/08				10,500	21,000							619,920
			$173,600	$620,000	$1,488,000
Christine M. McCarthy	1/09/08	1/09/08								37,895		29.90	30.16	308,877
	1/30/08	1/30/08				9,000	18,000							531,360
			$154,000	$550,000	$1,320,000

[1]	Options awarded at an exercise price of $29.51 per share and scheduled to vest through 2013 as an inducement to enter into an extended employment agreement.
[2]	Restricted stock units scheduled to vest in 2013 awarded as an inducement to enter into a new employment agreement.

Grant date.    The Compensation Committee awarded the annual grant of stock options for fiscal 2008 on January 9, 2008 and the annual grant of restricted stock units on January 30, 2008. Mr. Staggs received a grant of restricted stock units on January 30, 2008 in connection with the execution of his new employment agreement and Mr. Iger received a grant of options on January 31, 2008 in connection with the extension of his employment agreement. The Compensation Committee approved awards under the Management Incentive Bonus Program on January 14, 2009.

Estimated Future Payouts Under Non-equity Incentive Plan Awards.    As described in the Compensation Discussion and Analysis, the Compensation Committee sets target bonuses at the beginning of the fiscal year under the Company’s Management Incentive Bonus Program and the Amended and Restated 2002 Executive Performance Plan, and bonuses for named executive officers will, except in special circumstances such as unusual challenges or extraordinary successes, range from 35% to 200% of the target amount based on financial performance factors and other performance factors for the fiscal year, plus or minus 20% based on the adjustment for total shareholder return, but the bonus may be zero if performance factors (including the Section 162(m) test) fall below threshold amounts or less than the calculated amounts if the Committee otherwise decides to reduce the bonus. As discussed in the discussion of Fiscal 2008 Decisions in the Compensation Discussion and Analysis, the employment agreements of Mr. Iger and Mr. Staggs set a minimum target bonus (and new employment agreements for Mr. Braverman and Mr. Mayer set a minimum target bonus for fiscal years after fiscal 2008). This column shows the range of bonus amounts for each named executive officer from the threshold to the maximum based on the target set at the beginning of the fiscal year. The actual amounts awarded for fiscal 2008 are set forth in the Summary Compensation Table in the Non-Equity Incentive Plan Compensation column.

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Estimated Future Payouts Under Equity Incentive Plan Awards.    This column sets forth the number of restricted stock units awarded to the named executive officers during fiscal 2008 that are subject to performance tests as described below and/or to the test to assure eligibility for deduction under Section 162(m). These include:

•

units awarded to each of the named executive officers as part of the annual grant in January 2008, 50% of which are subject to the performance tests described in the Compensation Discussion and Analysis under the heading “Vesting of Restricted Stock Units” and all of which are subject to the test to assure eligibility under Section 162(m); and

•

units awarded to Mr. Staggs on January 30, 2008 in connection with the execution of his new employment agreement (which are time-vesting units but are subject to the test to assure eligibility under Section 162(m)).

This column does not include 100,000 units awarded to Mr. Braverman on October 3, 2008 in connection with the execution of his new employment agreement, as they were awarded after the end of the fiscal year.

Vesting dates for all restricted stock units held as of the end of fiscal year 2008 are described under “Outstanding Equity Awards,” below.

In each of the cases described above, if all applicable tests (including the Section 162(m) test) are met on the applicable vesting dates, the named executive officer will be entitled to the number of shares in the “target” column plus any units received as dividend equivalents prior to vesting. (When dividends are distributed to stockholders, dividend equivalents are credited in an amount equal to the dollar amount of dividends on the number of units held on the dividend record date divided by the fair market value of the Company’s shares of common stock on the dividend distribution date.) If the Section 162(m) test is met but none of the other tests are met, the executive would receive the threshold number of shares (which are subject to no additional performance tests) plus dividend equivalents on those shares. If the Section 162(m) test is not met on any vesting date, the executive would receive no shares on that vesting date.

All Other Option Awards: Number of Securities Underlying Options.    This column sets forth options awarded to the named executive officers as part of the annual grant in January 2008 and options awarded to Mr. Iger in connection with the extension of his employment agreement. Vesting dates for these options are described under “Outstanding Equity Awards,” below. The options expire seven years after the date of grant.

Exercise or Base Price of Option Awards; Grant Date Closing Price of Shares Underlying Options.    These columns set forth the exercise price for each option grant and the closing price of the Company’s common stock on the date of grant. The exercise price is equal to the average of the high and low trading price on the grant date, which may be higher or lower than the closing price on the grant date.

Grant Date Fair Value of Stock and Option Awards.    This column sets forth the grant date fair value of stock and option awards calculated in accordance with FAS 123R. The grant date fair value of all restricted stock unit awards is equal to the number of units awarded times the average of the high and low trading price of the Company’s common stock on the grant date subject to discounts for restricted stock units that have performance vesting conditions. The discounts are determined using a Monte Carlo simulation that determines the probability that the performance targets will be achieved. The grant-date fair values of options were calculated using the binomial model. The assumptions used in estimating the fair value of options are set forth in footnote 11 to the Company’s Audited Financial Statements for fiscal year 2008.

Outstanding Equity Awards

The following table provides information concerning unexercised options and unvested restricted stock unit awards held by the named executive officers of the Company as of September 27, 2008. Information regarding the amounts in the columns follows the table.

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OUTSTANDING EQUITY AWARDS AT END OF FISCAL 2008
		Option Awards					Stock Awards
										Equity Incentive Plan Awards
	Grant Date	Number of Securities Underlying Unexercised Options			Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested	Number of Unearned Units That Have Not Vested		Market Value of Unearned Units That Have Not Vested
		Exercisable	Unexercisable
Robert A. Iger	02/23/99	2,000,000	—		$35.19	02/23/09	—		—	—		—
	01/24/00	19,353	—		132.57	01/24/10	—		—	—		—
	11/27/01	1,750,000	—		21.05	11/27/11	—		—	—		—
	06/27/05	205,680	68,561	(A)	25.81	06/27/12	—		—	86,821	(B)	$2,843,373
	10/02/05	—	—		—	—	—		—	522,616	(C)	17,115,660
	01/09/06	205,500	205,500	(D)	24.87	01/09/13	10,513	(E)	$344,285	166,567	(F)	5,455,055
	01/10/07	94,444	283,334	(G)	34.27	01/10/14	—		—	191,644	(H)	6,276,325
	06/27/07	—	—		—	—	—		—	47,898	(I)	1,568,647
	01/09/08	—	421,053	(J)	29.90	01/09/15	—		—	—		—
	01/30/08	—	—		—	—	—		—	200,000	(K)	6,550,000
	01/31/08	—	3,000,000	(L)	29.51	01/31/15	—		—	—		—
Thomas O. Staggs	11/22/99	835,000	—		$26.81	11/22/09	—		—	—		—
	01/24/00	27,095	—		132.57	01/24/10	—		—	—		—
	01/28/02	600,000	—		22.20	01/28/12	—		—	—		—
	01/03/05	—	—		—	—	9,402	(M)	307,921	—		—
	06/27/05	94,025	31,342	(A)	25.81	06/27/12				39,690	(B)	1,299,835
	01/09/06	77,000	77,000	(D)	24.87	01/09/13	10,513	(E)	344,285	63,046	(F)	2,064,754
	1/10/07	30,000	90,000	(G)	34.27	01/10/14	23,627	(N)	773,800	60,875	(H)	1,993,656
	06/27/07	—	—		—	—	—		—	25,669	(I)	840,653
	01/09/08	—	126,316	(J)	29.90	01/09/15	—		—	—		—
	01/30/08	—	—		—	—	—		—	60,000	(K)	1,965,000
	01/30/08	—	—		—	—	—		—	250,000	(O)	8,187,500
Alan N. Braverman	01/24/00	120,000	—		$32.88	01/24/10	—		—	—		—
	02/05/01	120,000	—		30.23	02/05/11	—		—	—		—
	01/28/02	197,500	—		22.20	01/28/12	—		—	—		—
	01/24/03	84,000	—		17.14	01/24/13	—		—	—		—
	03/19/03	60,000	—		16.70	03/19/13	—		—	—		—
	01/22/04	150,000	—		24.64	01/22/14	—		—	—		—
	04/25/04	—	—		—	—	—		—	131,790	(P)	4,316,124
	01/03/05	45,000	15,000	(Q)	28.04	01/03/12	9,402	(M)	307,921	18,932	(R)	620,010
	01/09/06	43,500	43,500	(D)	24.87	01/09/13	7,359	(E)	241,003	35,804	(F)	1,172,577
	01/10/07	23,000	69,000	(G)	34.27	01/10/14	12,561	(N)	411,385	46,671	(H)	1,528,470
	06/27/07	—	—		—	—	—		—	10,624	(I)	347,948
	01/09/08	—	84,211	(J)	29.90	01/09/15	—		—	—		—
	01/30/08	—	—		—	—	—		—	40,000	(K)	1,310,000
Kevin A. Mayer	06/27/05	90,000	30,000	(A)	$25.81	06/27/12	—		—	—		—
	01/09/06	20,000	20,000	(D)	24.87	01/09/13	—		—	18,634	(F)	610,259
	01/10/07	11,000	33,000	(G)	34.27	01/10/14	—		—	22,321	(H)	731,007
	06/27/07	—	—		—	—	—		—	2,216	(I)	72,577
	01/09/08	—	44,211	(J)	29.90	01/09/15	—		—	—		—
	01/30/08	—	—		—	—	—		—	21,000	(K)	687,750
Christine M. McCarthy	01/24/00	65,000	—		$32.88	01/24/10	—		—	—		—
	01/24/00	1,452	—		132.57	01/24/10	—		—	—		—
	02/05/01	46,000	—		30.23	02/05/11	—		—	—		—
	01/28/02	60,000	—		22.20	01/28/12	—		—	—		—
	01/24/03	25,200	—		17.14	01/24/13	—		—	—		—
	01/22/04	30,000	—		24.64	01/22/14	—		—	—		—
	01/03/05	16,500	5,500	(Q)	28.04	01/03/12	6,611	(M)	216,518	—		—
	01/09/06	16,000	16,000	(D)	24.87	01/09/13	—		—	14,907	(F)	488,194
	01/10/07	9,000	27,000	(G)	34.27	01/10/14	—		—	18,262	(H)	598,097
	06/27/07	—	—		—	—	—		—	3,361	(I)	110,075
	01/09/08	—	37,895	(J)	29.90	01/09/15	—		—	—		—
	01/30/08	—	—		—	—	—		—	18,000	(K)	589,500

The Walt Disney Company Notice of 2009 Annual Meeting and Proxy Statement

Number of Securities Underlying Unexercised Options: Exercisable and Unexercisable.    These columns report, for each officer and for each grant made to the officer, the number of shares of common stock that can be acquired upon exercise of outstanding options. The vesting schedule for each grant with unexercisable options is shown under “Vesting Schedule,” below with options identified by the letter following the number of shares underlying options that are unexercisable. Vesting of options held by named executive officers may be accelerated in the circumstances described under “Payments and Rights on Termination,” below.

Number; Market Value of Shares or Units of Stock That Have Not Vested.    These columns report the number and market value, respectively, of shares underlying each grant of restricted stock units to each officer that is not subject to performance vesting conditions nor the test to assure eligibility of deduction pursuant to Section 162(m). The number of shares includes dividend equivalent units that have accrued for dividends payable through September 27, 2008. The market value is equal to the number of shares underlying the units times the closing market price of the Company’s common stock on Friday, September 26, 2008, the last trading day of the Company’s fiscal year. The vesting schedule for each grant is shown below, with grants identified by the letter following the number of shares underlying the grant. Vesting of restricted stock units held by named executive officers may be accelerated in the circumstances described under “Payments and Rights on Termination,” below.

Number; Market Value of Unearned Units That Have Not Vested.    These columns report the number and market value, respectively, of shares underlying each grant of restricted stock units to each officer that is subject to performance vesting conditions and/or the test to assure eligibility for deduction pursuant to Section 162(m). The number of shares includes dividend equivalent units that have accrued for dividends payable through September 27, 2008 and includes units awarded to compensate for the dilu-

tive effect of the Company’s spin-off of the ABC Radio business. The market value is equal to the number of shares underlying the units times the closing market price of the Company’s common stock on Friday, September 26, 2008, the last trading day of the Company’s fiscal year. The vesting schedule and performance tests and/or the test to assure eligibility under Section 162(m) are shown under “Vesting Schedule,” below.

Vesting Schedule.    The options reported above that are not yet exercisable and restricted stock units that have not yet vested are scheduled to become exercisable and vest as set forth below.

(A)	Options granted June 27, 2005: The remaining unexercisable options are scheduled to become exercisable on June 27, 2009.

(B)	Restricted stock units granted June 27, 2005 subject to performance tests: The remaining units are scheduled to vest on June 27, 2009, subject to determination following the completion of fiscal year 2009 that the test to assure eligibility under Section 162(m) was satisfied.

(C)

Restricted stock units granted October 2, 2005 subject to performance tests: This grant, which was awarded to Mr. Iger in connection with the commencement of his employment agreement, is subject to a total shareholder return test and the test to assure eligibility for deduction pursuant to Section 162(m). With respect to this grant, the Company’s total shareholder return from the grant date until the end of the applicable measurement period must meet or exceed the total shareholder return for the S&P 500 index for the same period. On December 2, 2008, 313,569 of these units vested upon the certification by the Compensation Committee on December 2, 2008 that the test to assure eligibility under Section 162(m) was satisfied with respect to these units. There are two remaining measurement periods: one ending on October 3, 2009 and one ending on October 2, 2010. This total shareholder return condition may be satisfied as of October 3, 2009 as to

The Walt Disney Company Notice of 2009 Annual Meeting and Proxy Statement

50% of the remaining units; and as to 100% of the remaining units (reduced by any such units that become vested as of October 3, 2009) as of October 2, 2010. These units are also subject to a test to determine whether they are eligible for deductibility consistent with Section 162(m). Any units that do not vest on a measurement date because an applicable performance test was not met may nonetheless vest as of a later measurement date if both tests are met on any subsequent measurement date.

(D)	Options granted January 9, 2006: One half of the options that were not exercisable on September 27, 2008 became exercisable on January 9, 2009. The remaining unexercisable options are scheduled to become exercisable on January 9, 2010.

(E)	Restricted stock units granted January 9, 2006 in lieu of a cash bonus and therefore not subject to further performance tests: the remaining units are scheduled to vest January 9, 2010.

(F)	Restricted stock units granted January 9, 2006 subject to performance tests: The remaining units are scheduled to vest January 9, 2010, subject to determination that the test to assure eligibility under Section 162(m) was satisfied, except that vesting of two-thirds of the units scheduled to vest on that date are also subject to satisfaction of the total shareholder return test described under “Compensation Discussion and Analysis — Determination of Compensation — Long-term Incentive Compensation — Vesting of Restricted Stock Units,” above.

(G)	Options granted January 10, 2007: One third of the options that were not exercisable on September 27, 2008 became exercisable on January 10, 2009. One half of the remaining unexercisable options are scheduled to become exercisable on each of January 10, 2010 and 2011.

(H)	Restricted stock units granted January 10, 2007 subject to performance tests: One half of the units that had not vested on September 27, 2008 vested on January 10, 2009 and the remaining units vest on January 10, 2011, subject to determination that the test to assure eligibility under Section 162(m) was satisfied, except that vesting of half of the units scheduled to vest on that date are also subject to satisfaction of the total shareholder return test described under “Compensation Discussion and Analysis — Determination of Compensation — Long-term Incentive Compensation — Vesting of Restricted Stock Units,” above.

(I)	Restricted stock units granted June 27, 2007 subject to performance tests: These units vested on the certification by the Compensation Committee on December 2, 2008 that the test to assure eligibility under Section 162(m) was satisfied with respect to these units.

(J)	Options granted January 9, 2008: One fourth of the options that were not exercisable on September 27, 2008 became exercisable on January 9, 2009. One third of the remaining unexercisable options are scheduled to become exercisable on each of January 9, 2010, 2011 and 2012.

(K)	Restricted stock units granted January 30, 2008 subject to performance tests: One half of the units are scheduled to vest on each of January 30, 2010 and 2012, in each case subject to determination that the test to assure eligibility under Section 162(m) was satisfied, except that vesting of half of the units scheduled to vest on each date is also subject to satisfaction of total shareholder return or earnings per share test described under “Compensation Discussion and Analysis — Determination of Compensation — Long-term Incentive Compensation — Vesting of Restricted Stock Units,” above.

(L)

Options granted January 31, 2008 in connection with the extension of Mr. Iger’s employment agreement: Options with respect to 500,000 shares become exercisable on each of January 31, 2009, 2010, 2011 and 2012, and options with respect to

The Walt Disney Company Notice of 2009 Annual Meeting and Proxy Statement

1,000,000 shares become exercisable on January 31, 2013.

(M)	Restricted stock units granted January 3, 2005 in lieu of a cash bonus and therefore not subject to further performance tests: These units vested January 3, 2009. Ms. McCarthy’s units were not subject to performance tests because she was not an executive officer at the time of the award.

(N)	Restricted stock units granted January 10, 2007 in lieu of a cash bonus and therefore not subject to further performance tests: One half of these units vested January 10, 2009. The remaining units are scheduled to vest on January 10, 2011.

(O)	Restricted stock units granted to Mr. Staggs January 30, 2008 in connection with the execution of a new employment agreement and subject to performance tests: All of the units are scheduled to vest on March 31, 2013, subject to determination that the test to assure eligibility under Section 162(m) is satisfied.

(P)	Restricted stock units granted April 25, 2004 subject to performance tests: All remaining units vested upon the certification by the Compensation Committee on December 2, 2008 that the test to assure eligibility under Section 162(m) was satisfied with respect to these units.

(Q)	Options granted January 3, 2005: All of the options that were unexercisable on September 27, 2008 became exercisable on January 3, 2009.

(R)	Restricted stock units granted January 3, 2005 subject to performance tests: All remaining units vested on January 3, 2009.

Option Exercises and Stock Unit Vesting During Fiscal 2008

The following table provides information concerning exercises of options and vesting of restricted stock units held by the named executive officers during fiscal 2008. Information regarding the amounts in the columns follows the table.

FISCAL 2008 OPTION EXERCISE AND STOCK VESTED
	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
Robert A. Iger	—	—	150,797	$4,624,383
Thomas O. Staggs	275,000	$2,114,020	79,841	2,415,896
Alan N. Braverman	—	—	39,574	1,131,399
Kevin A. Mayer	—	—	6,117	182,868
Christine M. McCarthy	—	—	9,019	259,290

The value realized on exercise of options is equal to the amount per share at which the executive sold shares acquired on exercise (all of which occurred on the date of exercise) minus the exercise price of the options times the number of shares acquired on exercise of the options. The value realized on vesting of stock awards is equal to the closing market price of the Company’s common stock on the date of vesting times the number of shares acquired upon vesting. The number of shares and value realized on vesting includes shares that were withheld at the time of vesting to satisfy tax withholding requirements.

The Walt Disney Company Notice of 2009 Annual Meeting and Proxy Statement

Equity Compensation Plans

The following table summarizes information, as of September 27, 2008, relating to equity compensation plans of the Company pursuant to which grants of options, restricted stock, restricted stock units or other rights to acquire shares may be granted from time to time.

EQUITY COMPENSATION PLANS
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights (b)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders(1)	200,032,189	(3)	$28.33	(4)	56,303,422	(5)
Equity compensation plans not approved by security holders	—		—		—
Total(2)	200,032,189	(3)	$28.33	(4)	56,303,422	(5)

[1]

These plans are the Company’s Amended and Restated 2005 Stock Incentive Plan, 1995 Stock Option Plan for Non-Employee Directors, Amended and Restated 1995 Stock Incentive Plans, Amended and Restated 1997 Non-Employee Directors Stock and Deferred Compensation Plan, The Walt Disney Company/Pixar 1995 Stock Plan, and The Walt Disney Company/Pixar 2004 Equity Incentive Plan (Disney/Pixar Plans were assumed by the Company in connection with the acquisition of Pixar).

[2]

Does not include 57,110 shares, at a weighted average exercise price of $175.17, granted under plans assumed in connection with acquisition transactions (other than the Disney/Pixar Plans) and under which no additional options may be granted.

[3]

Includes an aggregate of 28,716,473 restricted stock units and performance-based restricted stock units. Also includes options to purchase an aggregate of 30,787,633 shares, at a weighted average exercise price of $21.47, and 1,122,578 restricted stock units, in each case granted under plans assumed by the Company in connection with the acquisition of Pixar, which plans were approved by the shareholders of Pixar prior to the Company’s acquisition.

[4]	Weighted average exercise price of outstanding options; excludes restricted stock units and performance-based restricted stock units.
[5]

Includes 150,782 securities available for future issuance under plans assumed by the Company in connection with the acquisition of Pixar, which plans were approved by the shareholders of Pixar prior to the Company’s acquisition.

Pension Benefits

The Company maintains a tax-qualified, noncontributory retirement plan, called the Disney Salaried Retirement Plan, for salaried employees who have completed one year of service. Benefits are based on a percentage of total average monthly compensation plus a portion of average monthly compensation that exceeds $2,500 multiplied by years of credited service. Average monthly compensation is equal to base salary and excludes other compensation such as bonuses and equity compensation and is calculated based on the highest five consecutive years of compensation during the ten year period prior to termination or retirement, whichever is earlier. In addition, each participant receives a flat dollar amount derived from a table based solely on years and hours of service. Retirement benefits are non-forfeitable after five years of vesting service, or at age 65 after one year of serv-

ice. After five years of vesting service, actuarially reduced benefits are paid to participants who retire before age 65 but on or after age 55.

In calendar year 2008, the maximum compensation limit under a tax-qualified plan was $230,000, and the maximum annual benefit that may be accrued under a tax-qualified defined benefit plan was $185,000. To provide additional retirement benefits for key salaried employees, the Company maintains a supplemental nonqualified, unfunded plan, the Amended and Restated Key Plan, which provides retirement benefits in excess of the compensation limitations and maximum benefit accruals under tax-qualified plans. This plan recognizes deferred amounts of base salary for purposes of determining applicable retirement benefits, and benefits are otherwise calculated on the same basis as under the tax-qualified plan.

The Walt Disney Company Notice of 2009 Annual Meeting and Proxy Statement

Company employees (including two of the named executive officers) who transferred to the Company from ABC, Inc. after the Company’s acquisition of ABC are also entitled to benefits under the ABC, Inc. Retirement Plan. Benefits under that plan are based on a percentage of average compensation and years of credited service, less an actuarially determined Social Security offset, while a participant under the plan. Average compensation is based on the highest five consecutive years of compensation during the last ten-year period of active plan participation, and compensation includes salary and bonus, but excludes equity income (except to the extent that the annual bonus is paid as equity), fringe benefits and expense allowances. Like the Company’s Amended and Restated Key Plan, the Benefits Equalization Plan of ABC, Inc., is a non-qualified, non-funded plan that provides eligible participants retirement benefits in excess of the compensation limits and maximum benefit accruals that apply to tax-qualified plans. In addition, a term of the 1995 purchase agreement between ABC, Inc. and the Company provides that employees transferring employment to coverage under a Disney pension plan will receive an additional benefit under Disney plans equal to (a) the amount the employee would receive under the Disney pension plans if all of his or her ABC service were counted under the Disney pension less (b) the combined benefits he or she receives under the ABC plan (for service prior to the transfer) and the Disney plan (for service after the transfer).

Both Mr. Iger and Mr. Braverman transferred from ABC, and each receives a pension benefit to bring his total benefit up to the amount he would have received if all his years of service had been credited under the Disney plans. (The effect of these benefits is reflected in the present value of benefits under the Disney plans in the table below).

Both Mr. Iger and Mr. Braverman are currently eligible for early retirement. The early retirement reduction for the Disney Salaried Retirement Plan and the Restated and Amended Key Plan is 50% at age 55, decreasing to 0% at age 65. The early retirement reduction for the ABC, Inc., Retirement Plan, and the Benefit Equalization Plan of ABC, Inc. is 28% at age 55, decreasing to 0% at age 62 (the Social Security offset reduction at age 55 is 42%, decreasing to 0% at age 62).

The Walt Disney Company Notice of 2009 Annual Meeting and Proxy Statement

The following table sets forth the present value to each of the named executive officers of the pension benefits to which they are entitled under each of the plans described above. The present values assume each officer retires at age 65 for purposes of the Disney Salaried Retirement Plan and the Amended and Restated Key Plan and age 62 for purposes of the ABC, Inc. Retirement Plan, and the Benefit Equalization Plan of ABC, Inc. Age 65 is the normal retirement age under each of the plans and is also the age at which unreduced benefits are payable under the Disney plans; the earliest age at which unreduced benefits are payable under the ABC plans is age 62. The values also assume straight life-annuity payment for an unmarried participant. Participants may elect other actuarially reduced forms of payment, such as joint and survivor benefits and payment of benefits for a period certain irrespective of the death of the participant.

FISCAL YEAR END 2008 PENSION BENEFITS
Name	Plan Name	Number of Years of Credited Service at Fiscal Year End	Present Value of Accumulated Benefit at Fiscal Year End	Payments During Last Fiscal Year
Robert A. Iger	Disney Salaried Retirement Plan	9	$346,641	—
	Disney Amended and Restated Key Plan	9	2,466,529	—
	ABC, Inc. Retirement Plan	26	584,254	—
	Benefit and Equalization Plan of ABC, Inc.	26	4,612,685	—

	Total		8,010,109	—
Thomas O. Staggs	Disney Salaried Retirement Plan	19	276,876	—
	Disney Amended and Restated Key Plan	19	958,545	—

	Total		1,235,421	—
Alan N. Braverman	Disney Salaried Retirement Plan	6	361,237	—
	Disney Amended and Restated Key Plan	6	545,932	—
	ABC, Inc. Retirement Plan	10	212,246	—
	Benefit and Equalization Plan of ABC, Inc.	10	1,183,323	—

	Total		2,302,738	—
Kevin A. Mayer	Disney Salaried Retirement Plan	11	144,766	—
	Disney Amended and Restated Key Plan	11	156,636	—

	Total		301,402	—
Christine M. McCarthy	Disney Salaried Retirement Plan	9	196,789	—
	Disney Amended and Restated Key Plan	9	207,849	—

	Total		404,638	—

The present values were calculated using the assumptions set forth in footnote 9 to the Company’s Audited Financial Statements for fiscal year 2008 and using 2008 Financial Accounting Standards factors based on RP2000 white collar combined mortality table projected 10 years for males and females at 7.00% interest. The lump sum present values shown in the table are not available as forms of payment under the plans.

Deferred Compensation

The Company does not now defer current compensation of any named executive officer, but from 2000 to 2005, $500,000 per year of Mr. Iger’s annual salary was deferred. Mr. Iger’s employment agreement provides that the deferred compensation will be paid, together with interest at the applicable federal rate for mid-term treasuries, reset annually, no later than 30 days after Mr. Iger is no longer subject to the provisions of Section 162(m) of the Internal Revenue Code (or at such later date as is necessary to avoid the imposition of an additional tax on Mr. Iger under Section 409A of the Internal Revenue Code). The interest rate is adjusted annually in March and the weighted average interest rate for fiscal 2008 was 3.76%.

The Walt Disney Company Notice of 2009 Annual Meeting and Proxy Statement

The following table sets forth the earnings on the deferred amount in fiscal 2008 and the aggregate balance including accumulated earnings as of September 27, 2008. There were no additions during the fiscal year to the deferred amount by either the Company or Mr. Iger other than these earnings and no withdrawals during the fiscal year. Because the earnings during this year and previous years were not above market or preferential, these amounts are not included in the Summary Compensation Table.

FISCAL 2008 NONQUALIFIED DEFERRED COMPENSATION
Aggregate Earnings in Last Fiscal Year	Aggregate Balance at Last Fiscal Year End
$ 128,917	$3,559,846

Payments and Rights on Termination

Our named executive officers may receive compensation in connection with the termination of their employment. This compensation is payable pursuant to (a) the terms of compensation plans applicable by their terms to all participating employees and (b) the terms of employment agreements of Mr. Iger, Mr. Staggs, Mr. Braverman and Mr. Mayer. The availability, nature and amount of this compensation differ depending on whether employment terminates because of:

•	death or disability;

•	the Company’s termination of the executive pursuant to the Company’s termination right or the executive’s decision to terminate because of action the Company takes or fails to take;

•	the Company’s termination of the employee for cause; or

•	expiration of an employment agreement, retirement or other voluntary termination.

The compensation that each of our named executive officers may receive under each of these termination circumstances is described below, including quantification of the amount each executive would have become entitled to assuming a termination at the end of fiscal 2008 under the circumstances described. Compensation for Mr. Braverman and Mr. Mayer is based on employment agreements entered into shortly after the end of the fiscal year but in effect on the date of this proxy statement.

Any actual compensation received by our named executive officers in the circumstances described below may be different than we describe because many factors affect the amount of any compensation received. These factors include: the date of the executive’s termination of employment; the executive’s base salary at the time of termination; the Company’s stock price at the time of termination; and the executive’s age and service with the Company at the time of termination. In addition, although the Company has entered into individual agreements with each of our named executive officers other than Ms. McCarthy, in connection with a particular termination of employment the Company and the named executive officer may mutually agree on severance terms that vary from those provided in pre-existing agreements.

In each of the circumstances described below, our executive officers are entitled to earned, unpaid salary and unconditionally vested accrued benefits pursuant to policies applicable to all employees. In Mr. Iger’s case, this includes the deferred salary and interest earned on it as described under “Deferred Compensation,” above. This earned compensation is not described or quantified below because the amount of compensation to which the officer is entitled does not change because of the termination, but we do describe and quantify benefits that continue beyond the date of termination that are in addition to those provided for in the applicable benefit plans. The executive’s accrued benefits include the pension benefits described under “Pension Benefits,” above, which become payable to all participants who have reached retirement age. Because they have reached retirement age under the plans, Mr. Iger and Mr. Braverman each would have been entitled to these early retirement benefits if their employment had terminated at the end of fiscal year 2008. Except to the

The Walt Disney Company Notice of 2009 Annual Meeting and Proxy Statement

extent that pension benefits are different from those described under “Pension Benefits” above because of the circumstances of termination, the nature and amount of pension benefits are not described or quantified below.

Death and Disability

The employment agreements of Mr. Iger, Mr. Staggs, Mr. Braverman and Mr. Mayer each provide that if he dies or his employment terminates because of disability during the term of the agreement, he (or his estate) will receive a bonus for any fiscal year that had been completed at the time of his death or termination of employment due to disability but for which the bonus had not yet been paid. The amount of the bonus will be determined by the Compensation Committee using the same criteria used for determining a bonus as if the executive remained employed.

In addition, Mr. Iger, Mr. Staggs and Mr. Braverman are eligible for participation in the Company’s Family Income Assurance Plan, which provides that, in the event of the death of a participating key executive while employed by the Company, the eligible spouse, same sex domestic partner or dependent child is entitled to receive an amount equal to 100% of the executive’s salary in effect at the date of death for the first year after such date of death, 75% thereof during the second year, and 50% thereof during the third year.

Ms. McCarthy, who does not have an employment agreement, is entitled to disability compensation under disability benefit plans and death benefits under life insurance plans offered by the Company to all full-time employees to the extent she elects to pay the premiums for participation, but she is not otherwise entitled to compensation in the event of death or disability beyond compensation and benefits accrued at the time of her death or termination of employment and rights under equity compensation plans described below.

In addition to the compensation and rights in the employment agreements described above, pursuant to the terms of the Amended and Restated 1995 Stock Incentive Plan and the Amended and Restated 2005 Stock Incentive Plan (which we refer to as the 1995 and 2005 Plans, respectively), all options awarded to a participant (including the named executive officers) become exercisable upon the death of the participant and remain exercisable for 18 months, and all restricted stock units awarded to the participant under the plans will, to the extent the units had not previously been forfeited, vest and become payable upon the death or disability of the participant. Upon termination due to disability, the exercisability of options will not accelerate but the participant will have one year following termination (or 18 months in the case of participants who are eligible for immediate retirement benefits) rather than three months following termination to exercise options that were at the time of termination, or within three months would become, exercisable.

In addition, Mr. Iger’s employment agreement provides that, upon his death, the restricted stock units (plus any dividend equivalent units that had accrued with respect to those units) awarded to Mr. Iger in connection with the signing of his 2005 employment agreement that have not previously vested will immediately vest. The agreement provides that upon Mr. Iger’s termination due to disability, these units will be distributed on the dates they would have vested in the absence of such termination, but without regard to whether the performance tests were satisfied as of those dates.

Some of the pension plans applicable to the named executive officers continue to credit service under the plan until age 65 to a participant whose employment is terminated due to disability if the participant has at least ten years of service and he or she terminates employment between age 55 and 65. At the end of fiscal 2008, Mr. Iger and Mr. Braverman qualified for crediting under these plans. The actuarial present value of this crediting is included in the table below.

The Walt Disney Company Notice of 2009 Annual Meeting and Proxy Statement

The following table provides the value of benefits each of our executive officers would have received under compensation plans and their employment agreements or compensation arrangements in effect on the date of this proxy statement (that is, assuming Mr. Braverman and Mr. Mayer’s new employment agreements were then in effect) if their employment had terminated at the close of business on the last day of fiscal 2008 as a result of death or disability. The value of option acceleration is equal to the difference between the $32.75 market price of shares of the Company’s common stock on September 26, 2008 (the last trading day in fiscal 2008) and the weighted average exercise price of options with an exercise price less than the market price times the number of such options that would accelerate as a result of termination. The value of restricted stock unit acceleration is equal to the $32.75 market price of shares of the Company’s common stock on September 26, 2008 and the number of units that would accelerate as a result of (or, in the case of Mr. Iger’s disability, continue to vest despite) termination.

DEATH AND DISABILITY
	Cash Payment		Option Acceleration (only upon death)	Restricted Stock Unit Acceleration	Pension Benefits (only upon disability)
Robert A. Iger	$18,500,000	(1)	$13,018,630	$29,883,995	$1,580,116
Thomas O. Staggs	6,912,500	(1)	1,184,816	17,777,453	—
Alan N. Braverman	5,475,000	(1)	653,724	5,939,245	979,440
Kevin A. Mayer	1,025,000	(1)	492,051	2,101,568	—
Christine M. McCarthy	—		260,093	2,002,368	—

[1]

This amount is equal to the bonus awarded to the executives with respect to fiscal 2008 and set forth in the Summary Compensation Table under the column labeled “Non-Equity Incentive Plan Compensation” plus, in the cases of Mr. Iger, Mr. Staggs and Mr. Braverman, amounts payable under the Family Income Assurance Plan.

Termination Pursuant to Company Termination Right or by Executive for Good Reason

The employment agreements of Mr. Iger, Mr. Staggs, Mr. Braverman and Mr. Mayer each provide that if his employment is terminated by the Company pursuant to the Company’s termination right (as described below) or by the named executive officer with good reason (as described below), he will receive, in addition to salary and benefits through the date his employment is terminated, a bonus for any fiscal year that had been completed at the time of his termination of employment but for which the bonus had not yet been paid. The amount of the bonus will be determined by the Compensation Committee using the same criteria used for determining a bonus if the executive remained employed.

In addition, the employment agreements of Mr. Iger, Mr. Staggs, Mr. Braverman and Mr. Mayer each provide that the named executive officer will receive the following compensation and rights conditioned on his executing a mutual release of liability and agreeing to provide the Company with certain consulting services for a period of six months after his termination (or, if less, for the remaining term of his employment agreement) pursuant to a form of consulting agreement attached to the employment agreement.

•

A lump sum payment to be made six months and one day after termination equal to the base salary the named executive officer would have earned had he remained employed during the term of his consulting agreement.

•

If the consulting agreement was not terminated as a result of the named executive officer’s material breach of the consulting agreement, a further lump sum payment to be made six months and one day after termination of his employment equal to the base salary the named executive officer would have earned had he remained employed after the termination of his consulting agreement and until the original scheduled expiration date of his employment agreement.

The Walt Disney Company Notice of 2009 Annual Meeting and Proxy Statement

•	A bonus for the year in which he is terminated equal to a pro-rata amount of a target bonus amount determined in accordance with his employment agreement.

•

All options that had vested as of the termination date or were scheduled to vest prior to the original scheduled expiration date of his employment agreement (or within three months thereafter) will remain or become exercisable as though the named executive officer were employed until the original scheduled expiration date of his employment agreement and will remain exercisable until the earlier of (a) the scheduled expiration date of the options and (b) 3 months (or in the case of Mr. Iger and Mr. Braverman, 18 months, as provided in the Company’s equity compensation plans) after the original scheduled expiration date of his employment agreement. In addition, all options issued to Mr. Iger prior to 2005 (all of which are currently exercisable) will remain exercisable for the period specified in the applicable option agreements.

•

All restricted stock units that were scheduled to vest prior to the original scheduled expiration date of his employment agreement will (subject to satisfaction of applicable performance conditions) vest as though the named executive officer were employed until the original scheduled expiration date of his employment agreement, except that any test to assure deductibility of compensation under Section 162(m) will be waived for any units scheduled to vest after the fiscal year in which the termination of employment occurs unless application of the test is necessary to preserve deductibility.

•

If any of the foregoing compensation or rights would be subject to excise tax as an “excess parachute payment” under federal income tax rules, the Company has agreed to pay Mr. Iger, Mr. Staggs and Mr. Braverman an additional amount to compensate for their incremental tax costs up to a maximum of $4 million in the case of Mr. Staggs and $2 million in the case of Mr. Braverman. This obligation to provide additional compensation will not apply if the aggregate amounts payable to the named executive officer that are treated as “parachute payments” for purposes of the applicable federal tax provisions would not exceed the maximum amount that can be paid to the named executive officer without incurring such excise tax by at least 10%, in which case the named executive officer’s compensation would be reduced to the maximum amount that would not result in the named executive officer incurring the excise tax.

Under the employment agreements, the Company has the right to terminate the named executive officer’s employment subject to the foregoing compensation in its sole, absolute and unfettered discretion for any reason or no reason whatsoever. A termination for cause does not constitute an exercise of this right and would be subject to the compensation provisions described below under “Termination for Cause.”

Termination by the executive for good reason means a termination by the named executive officer following notice given to the Company within three months of his having actual notice of the occurrence of any of the following events (except that the Company will have 30 days after receipt of the notice to cure the conduct specified in the notice): (i) a reduction in the named executive officer’s base salary, annual target bonus opportunity or (where applicable) annual target long-term incentive award opportunity; (ii) the removal of the officer from his position (including in the case of Mr. Iger, the failure to elect or reelect him as a member of the Board or his removal from the position of president other than in connection with the appointment of another person who is acceptable to him to serve as president); (iii) a material reduction in his duties and responsibilities (other than, in the case of Mr. Iger, in connection with the appointment of another person to serve as president); (iv) the assignment to him of duties that are materially inconsistent with his position or duties or that materially impair his ability to function in his office; (v) relocation of his principal office to a location that is more than 50 miles outside of the greater Los Angeles area and, in the case of Mr. Iger, that is also more than 50

The Walt Disney Company Notice of 2009 Annual Meeting and Proxy Statement

miles from Manhattan; or (vi) a material breach of any material provision of the agreement by the Company. Termination for good reason also includes any occurrence after a change in control (as defined in the 1995 and 2005 Plans) that would constitute a triggering event. The 1995 and 2005 Plans each provide that if, within 12 months following a change in control as defined in the plans, a “triggering event” occurs, any outstanding stock options, restricted stock units, performance-based restricted stock units or other plan awards will generally become fully vested and, in certain cases, paid to the plan participant. A triggering event is defined to include: (a) a termination of employment by the Company other than for death, disability or “cause;” or (b) a termination of employment by the participant following a reduction in position, pay or other “constructive termination.” Under the plans, cause has the meaning in the executive’s employment agreement, if applicable, as defined below under “Termination for Cause” or, if there is no employment agreement or the executive would have greater rights under the following definition, cause means conviction for or pleading to a felony under state or Federal law, willful gross misconduct or material breach of an agreement with the Company with respect to confidentiality, noncompetition, nonsolicitation or a similar restrictive covenant. Under the terms of the plans, payments under awards that become subject to the excess parachute tax rules may be reduced under certain circumstances.

The employment agreements of Mr. Iger, Mr. Staggs, Mr. Braverman and Mr. Mayer provide that they are not required to seek other employment to obtain compensation to offset the amounts payable by the Company as described above and compensation resulting from subsequent employment will not be offset against amounts described above.

Ms. McCarthy is entitled to compensation under the Company’s severance pay plan, which provides for compensation if employment is terminated as a result of involuntary termination. Involuntary termination excludes termination because of: an act or omission of the employee result-

ing or intended to result in personal gain at the expense of the Company; unsatisfactory performance; improper disclosure of proprietary or confidential information of the Company; misconduct; and receipt of an offer of alternative employment from a successor to or affiliate of the Company or made at the request of the Company. Under the severance pay plan, Ms. McCarthy is entitled to a payment equal to four weeks of her salary plus two weeks for each year of service (up to a maximum of 52 weeks), for a total that is currently equal to 20 weeks of her salary. Except as provided in the 1995 and 2005 Plans in the case of a triggering event following a change in control as described above, Ms. McCarthy is not entitled to any acceleration of her options or restricted stock units in the case of a termination by the Company pursuant to its termination right or by the executive for good reason.

Restricted stock units that were awarded in lieu of cash as a portion of a bonus award vest upon termination for any reason other than a termination for cause as defined in an executive’s employment agreement.

The following table provides the value of benefits each of our executive officers would have received if their employment had been terminated at the end of fiscal 2008 by the Company pursuant to its termination right or by the executive with good reason.

The value of option acceleration is equal to the difference between the $32.75 market price of shares of the Company’s common stock on September 26, 2008 and the weighted average exercise price of options with an exercise price less than the market price times the number of options that would accelerate as a result of termination, although, as described above, options do not become immediately exercisable absent a change in control, but continue to vest according to their vesting schedule notwithstanding the termination. The actual value of the options realized by an executive when they become exercisable may therefore be more or less than that shown below depending on movements in the stock price pending actual vesting of the

The Walt Disney Company Notice of 2009 Annual Meeting and Proxy Statement

options. The value of restricted stock unit acceleration is equal to the $32.75 market price of shares of the Company’s common stock on September 26, 2008 times the number of units that would accelerate as a result of termination, although, as described above, restricted stock units do not immediately vest absent a change in control, but continue to vest according to their vesting schedule notwithstanding the termination and the actual value of the restricted stock units realized by an executive may again be more or less than that shown below depending on movements in the stock price pending actual vesting of the restricted stock units.

The value of compensation for additional taxation is the amount estimated to be payable to Mr. Staggs to compensate him for the excise tax payable (and the addi-

tional taxes payable due to such additional payment) by reason of the compensation received as a result of a change in control. The calculation of whether, and to what extent, any such compensation would have been payable to each of the executive officers was based on the assumption that the termination occurred as of the close of business on the last day of fiscal 2008 and applying the regulations under Section 280G of the Internal Revenue Code, including, as applicable (including in respect of the annual bonuses payable to each such officer), the special rules applicable to amounts the payment of which is contingent solely on the continued per formance of services for a specified period and in respect of which at least a portion of the services were performed before the termination.

TERMINATION PURSUANT TO COMPANY TERMINATION RIGHT OR BY EXECUTIVE FOR GOOD REASON
	Cash Payment		Option Acceleration	Restricted Stock Unit Acceleration	Compensation for Additional Taxation
Robert A. Iger
No change in control	$22,666,667	(1)	$13,018,630	$29,883,995	—
Change in control	22,666,667	(1)	13,018,630	29,883,995	—
Thomas O. Staggs
No change in control	9,725,000	(1)	1,184,816	17,777,453	—
Change in control	9,725,000	(1)	1,184,816	17,777,453	$4,000,000
Alan N. Braverman
No change in control	8,500,000	(1)	653,724	5,939,245	—
Change in control	8,500,000	(1)	653,724	5,939,245	—
Kevin A. Mayer
No change in control	3,825,000	(1)	492,051	2,101,568	—
Change in control	3,825,000	(1)	492,051	2,101,568	—
Christine M. McCarthy
No change in control	222,115		—	—	—
Change in control	222,115		260,093	2,002,368	—

[1]

This amount is equal to the bonus awarded to the executives with respect to fiscal 2008 and set forth in the Summary Compensation Table under the column labeled “Non-Equity Incentive Plan Compensation” plus the lump sum payments based on salary through the end of the employment term as described above.

Termination for Cause

The employment agreements of Mr. Iger, Mr. Staggs, Mr. Braverman and Mr. Mayer each provide that if his employment is terminated by the Company for cause he will only be entitled to compensation earned and benefits vested through the date of termination, including any rights he may have under his indemnification agreement with the Company or the equity plans of the Company.

“Termination for Cause” is defined in Mr. Iger’s employment agreement as termination by the Company due to (i) conviction of a felony or the entering of a plea of nolo contendere to a felony charge; (ii) gross neglect, willful malfeasance or willful gross misconduct in connection with his employment which has had a material adverse effect on the business of the Company and its subsidiaries, unless he reasonably believed in good faith that such act or non-act was in, or

The Walt Disney Company Notice of 2009 Annual Meeting and Proxy Statement

not opposed to, the best interests of the Company; (iii) his substantial and continual refusal to perform his duties, responsibilities or obligations under the agreement that continues after receipt of written notice identifying the duties, responsibilities or obligations not being performed; (iv) a violation that is not timely cured of the Company’s code of conduct or any Company policy that is generally applicable to all employees or all officers of the Company that he knows or reasonably should know could reasonably be expected to result in a material adverse effect on the Company; (v) any failure (that is not timely cured) to cooperate, if requested by the Board, with any investigation or inquiry into his or the Company’s business practices, whether internal or external; or (vi) any material breach that is not timely cured of covenants relating to non-competition during the term of employment and protection of the Company’s confidential information.

“Termination for Cause” is defined in Mr. Staggs’, Mr. Braverman’s and Mr. Mayer’s employment agreement as termination by the Company due to gross negligence, gross misconduct, willful nonfeasance or willful material breach of the agreement by the executive unless, if the Company determines that the conduct or cause is curable, such conduct or cause is timely cured by the executive.

Ms. McCarthy does not have an employment agreement with the Company. In the event her employment is terminated by the Company with cause, the Company’s only obligation is to pay earned but unpaid salary and unconditionally vested accrued benefits and business expenses and severance pay to the extent available as described above.

Expiration of Employment Term; Retirement

Under his employment agreement, if Mr. Iger’s employment ends at or within 30 days following the expiration of the stated term of his employment agreement (i.e., January 31, 2013), he will be entitled to the following compensation and rights, in addition to compensation earned through that date:

•	A separation payment equal to the sum of his then current base salary and aver-

age bonus payable to him for the last three completed fiscal years for which the bonus has been determined at the time of the termination. In determining the average bonus, the bonus for any year for which no bonus is received shall be zero. Payment of the separation payment is subject to Mr. Iger executing a mutual release of liability in substantially the form attached to his employment agreement. If Mr. Iger’s employment agreement were scheduled to expire at the end of fiscal 2008 and he terminated within 30 days thereafter, this payment would be equal to $14,303,542.

•

Mr. Iger and his eligible dependants will be entitled to continue participating in all medical, dental and hospitalization benefit plans until the earlier of 12 months following the date of termination and the date Mr. Iger receives equivalent coverage and benefits from a subsequent employer. If this continuation of benefits conflicts with any law or regulation or has adverse tax consequences for Mr. Iger, the Company or other program participants, Mr. Iger will receive the economic equivalent of the continuation of benefits including compensation for the tax costs of receiving the economic equivalent rather than the benefits. If Mr. Iger’s employment agreement were scheduled to expire at the end of fiscal 2008 and he terminated within 30 days thereafter, this value of continued benefits would be $16,581 based on the Company’s estimated cost of providing these benefits.

Mr. Iger is not required to seek other employment to obtain compensation to offset the amounts payable by the Company as described above and compensation resulting from subsequent employment will not be offset against amounts described above except that continuation of medical benefits may be terminated if Mr. Iger receives equivalent coverage and benefits as described above.

Under the terms of restricted stock units awarded to Mr. Iger, Mr. Staggs and Mr. Braverman in lieu of a portion of their annual bonus award, these restricted stock units will vest immediately upon termination of their employment for any reason other than cause. If Mr. Iger,

The Walt Disney Company Notice of 2009 Annual Meeting and Proxy Statement

Mr. Staggs or Mr. Braverman’s employment had terminated at the end of fiscal 2008 for any reason other than cause, the value of this acceleration, based on the market price of shares of the Company’s common stock on September 26, 2008 times the number of units that would accelerate as a result of termination, would be $344,285, $1,426,006 and $960,309 for Mr. Iger, Mr. Staggs and Mr. Braverman, respectively. A portion of these units vested on January 3 and January 10, 2009.

Mr. Staggs, Mr. Braverman, and Mr. Mayer and Ms. McCarthy are entitled to earned, unpaid salary and unconditionally vested accrued benefits if their employment terminates at the expiration of their employment agreement (where applicable) or they otherwise retire, but they are not contractually entitled to any additional compensation in this circumstance.

Audit-Related Matters

Audit Committee Report

The charter of the Audit Committee of the Board specifies that the purpose of the Committee is to assist the Board in its oversight of:

•	the integrity of the Company’s financial statements;

•	the adequacy of the Company’s system of internal controls;

•	the Company’s compliance with legal and regulatory requirements;

•	the qualifications and independence of the Company’s independent registered public accountants; and

•	the performance of the Company’s independent registered public accountants and of the Company’s internal audit function.

In carrying out these responsibilities, the Audit Committee, among other things:

•	monitors preparation of quarterly and annual financial reports by the Company’s management;

•

supervises the relationship between the Company and its independent registered public accountants, including: having direct responsibility for their appointment, compensation and retention; reviewing the scope of their audit services; approving audit and non-audit services; and confirming the independence of the independent registered public accountants; and

•

oversees management’s implementation and maintenance of effective systems of internal and disclosure controls, including review of the Company’s policies relating to legal and regulatory compliance, ethics and conflicts of interests and review of the Company’s internal auditing program.

The Committee met eight times during fiscal 2008. The Committee schedules its meetings with a view to ensuring that it devotes appropriate attention to all of its tasks. The Committee’s meetings include, whenever appropriate, executive sessions in which the Committee meets separately with the Company’s independent registered public accountants, the Company’s internal auditors, the Company’s chief financial officer and the Company’s general counsel.

As part of its oversight of the Company’s financial statements, the Committee reviews and discusses with both management and the Company’s independent registered public accountants all annual and quarterly financial statements prior to their issuance. During fiscal 2008, management advised the Committee that each set of financial statements reviewed had been prepared in accordance with generally accepted accounting principles, and reviewed significant accounting and disclosure issues with the Committee. These reviews included discussion with the independent registered public accountants of matters required to be discussed pursuant to U.S. Auditing Standards No. 380 (The Auditor’s Communication With Those Charged With Governance), including the quality of the

Company’s accounting principles, the

The Walt Disney Company Notice of 2009 Annual Meeting and Proxy Statement

reasonableness of significant judgments and the clarity of disclosures in the financial statements. The Committee also discussed with PricewaterhouseCoopers LLP matters relating to its independence, including a review of audit and non-audit fees and the written disclosures and letter from PricewaterhouseCoopers LLP to the Committee pursuant to applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountants’ communications with the Audit Committee concerning independence.

In addition, the Committee reviewed key initiatives and programs aimed at maintaining the effectiveness of the Company’s internal and disclosure control structure. As part of this process, the Committee continued to monitor the scope and adequacy of the Company’s internal auditing program, reviewing internal audit department staffing levels and steps taken to maintain the effectiveness of internal procedures and controls.

Taking all of these reviews and discussions into account, the undersigned Committee members recommended to the Board that the Board approve the inclusion of the Company’s audited financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended September 27, 2008, for filing with the Securities and Exchange Commission.

Members of the Audit Committee

Robert W. Matschullat

John E. Pepper, Jr.

Orin C. Smith (Chair)

Policy for Approval of Audit and Permitted Non-audit Services

All audit, audit-related and tax services were pre-approved by the Audit Committee, which concluded that the provision of such services by PricewaterhouseCoopers LLP was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions. The Audit Committee’s Outside Auditor Independence Policy provides for pre-approval of specifically described audit, audit-related and tax services by the Committee on an annual basis, but individual engagements anticipated to exceed pre-established thresholds must be separately approved. The policy also requires specific approval by the Committee if total fees for audit-related and tax services would exceed total fees for audit services in any fiscal year. The policy authorizes the Committee to delegate to one or more of its members pre-approval authority with respect to permitted services.

Auditor Fees and Services

The following table presents fees for professional services rendered by PricewaterhouseCoopers LLP for the audit of the Company’s annual financial statements and internal control over financial reporting for fiscal 2008 and fiscal 2007, together with fees for audit-related services and tax services rendered by PricewaterhouseCoopers LLP during fiscal 2008 and fiscal 2007. Audit related services consisted principally of audits of employee benefit plans and other entities related to the Company and financial due diligence reviews. Tax services consisted principally of tax compliance (primarily international returns), planning and advisory services, as well as tax examination assistance.

	Fiscal 2008	Fiscal 2007
	(in millions)
Audit fees	$18.4	$17.5
Audit-related fees	2.8	1.9
Tax fees	3.1	3.2
All other fees	—	—

Items to Be Voted On

Election of Directors

The current term of office of all of the Company’s Directors expires at the 2009 annual meeting. The Board proposes that the following nominees, all of whom are currently serving as Directors, be re-elected for a new term of one year and until their successors are duly elected and qualified. Each of the nominees has consented to serve if elected. If any of them becomes unavailable to serve as a Director before the annual meeting, the Board may designate a substitute nominee. In that case, the persons named as proxies will vote for the substitute nominee designated by the Board.

The Walt Disney Company Notice of 2009 Annual Meeting and Proxy Statement

Directors are elected by a majority of votes cast unless the election is contested, in which case Directors are elected by a plurality of votes cast. A majority of votes cast means that the number of shares voted “for” a Director exceeds the number of votes cast “against” the Director. If an incumbent Director in an uncontested election does not receive a majority of votes cast for his or her election, the Director is required to submit a letter of resignation to the Board of Directors for consideration by the Governance and Nominating Committee. The Gover-

nance and Nominating Committee is required to promptly assess the appropriateness of such nominee continuing to serve as a Director and recommend to the Board the action to be taken with respect to the tendered resignation. The Board is required to determine whether to accept or reject the resignation, or what other action should be taken, within 90 days of the date of the certification of election results.

The Board recommends a vote “FOR” each of the persons nominated by the Board.

  Susan E. Arnold, 54, has been President—Global Business Units of Procter & Gamble since 2007. Prior to that, she was Vice Chair of P&G Beauty and Health from 2006, Vice Chair of P&G Beauty from 2004 and President Global Personal Beauty Care and Global Feminine Care from 2002. She is a director of McDonalds Corporation. Ms. Arnold has been a Director of the Company since 2007.

  John E. Bryson, 65, serves as Senior Advisor to Kohlberg Kravis Roberts & Co. (KKR) and is Retired Chariman of the Board and Chief Executive Officer, Edison International. Mr. Bryson served as Chairman, President and Chief Executive Officer of Edison International (an electric power generator and distributor), the parent company of Southern California Edison, from 1990 to 2008. He is also a director of The Boeing Company, a trustee of the California Institute of Technology and a director of the W.M. Keck Foundation and the California Endowment. Mr. Bryson has been a Director of the Company since 2000.

  John S. Chen, 53, has been Chairman, Chief Executive Officer and President of Sybase, Inc., a software developer, since November 1998. From February 1998 through November 1998, he served as co-Chief Executive Officer. Mr. Chen joined Sybase in August 1997 as Chief Operating Officer and served in that capacity until February 1998. From March 1995 to July 1997, Mr. Chen was President of the Open Enterprise Computing Division, Siemens Nixdorf, a computer and electronics company, and Chief Executive Officer and Chairman of Siemens Pyramid, a subsidiary of Siemens Nixdorf. He is a director of Wells Fargo & Company. Mr. Chen has been a Director of the Company since 2004.

  Judith L. Estrin, 54, is Chief Executive Officer of JLABS, LLC, (formerly Packet Design Management Company, LLC), a privately held company focused on furthering innovation in business, government and non-profit organizations. Ms. Estrin served as Chief Technology Officer and Senior Vice President of Cisco Systems Inc., a developer of networking products, from 1998 until April 2000, and as President and Chief Executive Officer of Precept Software, Inc., a developer of networking software of which she was co-founder, from 1995 until its acquisition by Cisco in 1998. She is also a director of FedEx Corporation, an international provider of transportation and delivery services. Ms. Estrin has been a Director of the Company since 1998.

The Walt Disney Company Notice of 2009 Annual Meeting and Proxy Statement

  Robert A. Iger, 57, has served as President and Chief Executive Officer of the Company since October 2005, having previously served as President and Chief Operating Officer since January 2000 and as President of Walt Disney International and Chairman of the ABC Group from 1999 to January 2000. From 1974 to 1998, Mr. Iger held a series of increasingly responsible positions at ABC, Inc. and its predecessor Capital Cities/ABC, Inc., culminating in service as President of the ABC Network Television Group from 1993 to 1994 and President and Chief Operating Officer of ABC, Inc. from 1994 to 1999. He is a member of the Board of Directors of Lincoln Center for the Performing Arts in New York City. Mr. Iger has been a Director of the Company since 2000. The Company has agreed in Mr. Iger’s employment agreement to nominate him for re-election as a member of the Board at the expiration of each term of office during the term of the agreement, and he has agreed to continue to serve on the Board if elected.

  Steven P. Jobs, 53, has served as Chief Executive Officer of Apple Inc., a designer, manufacturer and marketer of personal computers, portable digital music players and mobile communications devices, since February 1997 and is a member of its Board of Directors. Prior to the Company’s acquisition of Pixar, Mr. Jobs also served as Chairman of Pixar from March 1991 and as Chief Executive Officer of Pixar from February 1986. Mr. Jobs has been a Director of the Company since the Company’s acquisition of Pixar in May 2006.

  Fred H. Langhammer, 64, is Chairman, Global Affairs, of The Estée Lauder Companies Inc., a manufacturer and marketer of cosmetics products. Prior to being named Chairman, Global Affairs, Mr. Langhammer was Chief Executive Officer of The Estée Lauder Companies Inc. from 2000 to 2004, President from 1995 to 2004 and Chief Operating Officer from 1985 through 1999. Mr. Langhammer joined The Estée Lauder Companies in 1975 as President of its operations in Japan. In 1982, he was appointed Managing Director of its operations in Germany. He is also a director of The Shinsei Bank Limited. Mr. Langhammer has been a Director of the Company since 2005.

  Aylwin B. Lewis, 55, has served as President and Chief Executive Officer of Potbelly Sandwich Works since June 2008. Prior to that, Mr. Lewis was President and Chief Executive Officer of Sears Holdings Corporation, a nationwide retailer, from September 2005 to February 2008. Prior to being named Chief Executive Officer of Sears, Mr. Lewis was President of Sears Holdings and Chief Executive Officer of KMart and Sears Retail following Sears’ acquisition of KMart Holding Corporation in March 2005. Prior to that acquisition, Mr. Lewis had been President and Chief Executive Officer of KMart since October 2004. Prior to that, Mr. Lewis was Chief Multibranding and Operating Officer of YUM! Brands, Inc., a franchisor and licensor of quick service restaurants including KFC, Long John Silvers, Pizza Hut, Taco Bell and A&W, from 2003 until October 2004, Chief Operating Officer of YUM! Brands from 2000 until 2003 and Chief Operating Officer of Pizza Hut from 1996. Mr. Lewis has been a Director of the Company since 2004.

The Walt Disney Company Notice of 2009 Annual Meeting and Proxy Statement

  Monica C. Lozano, 52, is Publisher and Chief Executive Officer of La Opinión, the largest Spanish-language newspaper in the United States, and Senior Vice President of its parent company, ImpreMedia, LLC. In addition, Ms. Lozano is a member of the Board of Regents of the University of California and a trustee of the University of Southern California. She is a director of Bank of America Corporation and a director of the Weingart Foundation. Ms. Lozano has been a Director of the Company since 2000.

  Robert W.Matschullat, 61, a private equity investor, served from October 1995 until June 2000 as Vice Chairman of the board of directors of The Seagram Company Ltd., a global company with entertainment and beverage operations. He also served as Chief Financial Officer of Seagram until January 2000. Prior to joining Seagram, Mr. Matschullat was head of worldwide investment banking for Morgan Stanley & Co. Incorporated, a securities and investment firm, and was on the Morgan Stanley Group board of directors. He is a director of The Clorox Company, where he was Interim Chairman of the Board and Interim Chief Executive Officer from March to October 2006, and a director of Visa Inc. Mr. Matschullat has been a Director of the Company since 2002.

  John E. Pepper, Jr., 70, has served as Chairman of the Board of the Company since January 1, 2007 and is Co-Chairman of the National Underground Railroad Freedom Center. Previously, he served as Chief Executive Officer of the National Underground Railroad Freedom Center from December 2005 to May 2007 and as Vice President of Finance and Administration at Yale University from January 2004 to December 2005. Prior to that, he served as Chairman of the Executive Committee of the Board of Directors of The Procter & Gamble Company until December 2003. Since 1963, he had served in various positions at Procter & Gamble, including Chairman of the Board from 2000 to 2002, Chief Executive Officer and Chairman from 1995 to 1999, President from 1986 to 1995 and director from 1984 to 2003. Mr. Pepper serves on the board of Boston Scientific Corp. and is a member of the Executive Committee of the Cincinnati Youth Collaborative. Mr. Pepper has been a Director of the Company since 2006.

  Orin C. Smith, 66, was President and Chief Executive Officer of Starbucks Corporation from 2000 to 2005. He joined Starbucks as Vice President and Chief Financial Officer in 1990, became President and Chief Operating Officer in 1994, and became a director of Starbucks in 1996. Prior to joining Starbucks, Mr. Smith spent a total of 14 years with Deloitte & Touche. Mr. Smith is a director of Nike, Inc. and Washington Mutual. He also serves on the Board of Directors of Conservation International and the University of Washington Foundation Board and is Chairman of the University of Washington Medical Center Board and the Starbucks Foundation Board. Mr. Smith has been a Director of the Company since 2006.

The Walt Disney Company Notice of 2009 Annual Meeting and Proxy Statement

Ratification of Appointment of Independent Registered Public Accountants

The Audit Committee of the Board has appointed PricewaterhouseCoopers LLP as the Company’s independent registered public accountants for the fiscal year ending October 3, 2009. Services provided to the Company and its subsidiaries by PricewaterhouseCoopers LLP in fiscal 2008 are described under “Audit-Related Matters — Auditor Fees and Services,” above.

We are asking our shareholders to ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accountants. Although ratification is not required by our Bylaws or otherwise, the Board is submitting the selection of PricewaterhouseCoopers LLP to our shareholders for ratification as a matter of good corporate practice.

Representatives of PricewaterhouseCoopers LLP will be present at the annual meeting to respond to appropriate questions and to make such statements as they may desire.

The affirmative vote of the holders of a majority of shares represented in person or by proxy and entitled to vote on this item will be required for approval. Abstentions will be counted as represented and entitled to vote and will therefore have the effect of a negative vote.

The Board recommends that shareholders vote “FOR” ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accountants for fiscal 2009.

In the event shareholders do not ratify the appointment, the appointment will be reconsidered by the Audit Committee and the Board. Even if the selection is ratified, the Audit Committee in its discretion may select a different registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our shareholders.

Approval of an Amendment to the Amended and Restated 2005 Stock Incentive Plan

The Board of Directors recommends that shareholders approve an amendment to the Company’s Amended and Restated 2005 Stock Incentive Plan (which we refer to as the 2005 Plan). The amendment makes several changes related to the maximum total number of shares of common stock we may issue under the 2005 Plan. The primary changes are:

•	Increase the maximum total number of shares of common stock we may issue by 45,000,000 shares from 91,000,000 to 136,000,000 shares

•

Replace the specific limitation on the number of shares that may be granted as restricted and unrestricted stock and stock unit awards with an alternate method of calculating the number of shares remaining available for issuance under the 2005 Plan, referred to as a “fungible equity grant pool”

•

In connection with the establishment of a fungible equity grant pool, assign a ratio for counting usage of shares upon issuance of stock options and stock appreciation right awards of one to one, whereby any grant of a stock option or stock appreciation right shall be counted against the maximum share limitation as one share of common stock, and assign a ratio for counting usage of shares upon issuance of restricted and unrestricted stock and stock unit awards (i.e., full-value shares or full-value awards) of two to one, whereby any grant of a full-value share shall be counted against the maximum share limitation as two shares of common stock

•

Change the maximum number of shares that may be granted to an individual pursuant to stock options and stock appreciation rights awarded from 4,500,000 in any five-year period to 4,000,000 per year, and change the maximum number of shares that may be granted to an individual pursuant to restricted stock, restricted stock units and stock awards from 2,500,000 in any five-year period to 2,000,000 per year

The Walt Disney Company Notice of 2009 Annual Meeting and Proxy Statement

The purpose of the increase in authorized shares is to secure adequate shares to fund expected awards under the Company’s long-term incentive program through at least the next annual award in January 2010. The Board believes that this number represents a reasonable amount of potential equity dilution and allows the Company to continue awarding equity incentives, which are an important component of our overall compensation program. The Company expects that it will need to seek shareholder approval in 2010 for additional shares to continue the program beyond 2010.

The purpose of replacing the specific limitation on the number of shares that may be granted as restricted and unrestricted and stock unit awards with a fungible equity grant pool is to provide the Company more flexibility in allocating equity awards among stock options and restricted stock units.

With respect to the change in the share authorization limits, as is generally the case in all stock incentive plans, to assure compliance with Section 162(m) of the Internal Revenue Code and hence avoid causing the grants issued to the individual to be non-tax deductible, the 2005 Plan contains limits on the maximum number of shares that may be granted to an individual pursuant to stock options, stock appreciation rights, restricted stock, restricted stock units and stock awards. The authorization limits are established for this tax-related purpose and do not create target grants for any individual or commit the company to any particular level of grant. The limits contained in the 2005 Plan are unduly restrictive when viewed in comparison to the limits imposed for this tax-related purpose by other companies. Ninety percent of the Fortune 250 companies that have amended their stock incentive plans in the last two years have an annual share limitation rather than a multi-year limit and over 50% of those companies have annualized limits that are higher than those currently contained in the 2005 Plan. The current limitations in the 2005 Plan could constrain the flexibility of the Company to achieve its equity grant objectives by compelling a grant which, because of a limit on available options, would be much more heavily weighted towards restricted stock units than would otherwise be optimal. The Committee, in fact, is facing precisely this circumstance with respect to its fiscal 2009 equity award to Mr. Iger. The proposed amendment would preserve the tax related purpose of the limitation, while affording the Company more flexibility to structure components of equity grants.

The affirmative vote of the holders of a majority of shares represented in person or by proxy and entitled to vote on this item will be required for approval of the amendments to the 2005 Plan. Abstentions will be counted as represented and entitled to vote and will therefore have the effect of a negative vote. Broker non-votes (as described under “Information About Voting and the Meeting—Voting”) will not be considered entitled to vote on this item and therefore will not be counted in determining the number of shares necessary for approval.

Purpose of the 2005 Plan

The 2005 Plan governs grants of stock-based awards to employees and non-employee directors. It is designed to support the Company’s long-term business objectives in a manner consistent with our executive compensation philosophy. The Board believes that by allowing the Company to continue to offer its employees long-term, performance-based compensation through the 2005 Plan, the Company will promote the following key objectives:

•	aligning the interest of employees with those of the shareholders;

•	reinforcing key Company goals and objectives that help drive shareholder value; and

•	attracting, motivating and retaining experienced and highly qualified employees who contribute to the Company’s financial success.

Shares Available Under Plans

As of January 15, 2009, and prior to the requested increase, 27.2 million shares remain available for issuance of future

The Walt Disney Company Notice of 2009 Annual Meeting and Proxy Statement

awards pursuant to the 2005 Plan, 0.06 million shares remain available for future awards pursuant to the Walt Disney Company/Pixar 2004 Equity Incentive Plan (which we refer to as the Disney/Pixar Plan), and 0.08 million shares remain available for future awards pursuant to the Amended and Restated 1995 Stock Incentive Plan (which we refer to as the 1995 Plan). The number of shares that may be issued under these plans may increase to the extent outstanding awards are cancelled due to forfeiture of awards or expiration of awards without exercise. A total of 0.07 million shares are available for future awards pursuant to the Amended and Restated 1997 Non-Employee Directors Stock and Deferred Compensation Plan (which we refer to as the 1997 Plan). The shares that have been issued under this plan are at all times fully vested and not subject to forfeiture, so the authorization will not increase. Other plans remain active with outstanding awards, but no future awards may be made from those plans.

In January 2005, we began granting restricted stock units more broadly to our long-term incentive program participants. We expect both restricted stock units and stock options to remain important forms of equity incentive compensation. If approved by stockholders, the amendment would remove the specific limitation on the number of shares that may be granted as restricted stock or restricted stock units over the life of the 2005 Plan (which is currently set at 32 million shares). Due to limits in each of the plans, as of January 15, 2009, and prior to the requested increase, 3.7 million shares remain available for such awards pursuant to the 2005 Plan, 0.06 million shares remain available for such awards pursuant to the Disney/Pixar Plan and 0.04 million shares remain available for such awards pursuant to the 1995 Plan (in each case subject to increase upon cancellation of outstanding awards). A total of 0.07 million shares are available for such awards pursuant to the 1997 Plan.

As proposed to be amended, each share subject to a stock option or stock appreciation award would reduce the number of shares available for issuance under the 2005 Plan by one share, and each share subject to a full- value stock award would reduce the number of shares available for issuance by two shares. This change will provide us with greater flexibility to utilize the shares remaining available for issuance under the 2005 Plan through either stock options, stock appreciation rights, restricted and unrestricted stock or stock unit awards. We believe it is essential to maintain a flexible equity incentive compensation program in order to maximize our ability to recruit, retain and motivate key employees. If awards are cancelled, forfeited or returned to the fungible equity grant pool, they will return at the same ratio as the ratio at which they were granted. The 2005 and 1995 Plans prohibit net share accounting and therefore count stock appreciation rights as one share for every stock-settled exercise, regardless of the number of shares used to settle the stock appreciation rights upon exercise.

The Walt Disney Company Notice of 2009 Annual Meeting and Proxy Statement

The following table sets forth the number of shares authorized for future issuance (including shares authorized for issuance pursuant to restricted stock, restricted stock unit and stock awards) as of January 15, 2009 and after including the additional shares under the amendment, along with the equity dilution represented by the shares available for future awards as a percentage of the common shares outstanding.

SHARE AUTHORIZATION (shares in millions)
	Total Shares Available	Equity Dilution: Percent of Basic Common Shares Outstanding
Shares authorized for future awards as of January 15, 2009(1)	27.4	1.48%
Requested increase to shares available in the 2005 Plan after amendment	45.0	2.42%
Shares authorized for future awards after approval of amendment(1)	72.4	3.90%

[1]

Includes shares authorized under the Amended and Restated 2005 Stock Incentive Plan, Amended and Restated 1995 Stock Incentive Plan, Amended and Restated 1997 Non-Employee Directors Stock and Deferred Compensation Plan, and the Walt Disney Company/Pixar 2004 Equity Incentive Plan.

On January 15, 2009, the equity overhang, or the percentage of outstanding shares (plus shares that could be issued pursuant to plans) represented by all stock incentives granted and those available for future grant under all plans, was 11.8%.1 The equity overhang from all stock incentives granted and available would be approximately 13.6% assuming approval of the requested amendment. Equity overhang following the original approval of the 2005 Plan in February 2005 was 12.9%, was 12.1% following approval of an amendment in March 2007 and was 12.7% following approval of an amendment in March 2008.

The options and units outstanding (as shown in the following table) also include the impact (net of subsequent activity) of the addition of 44 million options and 1 million unvested restricted stock units converted in connection with the acquisition of Pixar in May 2006. In addition, the Company’s share buyback program, under which the Company repurchased 127,950,786 shares during Fiscal 2008, has had the effect of reducing the common shares outstanding. All of these factors increase overhang and, in light of these factors, the Company believes its overhang level is reasonable.

The following table sets forth information regarding outstanding options and restricted stock units as of January 15, 2009.

OUTSTANDING AWARDS (shares in millions)
Range of Exercise Prices	Outstanding Options	Weighted Average Exercise Price	Weighted Average Remaining Years of Contractual Life	Unvested Restricted Stock Units
$0.01 - $15	9.0	$ 9.96	3.0	n/a
$15.01 - $20	11.9	18.12	5.1	n/a
$20.01 - $25	53.0	23.09	4.8	n/a
$25.01 - $30	64.8	29.14	4.7	n/a
$30.01 - $35	38.5	33.84	3.7	n/a
$35.01 - $40	3.8	39.70	1.5	n/a
$40.01 - $45	3.0	42.21	1.7	n/a
$45.01 - $340	1.3	116.77	1.1	n/a
Total	185.3	27.80	4.3	34.9

[1]	Equity overhang was calculated as all shares issuable upon exercise of outstanding options and vesting of outstanding restricted stock units plus shares available for future grant divided by (a) basic common shares outstanding + (b) shares in the numerator.

The Walt Disney Company Notice of 2009 Annual Meeting and Proxy Statement

The following table sets forth information regarding options outstanding on January 15, 2009. Approximately 10.8% of all options outstanding on January 15, 2009 were exercisable on that date and had exercise prices below the closing trading price on that date, and approximately 4.7% of the options outstanding on that date were exercisable, had been outstanding for more than six years and had exercise prices below the closing price on that date.

OUTSTANDING AWARDS (shares in millions)
	Outstanding Options	Weighted Average Exercise Price	Weighted Average Remaining Years of Contractual Life
In-the-money options outstanding in excess of six years	9.9	$11.93	2.8
All options outstanding less than six years	128.2	26.79	5.1
Underwater options outstanding in excess of six years	47.2	35.38	1.7

The Company continues to manage its run rate1 of awards granted over time to levels it believes are reasonable in light of changes in its business and number of outstanding shares while ensuring that our overall executive compensation program is competitive, relevant and motivational. The Committee adjusted grant guidelines for fiscal years 2007 and 2008 to reduce average awards per recipient. The run rate increased in fiscal 2007 from fiscal 2006, however, primarily as a result of awards given to new employees, including those of Pixar, which was acquired during fiscal

2006. The run rate in fiscal 2008 was also impacted by the special award in connection with the extension of Mr. Iger’s employment agreement and the reduction in common shares outstanding due to the Company’s active repurchase of shares during the fiscal year. Adjusting for the impact of these two factors, the 2008 run rate would have been 1.74%, which is less than the fiscal 2007 run rate. The Committee further adjusted grant guidelines for fiscal 2009 as a means to continue reducing average awards per recipient.

The following table sets forth information regarding awards granted and earned, the run rate for each of the last three fiscal years and the average run rate over the last three years.

RUN RATE (shares in millions)
	Fiscal 2006	Fiscal 2007	Fiscal 2008	3-year Average
Stock options granted	23.9	24.8	29.8	26.2
Service-based restricted stock units granted	8.7	9.8	7.4	8.7
Actual performance-based restricted stock units earned	0.0	1.1	0.3	0.4
Basic common shares outstanding at fiscal year end	2,061.7	1,916.7	1,853.8	1,994.1
Run rate	1.58%	1.86%	2.02%	1.82%

On January 15, 2009, the closing price of our common stock traded on the New York Stock Exchange was $21.36 per share.

Overview of Plans

All employees of the Company and its affiliates are eligible to receive awards under the 2005 Plan, but awards in fiscal 2008 were generally limited to approximately 5,000 Disney and Pixar employees and non-employee Directors of Disney (of whom there are currently 11 and one of whom does not receive Director compensation). The relative weight of equity compensation in the total compensation package generally increases in relation to a participant’s role in influencing shareholder value.

[1]

Run rate was calculated as (a) all option awards and non-performance restricted stock units granted in a fiscal year + (b) actual performance-based restricted stock units vested in a fiscal year, divided by the number of basic common shares outstanding at the end of that fiscal year.

The Walt Disney Company Notice of 2009 Annual Meeting and Proxy Statement

The 2005 Plan is an “omnibus” stock plan that provides for a variety of equity award vehicles to maintain flexibility. The 2005 Plan permits the grant of stock options, stock appreciation rights, restricted and unrestricted stock awards and stock units. As described more fully in Compensation Discussion and Analysis, participants currently are generally granted a mix of stock options and restricted stock units. Restricted stock units granted in fiscal 2008 typically vest 50% on the second anniversary of grant and 50% on the fourth anniversary of grant; non-performance based restricted stock units granted to date in fiscal 2009 vest 25% on each of the first four anniversaries of grant. Except for restricted stock units issued as a part of an executive’s bonus, restricted stock units awarded to senior executives include performance requirements for vesting. The 2005 Plan is designed to meet the requirements for deductibility of executive compensation under Section 162(m) of the Internal Revenue Code with respect to stock options and stock appreciation rights. Other awards may qualify under Section 162(m) if they are granted in accordance with the Company’s Amended and Restated 2002 Executive Performance Plan and subject to performance conditions as specified in that plan. Also, in order to meet Section 162(m) requirements, the 2005 Plan provides limits on the number and type of shares that any one participant may receive during any calendar-year period, as described below.

Neither the 2005 Plan nor the 1995 Plan permit any modification of options or stock appreciation rights that would be treated as a “repricing” (under applicable rules, regulations or New York Stock Exchange listing requirements) without the approval of shareholders, nor the granting of discounted options or stock options with reload features. They both count stock appreciation rights as one share for every stock-settled exercise, regardless of the actual number of shares used to settle the stock appreciation right upon exercise. Neither plan contains an “evergreen” provision to automatically increase the number of shares available for future issuance.

The Disney/Pixar Plan does not permit the granting of discounted options or stock options with reload features. Prior to November 28, 2006, The Disney/Pixar Plan included an “evergreen” provision to automatically increase the number of shares available for future issuance. On November 28, 2006, the Board of Directors of the Company amended the Disney/Pixar Plan to eliminate this provision. The Disney/Pixar Plan does not prohibit the repricing of options, but the Board does not intend to reprice options or stock appreciation rights granted from this plan without the approval of shareholders. In addition, the Company is subject to exchange rules which prohibit the repricing of stock options without shareholder approval.

Summary of 2005 Plan

The following is a summary of the material terms of the amended 2005 Plan, a copy of which is attached as Annex A to this proxy statement.

Plan Administration

The selection of employee participants in the 2005 Plan, the level of participation of each participant and the terms and conditions of all awards are determined by the Compensation Committee. It is intended that each member of the Compensation Committee will be an “independent director” for purposes of the Company’s Corporate Governance Guidelines, the Compensation Committee’s charter and the New York Stock Exchange listing requirements; a “non-employee Director” within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended, and an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code. Currently, the Compensation Committee is comprised of five directors meeting these independence criteria. The Compensation Committee has the discretionary authority to interpret the 2005 Plan, to prescribe, amend and rescind rules and regulations relating to the 2005 Plan, and to make all other determinations necessary or advisable for the administration of the 2005 Plan. The Committee may delegate authority to administer the 2005 Plan as it deems appropriate, subject to the express limitations set forth in the 2005 Plan. In the

The Walt Disney Company Notice of 2009 Annual Meeting and Proxy Statement

case of awards under the 2005 Plan to non-employee Directors, the powers of the Compensation Committee will be exercised by the full Board.

Limits on Plan Awards

This paragraph assumes adoption of the requested amendment. The Board has reserved a maximum of 136,000,000 shares for issuance pursuant to stock options, stock appreciation rights, restricted and unrestricted stock awards and stock units under the 2005 Plan. As proposed to be amended, each share subject to a stock option or stock appreciation award would reduce the number of shares available for issuance under the 2005 Plan by one share, and each share subject to an award of restricted or unrestricted stock, or stock unit awards would reduce the number of shares available for issuance by two shares. A maximum of 4,0000,000 shares may be granted under the 2005 Plan to an individual pursuant to stock options and stock appreciation rights awarded during any calendar year. For restricted stock, restricted stock units and stock awards, a maximum of 2,000,000 shares may be granted under the 2005 Plan to an individual during any calendar year. These limitations on grants to an individual will be applied in aggregate to all awards granted under any equity-based compensation plan of the Company.

Shares delivered under the 2005 Plan will be authorized but unissued shares of Disney common stock, treasury shares or shares purchased in the open market or otherwise. To the extent that any award payable in shares is forfeited, cancelled, returned to the Company for failure to satisfy vesting requirements or upon the occurrence of other forfeiture events, or otherwise terminates without payment being made, the shares covered thereby will no longer be charged against the maximum share limitation and may again be made subject to awards under the 2005 Plan, and will return at the same ratio as the ratio at which they were granted. Notwithstanding the foregoing, upon exercise of a stock-settled stock appreciation right, the number of shares subject to the award being exercised shall be counted against the maximum aggregate number of shares of common stock that may be issued under the plan as provided above, on the basis of one share for every share subject thereto, regardless of the actual number of shares used to settle the stock appreciation right upon exercise. Any awards settled in cash will not be counted against the maximum share reserve under the 2005 Plan. Any shares exchanged by a participant or withheld from a participant as full or partial payment to the Company of the exercise price or the tax withholding upon exercise or payment of an award will not be returned to the number of shares available for issuance under the 2005 Plan.

Eligibility and Participation

All of the approximately 95,000 full-time employees of the Company and its affiliates, as well as the Company’s non-employee Directors, are eligible to participate in the 2005 Plan. Approximately 5,000 Disney employees (including six executive officers of the Company) and non-employee Directors receive long-term incentive awards in a given year, although this may vary from year to year. From time to time, the Compensation Committee (or as to non-employee Directors, the Board) will determine who will be granted awards, the number of shares subject to such grants and all other terms of awards.

As described in “Corporate Governance and Board Matters — Board Compensation”, each non-employee Director (other than Mr. Jobs) is currently awarded on an annual basis stock options to purchase shares of Disney common stock pursuant to a Director compensation program adopted by the Board of Directors. Each non-employee Director (other than Mr. Jobs) is also awarded a grant or grants of stock or deferred stock units. The Board expects that similar annual awards will be continued under the 2005 Plan, and any change to that program would be determined by the Board of Directors in the future.

Types of Plan Awards

As described in the Compensation Discussion and Analysis, the Company’s cur-

The Walt Disney Company Notice of 2009 Annual Meeting and Proxy Statement

rent equity compensation awards to employees are generally comprised of stock options and restricted stock units. The 2005 Plan provides for a variety of other equity instruments to preserve flexibility. The types of securities that may be issued under the 2005 Plan are described below.

Stock Options.    Stock options granted under the 2005 Plan may be either non-qualified stock options or incentive stock options qualifying under Section 422 of the Internal Revenue Code. The price of any stock option granted may not be less than the fair market value of the Disney common stock on the date the option is granted. The option price is payable in cash, shares of Disney common stock, through a broker-assisted cashless exercise or as otherwise permitted by the Compensation Committee.

The Compensation Committee determines the terms of each stock option grant at the time of the grant. Generally since 2005, Disney has granted options that terminate after a seven-year period from the date of the grant, but the Committee has discretion to provide for an exercise term of up to ten years. The Committee specifies at the time each option is granted the time or times at which, and in what proportions, an option becomes vested and exercisable. Vesting may be based on the continued service of the participant for specified time periods or on the attainment of specified business performance goals established by the Committee or both. The Committee may accelerate the vesting of options at any time and, unless otherwise provided in the award agreement, vesting accelerates if the participant dies while employed by the Company or any of its affiliates.

In general, except for termination for cause as described in the 2005 Plan, a stock option expires (i) 12 months after termination of service, if service ceases due to disability, (ii) 18 months after termination, if service ceases when the participant is eligible to receive retirement benefits under a Company pension plan or if the participant died while employed by the Company or any of its affiliates, or (iii) 3 months after termination, if service ceases under any other circumstances. The Compensation Committee may provide for extension of the expiration of options in individual option agreements and has done so pursuant to employment agreements of certain officers as described under Payments and Rights on Termination, above.

Stock Appreciation Rights.    A stock appreciation right (which we refer to as an SAR) entitles the participant, upon settlement, to receive a payment based on the excess of the fair market value of a share of Disney common stock on the date of settlement over the base price of the right, multiplied by the applicable number of shares of Disney common stock. SARs may be granted on a stand-alone basis or in tandem with a related stock option. The base price may not be less than the fair market value of a share of Disney common stock on the date of grant. The Compensation Committee will determine the vesting requirements and the payment and other terms of an SAR, including the effect of termination of service of a participant. Vesting may be based on the continued service of the participant for specified time periods or on the attainment of specified business performance goals established by the Committee or both. The Committee may accelerate the vesting of SARs at any time. Generally, any SAR, if granted, would terminate after the seven-year period from the date of the grant, but the Committee retains discretion to provide for an exercise term of up to ten years. SARs may be payable in cash or in shares of Disney common stock or in a combination of both.

The Company has not issued any SARs under any of its currently effective compensation plans, and does not currently have any SARs outstanding.

Restricted Stock.    A restricted stock award represents shares of Disney common stock that are issued subject to restrictions on transfer and vesting requirements as determined by the Compensation Committee. Vesting requirements may be based on the continued service of the participant for specified time periods or on the attainment of specified business performance goals established

The Walt Disney Company Notice of 2009 Annual Meeting and Proxy Statement

by the Committee or both. Subject to the transfer restrictions and vesting requirements of the award, the participant will have the same rights as one of Disney’s shareholders, including all voting and dividend rights, during the restriction period, unless the Committee determines otherwise at the time of the grant.

Stock Units.    An award of stock units provides the participant the right to receive a payment based on the value of a share of Disney common stock. Stock units may be subject to such vesting requirements, restrictions and conditions to payment as the Compensation Committee determines are appropriate. Vesting requirements may be based on the continued service of the participant for a specified time period or on the attainment of specified business performance goals established by the Committee or both. A stock unit award may also be granted on a fully vested basis, with a deferred payment date. Stock unit awards are payable in cash or in shares of Disney common stock or in a combination of both. Stock units may also be granted together with related dividend equivalent rights.

Stock Awards.    A stock award represents shares of Disney common stock that are issued free of restrictions on transfer and free of forfeiture conditions and to which the participant is entitled all the rights of a shareholder. A stock award may be granted for past services, in lieu of bonus or other cash compensation, as Director’s compensation or for any other valid purpose as determined by the Compensation Committee.

Section 162(m) Awards

Awards of options and stock appreciation rights granted under the 2005 Plan will automatically qualify for the “performance-based compensation” exception under Section 162(m) of the Internal Revenue Code pursuant to their expected terms. In addition, awards of restricted stock, stock units or stock awards may qualify under Section 162(m) if they are granted in accordance with the Company’s Amended and Restated 2002 Executive Performance Plan (or successor plans) and the performance conditions specified there-

under. Under Section 162(m), the terms of the award must state, in terms of an objective formula or standard, the method of computing the amount of compensation payable under the award, and must preclude discretion to increase the amount of compensation payable under the terms of the award (but may give the Compensation Committee discretion to decrease the amount of compensation payable).

Effect of Change in Control

Awards under the 2005 Plan are generally subject to special provisions upon the occurrence of a “change in control” (as defined in the 2005 Plan) transaction with respect to the Company. Under the 2005 Plan, if within twelve months of a change in control there occurs a “triggering event” (as defined in the 2005 Plan) with respect to the employment of the participant, any outstanding stock options, SARs or other equity awards under the 2005 Plan will generally become fully vested and exercisable, and, in certain cases, paid to the participant. A triggering event is defined generally to include a termination of employment by the Company other than for cause or a termination of employment by the participant following a reduction in position, pay or other constructive termination event. Payments under awards that become subject to the excess parachute payment rules under Section 280G of the Internal Revenue Code may be reduced under certain circumstances.

Limited Transferability

All options, stock appreciation rights, restricted stock and restricted stock units granted under the 2005 Plan are nontransferable except upon death, either by the participant’s will or the laws of descent and distribution or through a beneficiary designation, or in the case of nonqualified options, during the participant’s lifetime to immediate family members of the participant as may be approved by the Compensation Committee.

Adjustments for Corporate Changes

In the event of stock splits, stock dividends, recapitalizations, reclassifications, mergers, spin-offs or other changes

The Walt Disney Company Notice of 2009 Annual Meeting and Proxy Statement

affecting the Company or shares of Disney common stock, equitable adjustments shall be made to the number of shares of Disney common stock available for grant, as well as to other maximum limitations under the 2005 Plan, and the number and kind of shares of Disney common stock or other rights and prices under outstanding awards and other terms of outstanding awards affected by such events.

Term, Amendment and Termination

The 2005 Plan has a term of seven years expiring on December 30, 2011, unless terminated earlier by the Board of Directors. The Board may at any time and from time to time and in any respect amend or modify the Plan. The Board may seek the approval of any amendment or modification by the Company’s shareholders to the extent it deems necessary or advisable in its sole discretion for purposes of compliance with Section 162(m) or Section 422 of the Internal Revenue Code, the listing requirements of the New York Stock Exchange or other exchange or securities market or for any other purpose. No amendment or modification of the 2005 Plan will adversely affect any outstanding award without the consent of the participant or the permitted transferee of the award.

Plan Benefits

As discussed above, the current 2005 Plan limitation on the awards that can be granted to any individual over a five year period would constrain the flexibility of the Compensation Committee to achieve its fiscal year 2009 equity grant objective for Mr. Iger by requiring a grant which, because of a limit on available options, is much more heavily weighted towards restricted stock units than the Committee would otherwise prefer. If the amendment is approved by shareholders, Mr. Iger will receive an award of 480,000 options and 285,440 restricted stock units, which was approved by the Compensation Committee on January 14, 2009, subject to shareholder approval of the amendments. The estimated grant value of stock options and restricted stock units in the award is $9 million. If the amendment is not approved by the shareholders, Mr. Iger will instead receive an award of 475,734 restricted stock units having an estimated grant value of $9 million, which was approved by the Compensation Committee on January 14, 2009, to be awarded if and only if the amendments are not approved. All data in this section assumes the 2009 award to Mr. Iger includes both options and restricted stock units.

Other future benefits under the 2005 Plan are not currently determinable. With respect to fiscal year 2008, stock options and restricted stock units were granted under the 1995 Stock Incentive Plan and the 2005 Plan to the Company’s named executive officers as set forth in the table captioned Fiscal 2008 Grants of Plan Based Awards, and options for a total of 3.7 million shares and a total of 0.6 million restricted stock units were awarded to all executive officers as a group. With respect to fiscal year 2008, options, stock units and restricted stock units were granted to non-employee Directors as set forth in the tables captioned Form of Receipt of Director Fees for Fiscal 2008, Director Stock Unit Awards for Fiscal 2008 and Director Option Values for Fiscal 2008 and the accompanying text. Options for a total of 26.0 million shares and a total of 9.1 million restricted stock units were awarded to employees other than executive officers with respect to fiscal year 2008.

U.S. Tax Treatment of Awards

Incentive Stock Options.    An incentive stock option results in no taxable income to the optionee or deduction to the Company at the time it is granted or exercised. However, the excess of the fair market value of the shares acquired over the option price is an item of adjustment in computing the alternative minimum taxable income of the optionee. If the optionee holds the stock received as a result of an exercise of an incentive stock option for at least two years from the date of the grant and one year from the date of exercise, then the gain realized on disposition of the stock is treated as a long-term capital gain. If the shares are disposed of during this period (i.e., a “disqualifying disposition”), then the optionee will include in income, as com-

The Walt Disney Company Notice of 2009 Annual Meeting and Proxy Statement

pensation for the year of the disposition, an amount equal to the excess, if any, of the fair market value of the shares, upon exercise of the option over the option price (or, if less, the excess of the amount realized upon disposition over the option price). The excess, if any, of the sale price over the fair market value on the date of exercise will be a short-term capital gain. In such case, the Company will be entitled to a deduction, in the year of such a disposition, for the amount includible in the optionee’s income as compensation. The optionee’s basis in the shares acquired upon exercise of an incentive stock option is equal to the option price paid, plus any amount includible in his or her income as a result of a disqualifying disposition.

Non-Qualified Stock Options.    A non-qualified stock option results in no taxable income to the optionee or deduction to the Company at the time it is granted. An optionee exercising such an option will, at that time, realize taxable compensation in an amount equal to the difference between the option price and the then market value of the shares. Subject to the applicable provisions of the Internal Revenue Code, a deduction for federal income tax purposes will be allowable to the Company in the year of exercise in an amount equal to the taxable compensation recognized by the optionee.

The optionee’s basis in such shares is equal to the sum of the option price plus the amount includible in his or her income as compensation upon exercise. Any gain (or loss) upon subsequent disposition of the shares will be a long-term or short-term gain (or loss), depending upon the holding period of the shares.

If a non-qualified option is exercised by tendering previously owned shares of the Company’s common stock in payment of the option price, then, instead of the treatment described above, the following generally will apply: a number of new shares equal to the number of previously owned shares tendered will be considered to have been received in a tax-free exchange; the optionee’s basis and holding period for such number of new shares will be equal to the basis and holding period of the previously owned shares exchanged. The optionee will have compensation income equal to the fair market value on the date of exercise of the number of new shares received in excess of such number of exchanged shares; the optionee’s basis in such excess shares will be equal to the amount of such compensation income; and the holding period in such excess shares will begin on the date of exercise.

Stock Appreciation Rights.    Generally, the recipient of a stand-alone SAR will not recognize taxable income at the time the stand-alone SAR is granted. If an employee receives the appreciation inherent in the SARs in cash, the cash will be taxed as ordinary income to the employee at the time it is received. If an employee receives the appreciation inherent in the SARs in stock, the spread between the then current fair market value of the stock and the base price will be taxed as ordinary income to the employee at the time the stock is received. In general, there will be no federal income tax deduction allowed to the Company upon the grant or termination of SARs. However, upon the settlement of an SAR, the Company will be entitled to a deduction equal to the amount of ordinary income the recipient is required to recognize as a result of the settlement.

Other Awards.    The current United States federal income tax consequences of other awards authorized under the 2005 Plan are generally in accordance with the following: (i) restricted stock is generally subject to ordinary income tax at the time the restrictions lapse, unless the recipient elects to accelerate recognition as of the date of grant; (ii) stock unit awards are generally subject to ordinary income tax at the time of payment; and (iii) unrestricted stock awards are generally subject to ordinary income tax at the time of grant. In each of the foregoing cases, the Company will generally be entitled to a corresponding federal income tax deduction at the same time the participant recognizes ordinary income.

Section 162(m).    Compensation of persons who are “covered employees” of the Company is subject to the tax deduction limits of Section 162(m) of the Internal

The Walt Disney Company Notice of 2009 Annual Meeting and Proxy Statement

Revenue Code. Awards that qualify as “performance-based compensation” are exempt from Section 162(m), thus allowing the Company the full federal tax deduction otherwise permitted for such compensation. The 2005 Plan enables the Compensation Committee to grant awards that will be exempt from the deduction limits of Section 162(m).

Section 409A.    Acceleration of income, additional taxes, and interest apply to nonqualified deferred compensation that is not compliant with Section 409A of the Internal Revenue Code. To be compliant with Section 409A rules with respect to the timing of elections to defer compensation, distribution events and funding must be satisfied. The Company has adopted amendments to the 2005 Plan intended to ensure that awards under it will not be subject to adverse tax consequences applicable to deferred compensation under Section 409A.

Tax Treatment of Awards to Non-Employee Directors and to Employees Outside the United States.    The grant and exercise of options and awards under the 2005 Plan to non-employee Directors and to employees outside the United States may be taxed on a different basis.

The Board recommends that shareholders vote “FOR” the amendment to the Amended and Restated 2005 Stock Incentive Plan.

Approval of Amended Terms of the Amended and Restated 2002 Executive Performance Plan

In 2002, 2007 and 2008, the Company’s shareholders approved the terms of the 2002 Executive Performance Plan, which provides performance incentives in a manner that preserves, for tax purposes, the Company’s ability to deduct the compensation awarded under the plan. Under the plan, the Compensation Committee is authorized to award bonuses and restricted stock and restricted stock units whose vesting is conditioned on achievement of performance targets. The plan is structured to satisfy the requirement for performance-based compensation within the meaning of Section 162(m) of the Internal Revenue Code and related IRS regulations.

The Board of Directors and the Compensation Committee have, subject to shareholder approval, approved amendments to the Amended and Restated 2002 Executive Performance Plan that conform the terms of the 2002 Plan to the proposed amended terms of the 2005 Stock Incentive Plan described above by increasing the number of shares or share units that may be subject to restricted stock and/or restricted units granted to any one individual from 2,500,000 shares in any five-year period to 2,000,000 shares in any single year.

Share authorization limits are included in the plan to assure compliance with Section 162(m) of the Internal Revenue Code and hence to avoid causing grants issued to the individual to be non-tax deductible. The authorization limits are established for this tax-related purpose and do not create target grants for any individual or commit the company to any particular level of grant. The limits contained in the Company’s plans are unduly restrictive when viewed in comparison to limits imposed for this tax-related purpose by other companies. Ninety percent of the Fortune 250 companies that have amended their stock incentive plans in the last two years have an annual share limitation rather than a multi-year limit and over 50% of those companies have annualized limits that are higher than those currently contained in the Company’s plans. The current limitation in the Company’s 2002 Plan could limit the ability of the Company to make equity awards that are fully deductible and, assuming the amendments to the 2005 Plan increasing the number of options that could be issued are approved, could constrain the flexibility of the Company and the Compensation Committee to achieve their equity grant objectives by compelling a grant which, because of a limit on the number of restricted stock and/or restricted units that may be granted to one individual, is much more heavily weighted towards options than would otherwise be optimal. The proposed amendment would preserve

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the tax related purpose of the limitation, while affording the Company more flexibility to structure components of equity grants.

The Board of Directors recommends that shareholders approve the terms of the Amended and Restated 2002 Executive Performance Plan. The affirmative vote of a majority of shares represented in person or by proxy and entitled to vote on this item will be required for approval of the terms of the Amended and Restated 2002 Executive Performance Plan. Abstentions will be counted as represented and entitled to vote and will therefore have the effect of a negative vote. Broker non-votes (as described under “Information About Voting and the Meeting — Voting”) will not be considered entitled to vote on this item, and therefore will not be counted in determining the number of shares necessary for approval.

The material terms of the Amended and Restated 2002 Executive Performance Plan are described below.

Eligibility.    The Amended and Restated 2002 Executive Performance Plan is available for performance awards made to key employees (including any officer) of the Company who are (or in the opinion of the Compensation Committee may during the performance period covered by an award become) a “covered employee” for purposes of Section 162(m). A “covered employee” generally includes the five most highly compensated executive officers of the Company.

Business Criteria.    The Compensation Committee administers the plan and is charged with the responsibility for establishing specific targets for each participant in the plan that will, if achieved, allow for deductibility. Concurrently with the selection of these targets, the Committee must establish an objective formula or standard for calculating the maximum bonus payable to each participating executive officer. The targets may be based on one or more of the following business criteria (which are defined in the plan), or on any combination of them, on a consolidated basis, subject to adjustment as described below:

•	Net income
•	Return on equity
•	Return on assets
•	Earnings per share (diluted)
•	Cash flow
•	Aggregate segment operating margin
•	Financial statement objectives (including revenues)
•	EBITDA (net income before net interest, income taxes, and depreciation and amortization expense)
•	Total shareholder return

The targets must be established while the performance relative to the target remains substantially uncertain within the meaning of Section 162(m). The measurement periods are typically a single fiscal year but may include more than one fiscal year.

With respect to certain criteria, the plan generally requires that adjustments be made when determining whether the applicable targets have been met so as to eliminate, in whole or in part, in any manner specified by the Committee at the time the targets are established, the gain, loss, income and/or expense resulting from the following items:

(1)	changes in accounting principles that become effective during the performance period;

(2)	extraordinary, unusual or infrequently occurring events reported in the Company’s public filings; and

(3)	the disposition of a business, in whole or in part.

The Committee may, however, provide at the time the targets are established that one or more of these adjustments will not be made as to a specific award or awards. In addition, the Committee may determine at the time the targets are established that other adjustments will be made under the selected business criteria and applicable targets to take into account, in whole or in part, in any manner specified by the Committee, any one or more of the following:

The Walt Disney Company Notice of 2009 Annual Meeting and Proxy Statement

(a)	gain or loss from all or certain claims and/or litigation and insurance recoveries;

(b)	the impact of impairment of tangible or intangible assets;

(c)	restructuring activities reported in the Company’s public filings; and

(d)	the impact of investments or acquisitions.

Each of the adjustments described in this paragraph may relate to the Company as a whole or any part of the Company’s business or operations, as determined by the Committee at the time the performance targets are established. The adjustments are to be determined in accordance with generally accepted accounting principles and standards, unless another objective method of measurement is designated by the Committee. Finally, adjustments will be made as necessary to any criteria related to the Company’s stock to reflect changes in corporate capitalization, such as stock splits and certain reorganizations.

The Compensation Committee has established targets for determining deductibility for fiscal 2009 based upon adjusted net income.

Maximums.    Under the plan, the bonuses for the officers subject to the plan may not exceed $55 million in the aggregate in any fiscal year, and the maximum for any single officer may not exceed 50% of the aggregate total.

The Compensation Committee has the discretion to pay less than the maximum amount otherwise payable based on individual performance or other criteria the Committee determines appropriate. Annual bonuses are paid following the close of the fiscal year to which they relate, subject to certification by the Compensation Committee that the applicable criteria have been satisfied in whole or in part.

The maximum number of shares of restricted stock or restricted stock units that may be granted to any one participant under the plan assuming approval of the proposed amendment is 2.0 million in any year, subject to stock splits and certain other changes in corporate capitalization.

Amendment.    The plan may from time to time be amended, suspended or terminated, in whole or in part, by the Board of Directors or the Compensation Committee, but no amendment will be effective without Board and/or shareholder approval if such approval is required to satisfy the requirements of Section 162(m).

Awards Under the Plan.    The amount of annual bonuses to be paid and the amount of restricted stock or restricted stock units to be awarded in the future to the Company’s current and future executive officers under the plan cannot be determined at this time, as actual amounts will be based on the discretion of the Compensation Committee in determining the awards and actual performance. As discussed on page 65 of this Proxy Statement, the number of restricted stock units awarded to Mr. Iger under the Plan in fiscal 2009 will depend on whether the amendments to the Amended and Restated 2005 Stock Incentive Plan are approved. The number of restricted stock units that would be awarded to Mr. Iger in that circumstance is within the parameters of the existing 2002 Plan and thus the grant is not dependent on whether the amendments to the 2002 Plan are approved. The annual bonuses paid under the plan with respect to fiscal 2008 to the executive officers currently eligible under the plan are set forth in the Summary Compensation Table.

The Board recommends that shareholders vote “FOR” approval of the amended terms of the Amended and Restated 2002 Executive Performance Plan.

Shareholder Proposals

The Company has been notified that three shareholders intend to present proposals for consideration at the annual meeting. The shareholders making these proposals have presented the proposals and supporting statements below, and we are presenting the proposals as they were

The Walt Disney Company Notice of 2009 Annual Meeting and Proxy Statement

submitted to us. We do not necessarily agree with all the statements contained in the proposals and the supporting statements, but we have limited our responses to the most important points and have not attempted to address all the statements with which we disagree. The address and stock ownership of each of the proponents will be furnished by the Company’s Secretary to any person, orally or in writing as requested, promptly upon receipt of any oral or written request.

The affirmative vote of the holders of a majority of shares represented in person or by proxy and entitled to vote on the proposal will be required for approval of each of the proposals. Abstentions will be counted as represented and entitled to vote and will have the effect of a negative vote on all proposals. Broker non-votes (as described under “Information About Voting and the Meeting — Voting” ) will not be considered entitled to vote on these proposals and will not be counted in determining the number of shares necessary for approval of the proposals.

•	Proposal 1–Political Contributions Reporting

The Free Enterprise Action Fund has notified the Company that it intends to present the following proposal for consideration at the annual meeting:

Resolved, that the shareholders hereby request that the Board of Directors provide a report, updated semi-annually, disclosing Disney’s:

1. Policies and procedures for political contributions (both direct and indirect) made with corporate funds.

2. Monetary and non-monetary contributions to political candidates, political parties, political committees and other political entities organized and operating under 26 USC Sec. 527 of the Internal Revenue Code including the following:

a. An accounting of Disney funds contributed to any of the organizations described above;

b. Identification of the person or persons in Disney who participated in making the decisions to contribute; and

c. The internal guidelines or policies, if any, governing the Disney’s political contributions.

This report should be presented to the Board of Directors’ Audit Committee or other relevant oversight committee, and posted on Disney’s website.

SUPPORTING STATEMENT: As long-term shareholders of Disney, we support policies that apply transparency and accountability to corporate political giving.

Absent a system of accountability, we believe that corporate executives may be free to use Disney assets for political objectives that are not shared by and may be harmful to the interests of Disney and its shareholders. We are concerned that there is currently no single source of information that provides all of the information sought by this resolution.

We are concerned that Disney is succumbing to political pressure to the detriment of shareholders and compromising its right to free speech. As an examples of such political pressure, the ABC TV docu-drama “The Path to 9/11” recounted historical events from the 1993 World Trade Center bombing to the tragic events of September 11, 2001. The program caused an unprecedented negative reaction from leading political figures in the Democratic Party.

A pre-broadcast letter from Senate Majority leader Harry Reid, and fellow Democrats Sen. Chuck Schumer and Sen. Dick Durbin urged Disney to cancel the program. The letter seemed to threaten Disney’s broadcast license by noting that it was conditioned on the company acting as a trustee “in serving the public interest.” [The letter may be read at http://freeenterpriseactionfund.com/Reid_Disney_letter.pdf.] Although the program had nearly 25 million viewers and earned seven Emmy nominations,

The Walt Disney Company Notice of 2009 Annual Meeting and Proxy Statement

the above-described political intimidation and meddling appears to be continuing as Disney has so far refused to sell DVDs of the program. An ABC executive reportedly said, “If Hillary weren’t running for president, this wouldn’t be a problem.”

Since 2003 Disney CEO Robert Iger has donated $94,900 to Democratic politicians while contributing $6,800 to Republican politicians. Mr. Iger has contributed $4,200 to Senator Hillary Clinton, according to Opensecrets.org.

Selling the DVD would provide Disney the opportunity to recoup the estimated $40 million it cost to make the film and to make a profit. If Disney is willing to give up profitable DVD sales because of political considerations, then shareholders have reason to be concerned that this type of political appeasement may extend to its political giving, thereby harming shareholder value.

The Board of the Company recommends a vote “AGAINST” this proposal for the following reasons:

Because many national and local public policy decisions affect its businesses, the Company believes that active participation in the political life of the countries and communities in which it does business is in the best interests of the Company and its shareholders. As a result, the Company participates in policy debates on many issues to support the Company’s positions, and, where permitted by law and deemed appropriate by management, contributes to candidates for public office and related organizations.

The Board rejects categorically the assertions relating to the “Path to 9/11” that form the sole justification for the proposal contained in the Proponent’s “Supporting Statement.” In one respect, however, the Board does not quarrel with the proposal: the Board agrees the Company’s approach and philosophy with respect to political contributions should be communicated to its shareholders in some fashion. The Board disagrees, however, with the dictates of the proposal as to the manner, level of detail and frequency with which that information should be communicated, particularly given the amount of information already publicly available about specific corporate political contributions, which includes reporting by the Company or contribution recipients to state and federal authorities of the amount of individual contributions made by the Company and its political action committee and which are generally made available to the public via online access. The Company is in the process of preparing its first Corporate Responsibility Report for publication at or before the time of the annual meeting, in which the Company will address the ways in which Company activities, including political contributions, relate to multiple issues of importance to the communities in which it does business. The Board believes the Company’s approach to political contributions is best presented and understood (a) as part of, and in the context of, this comprehensive report on Company activities; and (b) at a level of detail that is commensurate with the materiality of the contributions to the business of the Company and appropriate in light of information that is already available.

For the foregoing reasons, the Board urges you to vote against this proposal.

Accordingly, the Board recommends that you vote “AGAINST” this proposal, and your proxy will be voted against if the proposal is presented unless you specify otherwise.

•	Proposal 2—Death Benefit Payments

The American Federation of State County and Municipal Employees Pension Plan Fund has notified the Company that it intends to present the following proposal for consideration at the annual meeting:

RESOLVED, that shareholders of The Walt Disney Company (“Disney”) urge the board of directors’ compensation committee to adopt a policy that Disney will not make or promise to make any death benefit payments to its

The Walt Disney Company Notice of 2009 Annual Meeting and Proxy Statement

senior executives’ estates or beneficiaries, or pay any premiums in respect of any life insurance policy covering a senior executive’s life (in each case, a “golden coffin”), except for benefits provided pursuant to a plan, policy or arrangement applicable to management employees of Disney generally, such as a group universal life insurance policy. A golden coffin is defined as any (a) promised payment of unearned future salary or bonus, (b) promise to accelerate the vesting of options or the lapsing of restrictions on stock upon an executive’s death, (c) perquisites or (d) payment of life insurance policy premiums for an executive, where the policy is not available to Disney management employees generally. The policy should be implemented in a way that does not violate any existing contractual obligation of Disney or the terms of any compensation or benefit plan currently in effect.

SUPPORTING STATEMENT: As long-term Disney shareholders, we support compensation programs that tie pay closely to performance and that deploy company resources efficiently. In our view, golden coffin payments—making payouts to senior executive’s beneficiaries based on salary and bonus that have not been earned by the executive prior to death, accelerating the vesting of equity grants or the lapsing of restrictions on restricted stock, and/or the provisions of extraordinary life insurance policies—are not consistent with these principles. According to the 2008 proxy statement, Disney provides a program called the “Family Income Assurance Plan” for key executives that would provide three years of salary payments to the estate in the event of death. For President and CEO Robert Iger, his estate would receive $4.5 million in golden coffin payments in the event of termination due to death.

Because the payment of golden coffin benefits depends on the death of the executive—and not on company performance—golden coffins sever the pay/performance link. Companies often claim that pay packages that include death benefits are designed for execu-

tive retention. But death severs any retention rationale. This basic fact led compensation consultant Steven Hall to comment “if the executive is dead, you’re certainly not retaining them.” (Mark Maremont, “Companies Promise CEOs Lavish Posthumous Payouts,” Wall Street Journal (June 10, 2008))

We believe paying death benefits to executives is not fair or reasonable compensation. National Association of Corporate Directors CFO Peter Gleason has called golden coffin payouts a “bad idea” (Nicholas Rummel, “Making Peace Between Boards and Investors” Financial Week (June 16, 2008)), while compensation consultant Alan Johnson has called them “part of the ugly, seamy side of executive compensation.” (Andrew McIlvaine, “‘Golden Coffins’ Offer Big Payouts, “ Human Resource Executive Online, (July 23, 2008))

This proposal does not seek to eliminate golden coffin or similar payments that are available broadly to Disney’s management employees.

We urge shareholders to vote FOR this proposal.

The Board of the Company recommends a vote “AGAINST” this proposal for the following reasons:

The Board shares the proponent’s belief that compensation packages for senior executive officers should link compensation to performance. To that end, and as described in more detail in the Compensation Discussion and Analysis beginning on page 14, the Company’s compensation program for senior executive officers is weighted heavily towards bonus and equity incentive compensation that is explicitly tied to Company performance as reflected in metrics that we believe drive, support and enhance shareholder value.

At the same time, every senior executive employment arrangement necessarily contains terms and benefits that are not performance based. While the overall compensation package is heavily weighted toward performance conditioned

The Walt Disney Company Notice of 2009 Annual Meeting and Proxy Statement

compensation, these other elements are part of an overall package that is negotiated with the senior executive and forms part of the inducement to enter into the employment relationship. This is the case with death benefits, which can be an important inducement to attract and retain executives who seek to provide economic security for their families in the event of their death.

The focus of the proposal is the Company’s Family Income Assurance Plan (the “Plan”), a benefit plan instituted by the Company approximately 30 years ago. The plan provides partial continuation of a participant’s salary for three years after an executive’s death if he dies while employed, with payments of 100% of salary for the first year, 75% of salary for the second year and 50% of salary for the third year. Other companies afford similar protection through the purchase of insurance. Because of the remote likelihood of its occurrence, the Company has historically decided to self-insure the benefit it offers. The proposal asks the Company to adopt a policy that would preclude it from continuing to offer the Plan or to pay premiums in respect of any life insurance policy covering a senior executive’s life, other than through a policy that is applicable to management employees of Disney generally.

In recent years, employment discussions with new senior executives have focused on elements of the overall compensation and benefits package other than death benefits, and the Plan has not been extended to any new senior executive in the last several years. As a result, the Company is fully prepared to discontinue offering the Plan (or a comparable insurance benefit) to new senior executives, as that, in fact, conforms to the Company’s current practice.

The Board opposes the proposal only because it is unduly restrictive in how it seeks to transition to a policy with which the Company agrees. The proposal would require the Company to end participation by an existing participant in the Plan as soon as the Company is legally able to do so, even if that would disrupt the established expectations and tradeoffs involved in existing employment relationships. By requiring the elimination of a settled benefit, the proposal would inevitably trigger negotiation over substitute consideration of comparable value. The Board does not believe that the gain involved warrants the disruption and cost of renegotiating new packages that eliminate the benefits of the Plan either now or when employment agreements are renewed. In sum, the Board believes that the proposal would create unnecessary disruption without a significant benefit, and therefore urges you to vote against it.

Accordingly, the Board recommends that you vote “AGAINST” this proposal, and your proxy will be voted against if the proposal is presented unless you specify otherwise.

•	Proposal 3—Shareholder Advisory Vote on Executive Compensation

Walden Asset Management has notified the Company that it intends to present the following proposal for consideration at the annual meeting:

RESOLVED, that shareholders of The Walt Disney Company request the board of directors to adopt a policy that provides shareholders the opportunity at each annual shareholder meeting to vote on an advisory resolution, proposed by management, to ratify the compensation of the named executive officers (“NEOs”) set forth in the proxy statement’s Summary Compensation Table (the “SCT”) and the accompanying narrative disclosure of material factors provided to understand the SCT (but not the Compensation Discussion and Analysis). The proposal submitted to shareholders should make clear that the vote is non-binding and would not affect any compensation paid or awarded to any NEO.

SUPPORTING STATEMENT: Investors are increasingly concerned about mushrooming executive compensation especially when it is insufficiently linked to performance. In 2008, shareholders filed close to 100 “Say on Pay”

The Walt Disney Company Notice of 2009 Annual Meeting and Proxy Statement

resolutions. Votes on these resolutions have averaged 43% in favor, with ten votes over 50%, demonstrating strong shareholder support for this reform.

An Advisory Vote establishes an annual referendum process for shareholders about senior executive compensation. We believe the results of this vote would provide the board and management useful information about shareholder views on the company’s senior executive compensation.

In its 2008 proxy Aflac submitted an Advisory Vote resulting in a 93% vote in favor, indicating strong investor support for good disclosure and a reasonable compensation package. Daniel Amos, Chairman and CEO said, “An advisory vote on our compensation report is a helpful avenue for our shareholders to provide feedback on our pay-for-performance compensation philosophy and pay package.”

To date eight other companies have also agreed to an Advisory Vote, including Verizon, MBIA, H&R Block, Blockbuster, and Tech Data. TIAA-CREF, the country’s largest pension fund, has successfully held an Advisory Vote twice.

Influential proxy voting service RiskMetrics Group, recommends votes in favor, noting: “RiskMetrics encourages companies to allow shareholders to express their opinions of executive compensation practices by establishing an annual referendum process. An advisory vote on executive compensation is another step forward in enhancing board accountability.”

The Council of Institutional Investors endorsed advisory votes and a bill to allow annual advisory votes passed the House of Representatives by a 2-to-1 margin. As presidential candidates, Senators Obama and McCain support the Advisory Vote.

We believe that existing U.S. Securities and Exchange Commission rules and stock exchange listing standards do not provide shareholders with sufficient mechanisms for providing input to boards on senior executive compensation. In contrast, in the United King-

dom, public companies allow shareholders to cast a vote on the “directors’ remuneration report,” which discloses executive compensation. Such a vote isn’t binding, but gives shareholders a clear voice that could help shape senior executive compensation.

We believe that a company that has a clearly explained compensation philosophy and metrics, reasonably links pay to performance, and communicates effectively to investors would find a management sponsored Advisory Vote a helpful tool.

We urge our board to allow shareholders to express their opinion about senior executive compensation through an Advisory Vote by instituting this governance reform.

The Board of the Company recommends a vote “AGAINST” this proposal for the following reasons:

The Board appreciates and respects the proponent’s view that, as a general rule, advisory votes enhance shareholder value. At the same time, it is the Board’s view that the potential benefits of advisory votes cannot be generalized, that the introduction of such votes may impair rather than enhance shareholder value, and that the need for an advisory vote must be assessed against the approach to compensation already taken by a particular board in order to determine whether, on balance, the potential gains associated with an advisory vote outweigh its potential harm. For the reasons that follow, the Board believes that, when such an assessment is made for Disney, the introduction of an advisory vote is not warranted and would not be constructive.

Advocates of advisory votes view them as a desirable way to cause boards to focus on executive compensation decisions and take them more seriously. This Board of Directors, however, already takes its responsibilities with respect to setting and monitoring executive compensation very seriously. Through its Compensation Committee, the Board engages in a careful assessment of the performance of the

The Walt Disney Company Notice of 2009 Annual Meeting and Proxy Statement

Company, the performance of executives, the relationship between the compensation philosophy of the Board and the incentives it seeks to create to drive long term growth and the competitive market for executive talent. The Board’s task is to strike a balance that enables the Company to attract and retain the level of talent that it needs and to provide appropriate incentives to executives to align themselves with our shareholders and drive shareholder value. In striking that balance, the Compensation Committee and the Board are advised by an independent consultant who has been retained by the Committee for that purpose. The compensation philosophy that has evolved from that review significantly ties compensation to Company performance based on metrics that the Board believes drive that value. The rationale underlying that philosophy and its application are set forth in detail in this Proxy Statement beginning on page 14.

One of the other conditions that sometimes drives advisory votes — the need to encourage Board dialogue with shareholders — doesn’t exist with respect to the Disney Board. This Board already believes the views of shareholders are, and need to be, an important input into the Board’s decision making process and has demonstrated its interest in maintaining an ongoing dialogue with major investors on a variety of topics including executive compensation, as well as with groups interested in governance issues generally and compensation issues in particular. The opportunity for dialogue is facilitated by Disney’s Board structure, which, as a result of splitting the chairman of the Board and chief executive officer functions, gives shareholders access to the Board through an independent, non-executive chairman. In short, when our shareholders have a desire to focus on compensation philosophy and practices, there is already in place a meaningful process for views to be expressed and heard. Our Directors also monitor ongoing public discussion of issues of governance and compensation. Indeed, the Company’s current “pay for performance” compensation design was influenced by significant interaction with interested shareholder groups.

In addition, the Board has adopted a number of governance procedures designed to enhance accountability to shareholders on a range of issues including executive compensation. These include a bylaw providing for majority election of Directors, procedures for direct communication with Directors (as described on page 12 of this proxy statement) and procedures for shareholder nominations of Directors (as described on page 13 of this proxy statement). We believe these measures, together with the Board’s solicitation of input from shareholders on executive compensation, provide our shareholders with the opportunity for meaningful input into executive compensation decisions.

At times, advocates of advisory votes also assert that the process yields incremental shareholder feedback that would assist a board in ascertaining shareholder sentiment. But for Disney, given the existing feedback mechanisms, an advisory vote would not yield clearer, more actionable information than is already available. A shareholder vote is simply too blunt an instrument for dealing with the complex interrelated judgments involved in executive compensation. A simple up or down vote on compensation matters by shareholders would likely provide little useful guidance about the driving force behind the vote. It would be difficult to discern whether the drivers of the vote were long-term or short-term investors — who may well have different perspectives on compensation philosophy — or whether the vote was motivated by one aspect of compensation or another, or compensation for one executive or another, on an entire compensation package for the entire executive team. Understanding these drivers is, of course, critical to evaluating the input and forming an appropriate response. The Board believes the best and only real way to develop that understanding is the process of dialogue that is currently in place.

Finally, some advisory vote advocates assert that whatever the limitations of the information learned there is no harm in the process. The Board believes, however, that there is real potential harm — that a shareholder vote approach could have the

The Walt Disney Company Notice of 2009 Annual Meeting and Proxy Statement

unintended consequence of damaging rather than enhancing shareholder value. There is one vitally important aspect of executive compensation that tends to get too little attention in the debate surrounding advisory votes. One of the Board’s most critical functions is to evaluate and provide appropriate incentives to the executive management team. This is particularly true of the chief executive officer where the Board is directly responsible for managing, in effect, the employee relationship. The factors that go into how the Board elects to manage that relationship are complex and often quite sensitive. In any circumstance, a Board has a unique vantage point to assess how those sensitive factors should be weighed to appropriately manage, reward and incentivize the chief executive officer. That is particularly true of a Board such as Disney’s, which has the added perspective of an independent chairman whose working relationship with the chief executive officer only enhances the insights that the Board brings to bear on this set of judgments. It is simply not feasible to expect an up or down vote to effectively weigh the balance of factors that inhere in the Board’s judgments about how best to discharge this vital aspect of its responsibility. To the contrary, the process could create real and unfortunate frictions that could impair the ability of the Board to perform one of its core functions.

For all these reasons, the Board believes that the existing opportunities for dialogue with shareholders, its consideration of public debate regarding compensation issues and its evaluation of these inputs in the context of the directors’ intense familiarity with the specific circumstances and needs of the Company are far better ways to assess investor reaction to compensation matters than a shareholder vote.

Accordingly, the Board recommends that you vote “AGAINST” this proposal, and your proxy will be voted against if the proposal is presented unless you specify otherwise.

Other Matters

Management is not aware of any other matters that will be presented at the Annual Meeting, and Company Bylaws do not allow proposals to be presented at the meeting unless they were properly presented to the Company prior to December 6, 2008. However, if any other question that requires a vote is properly presented at the meeting, the proxy holders will vote as recommended by the Board or, if no recommendation is given, in their own discretion.

Information About Voting and the Meeting

Shares Outstanding

Shareholders owning Disney common stock at the close of business on January 9, 2009 (the record date), may vote at the 2009 Annual Meeting and any postponements or adjournments of the meeting. On that date, 1,853,820,015 shares of common stock were outstanding. Each share is entitled to one vote on each matter considered at the meeting.

Voting

Shareholders have a choice of voting over the Internet, by telephone or by using a traditional proxy card.

•	To vote by Internet, go to www.ProxyVote.com and follow the instructions there. You will need the 12 digit number included on your proxy card, voter instruction form or notice.

•

To vote by telephone, registered shareholders should dial (800) 690-6903 and follow the instructions. Beneficial holders should dial the phone number listed on your voter instruction form. You will need the 12 digit number included on your proxy card, voter instruction form or notice.

•	If you received a notice and wish to vote by traditional proxy card, you can receive a full set of materials at no charge through one of the following methods:

1) by internet: www.ProxyVote.com

The Walt Disney Company Notice of 2009 Annual Meeting and Proxy Statement

2) by Phone: (800) 579-1639

3) by email: sendmaterial@proxyvote.com (your email should contain the 12 digit number in the subject line).

The deadline for voting by telephone or electronically is 11:59 p.m., Eastern Daylight Time, on March 9, 2009. If you are a registered shareholder and attend the meeting, you may deliver your completed proxy card in person. “Street name” shareholders who wish to vote at the meeting will need to obtain a proxy form from the institution that holds their shares.

If you properly sign and return your proxy card or complete your proxy via the telephone or Internet, your shares will be voted as you direct. If you sign and return your proxy but do not specify how you want your shares voted, they will be voted FOR the election of all nominees for Director as set forth under “Election of Directors,” FOR the ratification of the appointment of the independent registered public accountants, FOR approval of the amendment to the Amended and Restated 2005 Stock Incentive Plan, FOR approval of the amendment to the Amended and Restated 2002 Executive Performance Plan and AGAINST each of the shareholder proposals.

You may revoke your proxy and change your vote at any time before the Annual Meeting by submitting a written notice to the Secretary, by submitting a later dated and properly executed proxy (including by means of a telephone or Internet vote) or by voting in person at the Annual Meeting.

If you participate in the Disney Salaried Savings and Investment Plan or its predecessors or the Disney Hourly Savings and Investment Plan, you may give voting instructions as to the number of shares of common stock equivalent to the interest in Disney common stock credited to your account as of the record date. You may provide voting instructions to Fidelity Management Trust Company by voting online or by completing and returning a proxy card if you received one. If you hold shares other than through these plans and you vote electronically, voting instructions you give with respect to your other shares will be applied to Disney stock credited to your accounts in a savings and investment plan unless you request a separate control number with respect to each account. To receive separate control numbers, please call (866) 586-0512

The trustee will vote your shares in accordance with your duly executed instructions received by March 5, 2009. If you do not send instructions, the trustee will vote the number of shares equal to the share equivalents credited to your account in the same proportion that it votes shares in your plan for which it did receive timely instructions from other participants. You may revoke previously given voting instructions by March 5, 2009, by either revising your instructions on line or by submitting to the trustee either a written notice of revocation or a properly completed and signed proxy card bearing a later date. Your voting instructions will be kept confidential by the trustee.

Under New York Stock Exchange Rules, the proposals to elect Directors and to approve the appointment of independent auditors are considered “discretionary” items. This means that brokerage firms may vote in their discretion on these matters on behalf of clients who have not furnished voting instructions at least 10 days before the date of the meeting. In contrast, the amendment to the Amended and Restated 2005 Stock Incentive Plan, the amendment to the Amended and Restated 2002 Executive Performance Plan and the shareholder proposals are “non-discretionary” items. This means brokerage firms that have not received voting instructions from their clients on these proposals may not vote on them. These so-called “broker non-votes” will be included in the calculation of the number of votes considered to be present at the meeting for purposes of determining a quorum, but will not be considered in determining the number of votes necessary for approval and will have no effect on the outcome of the vote for the amendments to the Amended and Restated 2005 Stock Incentive Plan, the amendments to the Amended and Restated 2002 Executive Performance Plan and the shareholder proposals.

The Walt Disney Company Notice of 2009 Annual Meeting and Proxy Statement

We will post preliminary results of voting at the meeting on our investor relations web site promptly after the meeting.

Attendance at the Meeting

If you plan to attend the meeting, you must request an admission ticket in advance. Tickets will be issued to registered and beneficial owners and to one guest accompanying each registered or beneficial owner. You may request tickets by:

•	visiting www.disney.com/annualmeeting2009 and following the instructions provided;

•

sending an e-mail to the Shareholder Services department at Corp.Shareholder.Services@Disney.com providing the name under which you hold shares of record or the evidence of your beneficial ownership of shares described below and whether you are requesting one or two tickets;

•

sending a fax to (818) 553-7210 providing the name under which you hold shares of record or the evidence of your beneficial ownership of shares described below and whether you are requesting one or two tickets;

•	calling Shareholder Services at (818) 553-7200 and following the instructions provided; or

•

sending a request by mail to Shareholder Services, The Walt Disney Company, 500 S. Buena Vista St., MC 9722, Burbank, CA 91521 providing the name under which you hold shares of record or the evidence of your beneficial ownership of shares described below and whether you are requesting one or two tickets.

Please note that if you hold your shares in “street name” (that is, through a broker or other nominee), you will need to send a written request for a ticket either by regular mail, fax or e-mail, along with proof of share ownership, such as a copy of the portion of your voting instruction form showing your name and address, a bank or brokerage firm account statement or a letter from the broker, trustee, bank or nominee holding your shares, confirming ownership.

Requests for admission tickets will be processed in the order in which they are received and must be requested no later than March 3, 2009. Please note that seating is limited and requests for tickets will be accepted on a first-come, first-served basis. On the day of the meeting, each shareholder will be required to present a valid picture identification such as a driver’s license or passport with their admission ticket. Seating will begin at 9:00 a.m. and the meeting will begin at 10:00 a.m. Cameras (including cell phones with photographic capabilities), recording devices and other electronic devices will not be permitted at the meeting.

Other Information

Stock Ownership

Based on a review of filings with the Securities and Exchange Commission, the Company has determined that the following person is a holder of more than 5% of the outstanding shares of Disney common stock:

Name and Address of Beneficial owner	Shares	Percent of Class
Steven P. Jobs One Infinite Loop Cupertino, CA 95014	138,000,007	7.4%

The Walt Disney Company Notice of 2009 Annual Meeting and Proxy Statement

The following table shows the amount of Disney common stock beneficially owned (unless otherwise indicated) by our current Directors and named executive officers and by Directors and executive officers as a group. Except as otherwise indicated, all information is as of January 9, 2009.

Name	Shares[1,2]	Stock Units[3,4]	Shares Acquirable Within 60 Days[4,5]	Percent of Class
Susan E. Arnold	1,100	6,670	1,200	*
Alan N. Braverman	129,356	—	953,417	*
John E. Bryson	8,961	27,497	36,000	*
John S. Chen	11,740	11,275	18,000	*
Judith L. Estrin	34,766	4,326	48,000	*
Robert A. Iger	537,153	—	5,173,257	*
Steven P. Jobs	138,000,007	—	—	7.4%
Fred H. Langhammer	14,471	13,318	12,000	*
Aylwin B. Lewis	7,035	11,931	18,000	*
Monica C. Lozano	7,196	21,479	36,000	*
Robert W. Matschullat	14,009	24,547	24,000	*
Kevin A. Mayer	5,020	—	164,213	*
Christine M. McCarthy	24,811	—	310,256	*
John E. Pepper, Jr.	47,195	2,827	7,200	*
Orin C. Smith	5,140	4,325	7,200	*
Thomas O. Staggs	259,687	—	1,805,450	*
All Directors and executive officers as a group (17 persons)	139,107,647	128,195	8,614,192	7.9%

*	Less than 1% of outstanding shares.

[1]

The number of shares shown includes shares that are individually or jointly owned, as well as shares over which the individual has either sole or shared investment or voting authority. Some Directors and executive officers disclaim beneficial ownership of some of the shares included in the table, as indicated below:

•	Mr. Chen—1,125 shares held for the benefit of children;
•	Ms. Lozano—57 shares held for the benefit of a child;
•	Mr. Mayer—65 shares held by a trust for the benefit of members of his family, of which he is trustee;
•	Mr. Pepper—150 shares held for the benefit of a child; and
•	Mr. Staggs—900 shares held by a trust for the benefit of members of his family, of which he is trustee.

All Directors and executive officers as a group disclaim beneficial ownership of a total of 2,297 shares.

[2]

For executive officers, the number of shares listed includes interests in shares held in Company savings and investment plans as of December 31, 2008: Mr. Iger—16,913 shares; Mr. Staggs—6,615 shares; Mr. Braverman—7,147 shares; Ms. McCarthy—2,317 and all executive officers as a group—32,992 shares.

[3]

Reflects the number of stock units credited as of January 9, 2009 to the account of each non-employee Director participating in the Company’s Amended and Restated 1997 Non-Employee Directors Stock and Deferred Compensation Plan. These units are payable solely in shares of Company common stock as described under “Corporate Governance and Board Matters—Board Compensation,” but do not have current voting or investment power. Excludes unvested restricted stock units awarded to executives under the Company’s Amended and Restated 2002 Executive Performance Plan which vest on a performance basis and other restricted stock units awarded to Directors and executives that have not vested under their vesting schedules.

[4]	Excludes dividends to be credited March 31, 2009 on restricted stock units held on December 31, 2008.
[5]

Reflects the number of shares that could be purchased by exercise of options exercisable at January 9, 2009, or within 60 days thereafter under the Company’s stock option plans and the number of shares underlying restricted stock units that vest within 60 days of January 9, 2009.

Section 16(a) Beneficial Ownership Reporting Compliance

Based upon a review of filings with the Securities and Exchange Commission and written representations that no other reports were required, we believe that all of our Directors and executive officers complied during fiscal 2008 with the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934, with the exception of: Mr. Iger, Mr. Staggs and Brent Woodford who, due to an administrative error in reporting to them the vesting of restricted stock units, each filed one late report relating to the vesting of restricted stock units; and Mr. Lang-hammer who, due to an administrative error in reporting to him the form of his Director compensation, filed three late reports relating to the award of stock units.

Electronic Availability of Proxy Statement and Annual Report

As permitted by Securities and Exchange Commission rules, we are making this proxy statement and our annual report available to shareholders electronically via the Internet on the Company’s website at www.disney.com/investors. On January 16, 2009, we began mailing to our shareholders a notice containing instructions on how to access this proxy statement and our annual report and how to vote online. If you received that notice, you will not receive a printed copy of the proxy materials unless you request it by following the instructions for requesting such materials contained on the notice or set forth in the following paragraph.

If you received a paper copy of this proxy statement by mail and you wish to receive a notice of availability of next year’s proxy statement either in paper form or electronically via e-mail, you can elect to receive a paper notice of availability by

The Walt Disney Company Notice of 2009 Annual Meeting and Proxy Statement

mail or an e-mail message that will provide a link to these documents on our website. By opting to receive the notice of availability and accessing your proxy materials online, you will save the Company the cost of producing and mailing documents to you, reduce the amount of mail you receive and help preserve environmental resources. Registered shareholders may elect to receive electronic proxy and annual report access or a paper notice of availability for future annual meetings by registering online at www.disney.com/investors. If you received electronic or paper notice of availability of these proxy materials and wish to receive paper delivery of a full set of future proxy materials, you may do so at the same location. Beneficial or “street name” shareholders who wish to elect one of these options may also do so at www.disney.com/investors.

Reduce Duplicate Mailings

The Company is required to provide an annual report and proxy statement or notice of availability of these materials to all shareholders of record. If you have more than one account in your name or at the same address as other shareholders, the Company or your broker may discontinue mailings of multiple copies. If you wish to receive separate mailings for multiple accounts at the same address, you should mark the designated box on your proxy card. If you are voting by telephone or the Internet and you wish to receive multiple copies, you may notify us at the address and phone number at the end of the following paragraph if you are a shareholder of record or notify your broker if you hold through a broker.

Once you have received notice from your broker or us that they or we will discontinue sending multiple copies to the same address, you will receive only one copy until you are notified otherwise or until you revoke your consent. If you received only one copy of this proxy statement and the annual report or notice of availability of these materials and wish to receive a separate copy for each shareholder at your household, or if, at any time, you wish to resume receiving separate proxy statements or annual reports or notices of availability, or if you are receiving multiple statements and reports and wish to receive only one, please notify your broker if your shares are held in a brokerage account or us if you hold registered shares. You can notify us by sending a written request to The Walt Disney Company, Shareholder Services, 500 South Buena Vista Street, MC 9722, Burbank, California 91521, or by calling Shareholder Services at (818) 553-7200 and we will promptly deliver additional materials as requested.

Proxy Solicitation Costs

The proxies being solicited hereby are being solicited by the Board of Directors of the Company. The cost of soliciting proxies in the enclosed form will be borne by the Company. We have retained Georgeson Shareholder Communications Inc., 199 Water Street, New York, New York 10038, to aid in the solicitation. For these services, we will pay Georgeson a fee of $17,500 and reimburse it for certain out-of-pocket disbursements and expenses. Officers and regular employees of the Company may, but without compensation other than their regular compensation, solicit proxies by further mailing or personal conversations, or by telephone, telex, facsimile or electronic means. We will, upon request, reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation material to the beneficial owners of stock.

The Walt Disney Company Notice of 2009 Annual Meeting and Proxy Statement

Annex A

Amended and Restated 2005 Stock Incentive Plan

1. Purpose. The purpose of The Walt Disney Company Amended and Restated 2005 Stock Incentive Plan is to further align the interests of employees and directors with those of the shareholders by providing incentive compensation opportunities tied to the performance of the Common Stock and by promoting increased ownership of the Common Stock by such individuals. The Plan is also intended to advance the interests of the Company and its shareholders by attracting, retaining and motivating key personnel upon whose judgment, initiative and effort the successful conduct of the Company’s business is largely dependent.

2. Definitions. Wherever the following capitalized terms are used in the Plan, they shall have the meanings specified below:

“Affiliate” means (i) any entity that would be treated as an “affiliate” of the Company for purposes of Rule 12b-2 under the Exchange Act and (ii) any joint venture or other entity in which the Company has a direct or indirect beneficial ownership interest representing at least one-third (1/3) of the aggregate voting power of the equity interests of such entity or one-third (1/3) of the aggregate fair market value of the equity interests of such entity, as determined by the Committee.

“Award” means an award of a Stock Option, Stock Appreciation Right, Restricted Stock Award, Stock Unit Award or Stock Award granted under the Plan.

“Award Agreement” means a written or electronic agreement entered into between the Company and a Participant setting forth the terms and conditions of an Award granted to a Participant.

“Board” means the Board of Directors of the Company.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” means the Company’s common stock, par value $0.01 per share.

“Committee” means the Compensation Committee of the Board, or such other committee of the Board appointed by the Board to administer the Plan.

“Company” means The Walt Disney Company, a Delaware corporation.

“Date of Grant” means the date on which an Award under the Plan is granted by the Committee, or such later date as the Committee may specify to be the effective date of an Award.

“Disability” means a Participant being considered “disabled” within the meaning of Section 409A(a)(2)(C) of the Code, unless otherwise provided in an Award Agreement.

“Effective Date” has the meaning ascribed to it in Section 14.1 hereof.

“Eligible Person” means any person who is an employee of the Company or any Affiliate or any person to whom an offer of employment with the Company or any Affiliate is extended, as determined by the Committee, or any person who is a Non-Employee Director.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fair Market Value” of a share of Common Stock as of a given date shall be the average of the highest and lowest of the New York Stock Exchange composite tape market prices at which the shares of Common Stock shall have been sold regular way on the date as of which Fair Market Value is to be determined or, if there shall be no such sale on such date, the next preceding day on which such a sale shall have occurred. If the Common Stock is not listed on the New York Stock Exchange on the date as of which Fair Market Value is to be determined, the Committee shall determine in good faith the Fair Market Value in whatever manner it considers appropriate.

“Full-Value Award” means any Restricted Stock Award, Stock Unit Award or Stock Award.

The Walt Disney Company Notice of 2009 Annual Meeting and Proxy Statement

“Incentive Stock Option” means a Stock Option granted under Section 6 hereof that is intended to meet the requirements of Section 422 of the Code and the regulations thereunder.

“Non-Employee Director” means any member of the Board who is not an employee of the Company.

“Nonqualified Stock Option” means a Stock Option granted under Section 6 hereof that is not an Incentive Stock Option.

“Participant” means any Eligible Person who holds an outstanding Award under the Plan.

“Plan” means The Walt Disney Company Amended and Restated 2005 Stock Incentive Plan as set forth herein, effective as provided in Section 14.1 hereof and as may be amended from time to time.

“Restricted Stock Award” means a grant of shares of Common Stock to an Eligible Person under Section 8 hereof that are issued subject to such vesting and transfer restrictions as the Committee shall determine, and such other conditions, as are set forth in the Plan and the applicable Award Agreement.

“Section 162(m)” means Section 162(m) of the Code or any successor provision thereto and the regulations thereunder.

“Service” means a Participant’s employment with the Company or any Affiliate or a Participant’s service as a Non-Employee Director with the Company, as applicable.

“Stock Award” means a grant of shares of Common Stock to an Eligible Person under Section 10 hereof that are issued free of transfer restrictions and forfeiture conditions.

“Stock Appreciation Right” means a contractual right granted to an Eligible Person under Section 7 hereof entitling such Eligible Person to receive a payment, representing the difference between the base price per share of the right and the Fair Market Value of a share of Common Stock, at such time, and subject to such conditions, as are set forth in the Plan and the applicable Award Agreement.

“Stock Option” means a contractual right granted to an Eligible Person under Section 6 hereof to purchase shares of Common Stock at such time and price, and subject to such conditions, as are set forth in the Plan and the applicable Award Agreement.

“Stock Unit Award” means a contractual right granted to an Eligible Person under Section 9 hereof representing notional unit interests equal in value to a share of Common Stock to be paid or distributed at such times, and subject to such conditions, as set forth in the Plan and the applicable Award Agreement.

3. Administration.

3.1 Committee Members. The Plan shall be administered by a Committee comprised of no fewer than two members of the Board. It is intended that each Committee member shall satisfy the requirements for (i) an “independent director” for purposes of the Company’s Corporate Governance Guidelines and the Compensation Committee Charter, (ii) an “independent director” under rules adopted by the New York Stock Exchange, (iii) a “nonemployee director” for purposes of such Rule 16b-3 under the Exchange Act and (iv) an “outside director” under Section 162(m) of the Code. No member of the Committee shall be liable for any action or determination made in good faith by the Committee with respect to the Plan or any Award thereunder.

3.2 Committee Authority. The Committee shall have such powers and authority as may be necessary or appropriate for the Committee to carry out its functions as described in the Plan. Subject to the express limitations of the Plan, the Committee shall have authority in its discretion to determine the Eligible Persons to whom, and the time or times at which, Awards may be granted, the number of shares, units or other rights subject to each Award, the exercise, base or purchase price of an Award (if any), the time or times at which an Award will become vested, exercisable or payable, the performance goals and other conditions of an Award, the duration of the Award, and all other terms of the Award. Subject to the

The Walt Disney Company Notice of 2009 Annual Meeting and Proxy Statement

terms of the Plan, the Committee shall have the authority to amend the terms of an Award in any manner that is not inconsistent with the Plan, provided that no such action shall adversely affect the rights of a Participant with respect to an outstanding Award without the Participant’s consent. The Committee shall also have discretionary authority to interpret the Plan and Award Agreements issued under the Plan, to make factual determinations under the Plan, and to make all other determinations necessary or advisable for Plan administration, including, without limitation, to correct any defect, to supply any omission or to reconcile any inconsistency in the Plan or any Award Agreement hereunder. The Committee may prescribe, amend, and rescind rules and regulations relating to the Plan. The Committee’s determinations under the Plan need not be uniform and may be made by the Committee selectively among Participants and Eligible Persons, whether or not such persons are similarly situated. The Committee shall, in its discretion, consider such factors as it deems relevant in making its interpretations, determinations and actions under the Plan including, without limitation, the recommendations or advice of any officer or employee of the Company or such attorneys, consultants, accountants or other advisors as it may select. All interpretations, determinations and actions by the Committee shall be final, conclusive, and binding upon all parties.

3.3 Delegation of Authority. The Committee shall have the right, from time to time, to delegate to one or more officers of the Company the authority of the Committee to grant and determine the terms and conditions of Awards granted under the Plan, subject to the requirements of Section 157(c) of the Delaware General Corporation Law (or any successor provision) and such other limitations as the Committee shall determine. In no event shall any such delegation of authority be permitted with respect to Awards to be granted to any member of the Board or to any Eligible Person who is subject to Rule 16b-3 under the Exchange Act or who is a covered employee under Section 162(m) of the Code. The Committee shall also be permitted to delegate, to any appropriate officer or employee of the Company, responsibility for performing certain ministerial functions under the Plan. In the event that the Committee’s authority is delegated to officers or employees in accordance with the foregoing, all provisions of the Plan relating to the Committee shall be interpreted in a manner consistent with the foregoing by treating any such reference as a reference to such officer or employee for such purpose. Any action undertaken in accordance with the Committee’s delegation of authority hereunder shall have the same force and effect as if such action was undertaken directly by the Committee and shall be deemed for all purposes of the Plan to have been taken by the Committee.

3.4 Grants to Non-Employee Directors. Any Awards or formula for granting Awards under the Plan made to Non-Employee Directors shall be approved by the Board. With respect to awards to such directors, all rights, powers and authorities vested in the Committee under the Plan shall instead be exercised by the Board, and all provisions of the Plan relating to the Committee shall be interpreted in a manner consistent with the foregoing by treating any such reference as a reference to the Board for such purpose.

4. Shares Subject to the Plan.

4.1 Maximum Share Limitations. Subject to adjustment pursuant to Section 4.3 hereof, the maximum aggregate number of shares of Common Stock that may be issued and sold under all Awards granted under the Plan shall be 136 million shares. Any shares of Common Stock subject to (i) Stock Options or Stock Appreciation Rights, whether granted before or after the Effective Date, or (ii) Full-Value Awards granted prior to the Effective Date, shall be counted against the maximum share limitation of this Section 4.1 as one share of Common Stock for every share of Common Stock subject thereto. Any shares of Common Stock subject to Full-Value Awards granted on or after the Effective Date shall be counted against the maximum share limitation of this Section 4.1 as two shares of Common Stock for every share of Common Stock subject thereto. To the extent that any Award of

The Walt Disney Company Notice of 2009 Annual Meeting and Proxy Statement

Stock Options or Stock Appreciation Rights, whether granted on or before the Effective Date, is forfeited, cancelled, returned to the Company for failure to satisfy vesting requirements or other conditions of the Award, or otherwise terminates without an issuance of shares of Common Stock being made thereunder, the shares of Common Stock covered by such Award of Stock Options or Stock Appreciation Rights will no longer be counted against the maximum share limitation of this Section 4.1 and may again be made subject to Awards under the Plan, subject to the foregoing maximum share limitation, on the basis of one share for every share of Common Stock subject to such Award of Stock Options or Stock Appreciation Rights. To the extent that any Full-Value Award granted prior to the Effective Date is forfeited, cancelled, returned to the Company for failure to satisfy vesting requirements or other conditions to the Award, or otherwise terminates without an issuance of shares of Common Stock being made thereunder, the maximum share limitation of this Section 4.1 shall be credited with one share of Common Stock for each share of Common Stock subject to such Full-Value Award, and such number of credited shares of Common Stock may again be made subject to Awards under the Plan subject to the foregoing maximum share limitation. To the extent that any Full-Value Award granted on or after the Effective Date is forfeited, cancelled, returned to the Company for failure to satisfy vesting requirements or other conditions to the Award, or otherwise terminates without an issuance of shares of Common Stock being made thereunder, such maximum share limitation shall be credited with two shares of Common Stock for each share of Common Stock subject to such Full-Value Award and such number of credited shares of Common Stock may again be made subject to Awards under the Plan, subject to the foregoing maximum share limitation. Shares of Common Stock delivered to the Company by a Participant to (A) purchase shares of Common Stock upon the exercise of an Award or (B) satisfy tax withholding obligations (including shares retained from the Award creating the obligation) shall not be added back to the number of shares available for the future grant of Awards. Shares of Common Stock repurchased by the Company on the open market using the proceeds from the exercise of an Award shall not increase the number of shares available for future grant of Awards. Notwithstanding the foregoing, upon exercise of a stock-settled Stock Appreciation Right, the number of shares subject to the Award that are then being exercised shall be counted against the maximum aggregate number of shares of Common Stock that may be issued under the Plan as provided above, on the basis of one share for every share subject thereto, regardless of the actual number of shares used to settle the Stock Appreciation Right upon exercise. Any Awards or portions thereof that are settled in cash and not in shares of Common Stock shall not be counted against the maximum share limitation of this Section 4.1. Shares of Common Stock issued and sold under the Plan may be either authorized but unissued shares or shares held in the Company’s treasury. In the case of Incentive Stock Options, the foregoing provisions shall be subject to the provisions of the Code.

4.2 Individual Participant Limitations. The maximum number of shares of Common Stock that may be subject to Stock Options and Stock Appreciation Rights in the aggregate granted to any one Participant during any single calendar year period shall be four million shares. The maximum number of shares of Common Stock that may be subject to Full-Value Awards in the aggregate granted to any one Participant during any single calendar year period shall be two million shares. The foregoing limitations shall each be applied on an aggregate basis taking into account Awards granted to a Participant under the Plan as well as awards of the same type granted to a Participant under any other equity-based compensation plan of the Company or any Affiliate. The per Participant limits described in this Section 4.2 shall be construed and applied consistently with Section 162(m).

4.3 Adjustments. If there shall occur any change with respect to the outstanding shares of Common Stock by reason of any recapitalization, reclassification, stock

The Walt Disney Company Notice of 2009 Annual Meeting and Proxy Statement

dividend, extraordinary dividend, stock split, reverse stock split or other distribution with respect to the shares of Common Stock, or any merger, reorganization, consolidation, combination, spin-off, or other similar corporate change, or any other change affecting the Common Stock, the Committee shall, in the manner and to the extent it considers equitable to the Participants and consistent with the terms of the Plan, cause an adjustment to be made in (i) the maximum number and kind of shares and the share counting rules provided in Section 4.1 and Section 4.2 hereof, (ii) the number and kind of shares of Common Stock, units, or other rights subject to then outstanding Awards, (iii) the exercise or base price for each share or unit or other right subject to then outstanding Awards, and (iv) any other terms of an Award that are affected by the event. Notwithstanding the foregoing, in the case of Incentive Stock Options, any such adjustments shall, to the extent practicable, be made in a manner consistent with the requirements of Section 424(a) of the Code.

5. Participation and Awards.

5.1 Designation of Participants. All Eligible Persons are eligible to be designated by the Committee to receive Awards and become Participants under the Plan. The Committee has the authority, in its discretion, to determine and designate from time to time those Eligible Persons who are to be granted Awards, the types of Awards to be granted and the number of shares of Common Stock or units subject to Awards granted under the Plan. In selecting Eligible Persons to be Participants and in determining the type and amount of Awards to be granted under the Plan, the Committee shall consider any and all factors that it deems relevant or appropriate.

5.2 Determination of Awards. The Committee shall determine the terms and conditions of all Awards granted to Participants in accordance with its authority under Section 3.2 hereof. An Award may consist of one type of right or benefit hereunder or of two or more such rights or benefits granted in tandem or in the alternative. In the case of any fractional share or unit resulting from the grant, vesting, payment or crediting of dividends or dividend equivalents under an Award, the Committee shall have the discretionary authority to (i) disregard such fractional share or unit, (ii) round such fractional share or unit to the nearest lower or higher whole share or unit, or (iii) convert such fractional share or unit into a right to receive a cash payment. To the extent deemed necessary by the Committee, an Award shall be evidenced by an Award Agreement as described in Section 13.1 hereof.

6. Stock Options.

6.1 Grant of Stock Options. A Stock Option may be granted to any Eligible Person selected by the Committee. Subject to the provisions of Section 6.8 hereof and Section 422 of the Code, each Stock Option shall be designated, in the discretion of the Committee, as an Incentive Stock Option or as a Nonqualified Stock Option.

6.2 Exercise Price. The exercise price per share of a Stock Option shall not be less than 100 percent of the Fair Market Value of the shares of Common Stock on the Date of Grant, provided that the Committee may in its discretion specify for any Stock Option an exercise price per share that is higher than the Fair Market Value on the Date of Grant.

6.3 Vesting of Stock Options. The Committee shall in its discretion prescribe the time or times at which, or the conditions upon which, a Stock Option or portion thereof shall become vested and/or exercisable, and may accelerate the vesting or exercisability of any Stock Option at any time. The requirements for vesting and exercisability of a Stock Option may be based on the continued Service of the Participant with the Company or an Affiliate for a specified time period (or periods), on the attainment of a specified performance goal (or goals) or on such other terms and conditions as approved by the Committee in its discretion.

6.4 Term of Stock Options. The Committee shall in its discretion prescribe in an Award Agreement the period during which a vested Stock Option may be exercised,

The Walt Disney Company Notice of 2009 Annual Meeting and Proxy Statement

provided that the maximum term of a Stock Option shall be ten years from the Date of Grant. Except as otherwise provided in this Section 6, Section 13.2 or as otherwise may be provided by the Committee in an Award Agreement, no Stock Option may be exercised at any time during the term thereof unless the Participant is then in the Service of the Company or one of its Affiliates.

6.5 Termination of Service. Subject to Section 6.8 hereof with respect to Incentive Stock Options, the Stock Option of any Participant whose Service with the Company or one of its Affiliates is terminated for any reason shall terminate on the earlier of (A) the date that the Stock Option expires in accordance with its terms or (B) unless otherwise provided in an Award Agreement, and except for termination for cause (as described in Section 12.2 hereof), the expiration of the applicable time period following termination of Service, in accordance with the following: (1) twelve months if Service ceased due to Disability, (2) eighteen months if Service ceased at a time when the Participant is eligible to elect immediate commencement of retirement benefits at a specified retirement age under a pension plan to which the Company or any of its Affiliates had made contributions, (3) eighteen months if the Participant died while in the Service of the Company or any of its Affiliates, or (4) three months if Service ceased for any other reason. During the foregoing applicable period, except as otherwise specified in the Award Agreement or in the event Service was terminated by the death of the Participant, the Stock Option may be exercised by such Participant in respect of the same number of shares of Common Stock, in the same manner, and to the same extent as if he or she had remained in the continued Service of the Company or any Affiliate during the first three months of such period; provided that no additional rights shall vest after such three months. The Committee shall have authority to determine in each case whether an authorized leave of absence shall be deemed a termination of Service for purposes hereof, as well as the effect of a leave of absence on the vesting and exercisability of a Stock Option. Unless otherwise provided by the Committee, if an entity ceases to be an Affiliate or otherwise ceases to be qualified under the Plan or if all or substantially all of the assets of an Affiliate are conveyed (other than by encumbrance), such cessation or action, as the case may be, shall be deemed for purposes hereof to be a termination of the Service.

6.6 Stock Option Exercise; Tax Withholding. Subject to such terms and conditions as shall be specified in an Award Agreement, a Stock Option may be exercised in whole or in part at any time during the term thereof by notice in the form required by the Company, together with payment of the aggregate exercise price therefor and applicable withholding tax. Payment of the exercise price shall be made in the manner set forth in the Award Agreement, unless otherwise provided by the Committee: (i) in cash or by cash equivalent acceptable to the Committee, (ii) by payment in shares of Common Stock that have been held by the Participant for at least six months (or such period as the Committee may deem appropriate, for accounting purposes or otherwise) valued at the Fair Market Value of such shares on the date of exercise, (iii) through an open-market, broker-assisted sales transaction pursuant to which the Company is promptly delivered the amount of proceeds necessary to satisfy the exercise price, (iv) by a combination of the methods described above or (v) by such other method as may be approved by the Committee and set forth in the Award Agreement. In addition to and at the time of payment of the exercise price, the Participant shall pay to the Company the full amount of any and all applicable income tax, employment tax and other amounts required to be withheld in connection with such exercise, payable under such of the methods described above for the payment of the exercise price as may be approved by the Committee and set forth in the Award Agreement.

6.7 Limited Transferability of Nonqualified Stock Options. All Stock Options shall be nontransferable except (i) upon the Participant’s death, in accordance with Section 13.2 hereof or (ii) in the case of Nonqualified Stock Options only, for the transfer of all or part of the Stock Option to a Participant’s “family member” (as

The Walt Disney Company Notice of 2009 Annual Meeting and Proxy Statement

defined for purposes of the Form S-8 registration statement under the Securities Act of 1933), as may be approved by the Committee in its discretion at the time of proposed transfer. The transfer of a Nonqualified Stock Option may be subject to such terms and conditions as the Committee may in its discretion impose from time to time. Subsequent transfers of a Nonqualified Stock Option shall be prohibited other than in accordance with Section 13.2 hereof.

6.8 Additional Rules for Incentive Stock Options.

(a) Eligibility. An Incentive Stock Option may only be granted to an Eligible Person who is considered an employee for purposes of Treasury Regulation §1.421-7(h) with respect to the Company or any Affiliate that qualifies as a “subsidiary corporation” with respect to the Company for purposes of Section 424(f) of the Code.

(b) Annual Limits. No Incentive Stock Option shall be granted to a Participant as a result of which the aggregate Fair Market Value (determined as of the Date of Grant) of the stock with respect to which incentive stock options under Section 422 of the Code are exercisable for the first time in any calendar year under the Plan and any other stock option plans of the Company or any subsidiary or parent corporation, would exceed $100,000, determined in accordance with Section 422(d) of the Code. This limitation shall be applied by taking stock options into account in the order in which granted.

(c) Termination of Employment. An Award of an Incentive Stock Option may provide that such Stock Option may be exercised not later than 3 months following termination of employment of the Participant with the Company and all Subsidiaries, or not later than one year following a permanent and total disability within the meaning of Section 22(e)(3) of the Code, as and to the extent determined by the Committee to comply with the requirements of Section 422 of the Code.

(d) Other Terms and Conditions; Nontransferability. Any Incentive Stock Option granted hereunder shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as are deemed necessary or desirable by the Committee, which terms, together with the terms of the Plan, shall be intended and interpreted to cause such Incentive Stock Option to qualify as an “incentive stock option” under Section 422 of the Code. An Award Agreement for an Incentive Stock Option may provide that such Stock Option shall be treated as a Nonqualified Stock Option to the extent that certain requirements applicable to “incentive stock options” under the Code shall not be satisfied. An Incentive Stock Option shall by its terms be nontransferable other than by will or by the laws of descent and distribution, and shall be exercisable during the lifetime of a Participant only by such Participant.

(e) Disqualifying Dispositions. If shares of Common Stock acquired by exercise of an Incentive Stock Option are disposed of within two years following the Date of Grant or one year following the transfer of such shares to the Participant upon exercise, the Participant shall, promptly following such disposition, notify the Company in writing of the date and terms of such disposition and provide such other information regarding the disposition as the Company may reasonably require.

6.9 Repricing Prohibited. Subject to the anti-dilution adjustment provisions contained in Section 4.3 hereof, without the prior approval of the Company’s shareholders, evidenced by a majority of votes cast, neither the Committee nor the Board shall cause the cancellation, substitution or amendment of a Stock Option that would have the effect of reducing the exercise price of such a Stock Option previously granted under the Plan, or otherwise approve any modification to

The Walt Disney Company Notice of 2009 Annual Meeting and Proxy Statement

such a Stock Option that would be treated as a “repricing” under the then applicable rules, regulations or listing requirements adopted by the New York Stock Exchange.

7. Stock Appreciation Rights.

7.1 Grant of Stock Appreciation Rights. A Stock Appreciation Right may be granted to any Eligible Person selected by the Committee. Stock Appreciation Rights may be granted on a basis that allows for the exercise of the right by the Participant or that provides for the automatic payment of the right upon a specified date or event.

7.2 Freestanding Stock Appreciation Rights. A Stock Appreciation Right may be granted without any related Stock Option. The Committee shall in its discretion provide in an Award Agreement the time or times at which, or the conditions upon which, a Stock Appreciation Right or portion thereof shall become vested and/or exercisable, and may accelerate the vesting or exercisability of any Stock Appreciation Right at any time. The requirements for vesting and exercisability of a Stock Appreciation Right may be based on the continued Service of a Participant with the Company or an Affiliate for a specified time period (or periods). on the attainment of a specified performance goal (or goals) or on such other terms and conditions as approved by the Committee in its discretion. A Stock Appreciation Right will be exercisable or payable at such time or times as determined by the Committee, provided that the maximum term of a Stock Appreciation Right shall be ten years from the Date of Grant. The base price of a Stock Appreciation Right granted without any related Stock Option shall be determined by the Committee in its sole discretion; provided, however, that the base price per share of any such freestanding Stock Appreciation Right shall not be less than 100 percent of the Fair Market Value of the shares of Common Stock on the Date of Grant.

7.3 Tandem Stock Option/Stock Appreciation Rights. A Stock Appreciation Right may be granted in tandem with a Stock Option, either at the time of grant or at any time thereafter during the term of the Stock Option. A tandem Stock Option/Stock Appreciation Right will entitle the holder to elect, as to all or any portion of the number of shares subject to the Award, to exercise either the Stock Option or the Stock Appreciation Right, resulting in the reduction of the corresponding number of shares subject to the right so exercised as well as the tandem right not so exercised. A Stock Appreciation Right granted in tandem with a Stock Option hereunder shall have a base price per share equal to the per share exercise price of the Stock Option, will be vested and exercisable at the same time or times that a related Stock Option is vested and exercisable, and will expire no later than the time at which the related Stock Option expires.

7.4 Payment of Stock Appreciation Rights. A Stock Appreciation Right will entitle the holder, upon exercise or other payment of the Stock Appreciation Right, as applicable, to receive an amount determined by multiplying: (i) the excess of the Fair Market Value of a share of Common Stock on the date of exercise or payment of the Stock Appreciation Right over the base price of such Stock Appreciation Right, by (ii) the number of shares as to which such Stock Appreciation Right is exercised or paid. Subject to the requirements of Section 409A of the Code, payment of the amount determined under the foregoing may be made, as approved by the Committee and set forth in the Award Agreement, in shares of Common Stock valued at their Fair Market Value on the date of exercise or payment, in cash, or in a combination of shares of Common Stock and cash, subject to applicable tax withholding requirements.

7.5 Repricing Prohibited. Subject to the anti-dilution adjustment provisions contained in Section 4.3 hereof, without the prior approval of the Company’s shareholders, evidenced by a majority of votes cast, neither the Committee nor the Board shall cause the cancellation, substitution or amendment of a Stock Appreciation Right that would have the effect of reducing the base price of such a Stock Appreciation Right previously granted under the Plan, or otherwise approve any

The Walt Disney Company Notice of 2009 Annual Meeting and Proxy Statement

modification to such a Stock Appreciation Right that would be treated as a “repricing” under the then applicable rules, regulations or listing requirements adopted by the New York Stock Exchange.

8. Restricted Stock Awards.

8.1 Grant of Restricted Stock Awards. A Restricted Stock Award may be granted to any Eligible Person selected by the Committee. The Committee may require the payment by the Participant of a specified purchase price in connection with any Restricted Stock Award.

8.2 Vesting Requirements. The restrictions imposed on shares granted under a Restricted Stock Award shall lapse in accordance with the vesting requirements specified by the Committee in the Award Agreement, provided that the Committee may accelerate the vesting of a Restricted Stock Award at any time. The requirements for vesting of a Restricted Stock Award may be based on the continued Service of the Participant with the Company or an Affiliate for a specified time period (or periods), on the attainment of a specified performance goal (or goals) or on such other terms and conditions as approved by the Committee in its discretion. If the vesting requirements of a Restricted Stock Award shall not be satisfied, the Award shall be forfeited and the shares of Common Stock subject to the Award shall be returned to the Company.

8.3 Restrictions. Shares granted under any Restricted Stock Award may not be transferred, assigned or subject to any encumbrance, pledge, or charge until all applicable restrictions are removed or have expired, unless otherwise allowed by the Committee. Failure to satisfy any applicable restrictions shall result in the subject shares of the Restricted Stock Award being forfeited and returned to the Company. The Committee may require in an Award Agreement that certificates representing the shares granted under a Restricted Stock Award bear a legend making appropriate reference to the restrictions imposed, and that certificates representing the shares granted or sold under a Restricted Stock Award will remain in the physical custody of an escrow holder until all restrictions are removed or have expired.

8.4 Rights as Shareholder. Subject to the foregoing provisions of this Section 8 and the applicable Award Agreement, the Participant shall have all rights of a shareholder with respect to the shares granted to the Participant under a Restricted Stock Award, including the right to vote the shares and receive all dividends and other distributions paid or made with respect thereto. The Committee may provide in an Award Agreement for the payment of dividends and distributions to the Participant at such times as paid to shareholders generally or at the times of vesting or other payment of the Restricted Stock Award.

8.5 Section 83(b) Election. If a Participant makes an election pursuant to Section 83(b) of the Code with respect to a Restricted Stock Award, the Participant shall file, within 30 days following the Date of Grant, a copy of such election with the Company and with the Internal Revenue Service, in accordance with the regulations under Section 83 of the Code. The Committee may provide in an Award Agreement that the Restricted Stock Award is conditioned upon the Participant’s making or refraining from making an election with respect to the Award under Section 83(b) of the Code.

9. Stock Unit Awards.

9.1 Grant of Stock Unit Awards. A Stock Unit Award may be granted to any Eligible Person selected by the Committee. The value of each stock unit under a Stock Unit Award is equal to the Fair Market Value of the Common Stock on the applicable date or time period of determination, as specified by the Committee. A Stock Unit Award shall be subject to such restrictions and conditions as the Committee shall determine. A Stock Unit Award may be granted together with a dividend equivalent right with respect to the shares of Common Stock subject to the Award, which may be accumulated and may be deemed reinvested in additional stock units, as determined by the Committee in its discretion.

The Walt Disney Company Notice of 2009 Annual Meeting and Proxy Statement

9.2 Vesting of Stock Unit Awards. On the Date of Grant, the Committee shall in its discretion determine any vesting requirements with respect to a Stock Unit Award, which shall be set forth in the Award Agreement, provided that the Committee may accelerate the vesting of a Stock Unit Award at any time. The requirements for vesting of a Stock Unit Award may be based on the continued Service of the Participant with the Company or an Affiliate for a specified time period (or periods), on the attainment of a specified performance goal (or goals) or on such other terms and conditions as approved by the Committee in its discretion. A Stock Unit Award may also be granted on a fully vested basis, with a deferred payment date.

9.3 Payment of Stock Unit Awards. A Stock Unit Award shall become payable to a Participant at the time or times determined by the Committee and set forth in the Award Agreement, which may be upon or following the vesting of the Award. Payment of a Stock Unit Award may be made, at the discretion of the Committee, in cash or in shares of Common Stock, or in a combination thereof, subject to applicable tax withholding requirements. Any cash payment of a Stock Unit Award shall be made based upon the Fair Market Value of the Common Stock, determined on such date or over such time period as determined by the Committee.

9.4 No Rights as Shareholder. The Participant shall not have any rights as a shareholder with respect to the shares subject to a Stock Unit Award until such time as shares of Common Stock are delivered to the Participant pursuant to the terms of the Award Agreement.

10. Stock Awards.

10.1 Grant of Stock Awards. A Stock Award may be granted to any Eligible Person selected by the Committee. A Stock Award may be granted for past services, in lieu of bonus or other cash compensation, as directors’ compensation or for any other valid purpose as determined by the Committee. A Stock Award granted to an Eligible Person represents shares of Common Stock that are issued without restrictions on transfer and other incidents of ownership and free of forfeiture conditions, except as otherwise provided in the Plan and the Award Agreement. The Committee may, in connection with any Stock Award, require the payment of a specified purchase price.

10.2 Rights as Shareholder. Subject to the foregoing provisions of this Section 10 and the applicable Award Agreement, upon the issuance of the Common Stock under a Stock Award the Participant shall have all rights of a shareholder with respect to the shares of Common Stock, including the right to vote the shares and receive all dividends and other distributions paid or made with respect thereto.

11. Change in Control.

11.1 Effect of a Change in Control. Except to the extent an Award Agreement provides for a different result (in which case the Award Agreement will govern and this Section 11 of the Plan shall not be applicable), and except as may be limited by the provisions of Section 11.3 hereof, notwithstanding anything elsewhere in the Plan or any rules adopted by the Committee pursuant to the Plan to the contrary, if a Triggering Event shall occur within the 12-month period beginning with a Change in Control of the Company, then, effective immediately prior to the Triggering Event:

(i) each outstanding Stock Option and Stock Appreciation Right, to the extent that it shall not otherwise have become vested and exercisable, shall automatically become fully and immediately vested and exercisable, without regard to any otherwise applicable vesting requirement;

(ii) each Restricted Stock Award shall become fully and immediately vested and all forfeiture and transfer restrictions thereon shall lapse; and

(iii) each outstanding Stock Unit Award shall become immediately and fully vested and payable;

provided, however, that with respect to Stock Unit Awards and any other Awards that are subject to Section 409A of the

The Walt Disney Company Notice of 2009 Annual Meeting and Proxy Statement

Code and the guidance issued thereunder (“Section 409A”), the Common Stock, securities, cash or other consideration payable with respect to the Award shall be payable immediately following (and in no event more than 90 days following) the Participant’s “separation from service” (as defined under Section 409A), except that, to the extent that such Awards are held by a Participant who is a “specified employee” (as determined under Section 409A), the delivery of the Common Stock, securities, cash or other consideration payable with respect to such Awards shall be delayed to the date that is six months and one day following the Participant’s “separation from service” solely to the extent necessary to avoid the additional taxes imposed by Section 409A(a)(i)(B) of the Code.

11.2 Definitions.

(a) Cause. For purposes of this Section 11, the term “Cause” shall mean a determination by the Committee that a Participant (i) has been convicted of, or entered a plea of nolo contendere to, a crime that constitutes a felony under Federal or state law, (ii) has engaged in willful gross misconduct in the performance of the Participant’s duties to the Company or an Affiliate or (iii) has committed a material breach of any written agreement with the Company or any Affiliate with respect to confidentiality, noncompetition, nonsolicitation or similar restrictive covenant. Subject to the first sentence of Section 11.1 hereof, in the event that a Participant is a party to an employment agreement with the Company or any Affiliate that defines termination on account of “Cause” (or a term having similar meaning), such definition shall apply as the definition of a termination on account of “Cause” for purposes hereof, but only to the extent that such definition provides the Participant with greater rights. A termination on account of Cause shall be communicated by written notice to the Participant, and shall be deemed to occur on the date such notice is delivered to the Participant.

(b) Change in Control. For purposes of this Section 11, a “Change in Control” shall occur upon:

(i) the acquisition within any 12-month period by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of thirty percent (30%) or more of the total voting power of the then outstanding stock of the Company entitled to vote generally in the election of directors, but excluding the following transactions (the “Excluded Acquisitions”):

(1) any acquisition directly from the Company (other than an acquisition by virtue of the exercise of a conversion privilege of a security that was not acquired directly from the Company),

(2) any acquisition by the Company, and

(3) any acquisition by an employee benefit plan (or related trust) sponsored or maintained by the Company);

(ii) any time during a period of 12 months or less, individuals who at the beginning of such period constitute the Board (and any new directors whose election by the Board or nomination for election by the Company’s shareholders was approved by a vote of at least a majority of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was so approved) ceasing for any reason to constitute a majority thereof:

(iii) an acquisition (other than an Excluded Acquisition) by any Person of fifty percent (50%) or more of the voting power or value of the Company’s stock;

The Walt Disney Company Notice of 2009 Annual Meeting and Proxy Statement

(iv) the consummation of a merger, consolidation, reorganization or similar corporate transaction, whether or not the Company is the surviving company in such transaction, other than a merger, consolidation, or reorganization that would result in the Persons who are beneficial owners of the Company’s stock outstanding immediately prior thereto continuing to beneficially own, directly or indirectly, in substantially the same proportions, at least fifty percent (50%) of the combined voting power or value of the Company’s stock (or the stock of the surviving entity) outstanding immediately after such merger, consolidation or reorganization; or

(v) the sale or other disposition during any 12 month period of all or substantially all of the assets of the Company, provided that such sale is of assets having a total gross fair market value equal to or greater than 40% of the total gross fair market value of the assets of the Company immediately prior to such sale or disposition.

The foregoing definition of “Change in Control” is intended to comply with the requirements of Section 409A of the Code and the guidance issued thereunder and shall be interpreted and applied by the Committee in a manner consistent therewith.

(c) Constructive Termination. For purposes of this Section 11, a “Constructive Termination” shall mean a termination of employment by a Participant within sixty (60) days following the occurrence of any one or more of the following events without the Participant’s written consent (i) any reduction in position, title (for Vice Presidents and above), overall responsibilities, level of authority, level of reporting (for Vice Presidents and above), base compensation, annual incentive compensation opportunity, aggregate employee benefits or (ii) a request that the Participant’s location of employment be relocated by more than fifty (50) miles. Subject to the first sentence of Section 11.1 hereof, in the event that a Participant is a party to an employment agreement with the Company or an Affiliate (or a successor entity) that defines a termination on account of “Constructive Termination,” “Good Reason” or “Breach of Agreement” (or a term having similar meaning), such definition shall apply as the definition of “Constructive Termination” for purposes hereof in lieu of the foregoing, but only to the extent that such definition provides the Participant with greater rights. A Constructive Termination shall be communicated by written notice to the Committee, and shall be deemed to occur on the date such notice is delivered to the Committee, unless the circumstances giving rise to the Constructive Termination are cured within five (5) days of such notice.

(d) Triggering Event. For purposes of this Section 11, a “Triggering Event” shall mean (i) the termination of Service of a Participant by the Company or an Affiliate (or any successor thereof) other than on account of death, Disability or Cause or (ii) the occurrence of a Constructive Termination.

11.3 Excise Tax Limit. In the event that the vesting of Awards together with all other payments and the value of any benefits received or to be received by a Participant (the “Total Payments”) would result in all or a portion of such Total Payments being subject to the excise tax under Section 4999 of the Code (the “Excise Tax”), then the Participant’s Total Payments shall be either (i) the full amount of such payments and benefits or (ii) such lesser amount that would result in no portion of the Total Payments being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable Federal, state, and local employment taxes, income taxes and the Excise Tax, results in the receipt by the Participant, on an after-tax basis, of the greatest

The Walt Disney Company Notice of 2009 Annual Meeting and Proxy Statement

amount of payments and benefits notwithstanding that all or some portion of such payments and benefits may be taxable under Section 4999 of the Code. Solely to the extent that the Participant is better off on an after-tax basis as a result of the reduction of Total Payments, such payments and benefits shall be reduced or eliminated, as determined by the Company, in the following order: (i) any cash payments, (ii) any taxable benefits, (iii) any nontaxable benefits, and (iv) any vesting or accelerated delivery of equity awards in each case in reverse order beginning with the payments or benefits that are to be paid the farthest in time from the date that triggers the applicable Excise Tax.

All determinations required to be made under this Section 11 shall be made by PricewaterhouseCoopers or any other nationally recognized accounting firm which is the Company’s outside auditor immediately prior to the event triggering the payments that are subject to the Excise Tax (the “Accounting Firm”). The Company shall cause the Accounting Firm to provide detailed supporting calculations of its determinations to the Company and the Participant. All fees and expenses of the Accounting Firm shall be borne solely by the Company. The Accounting Firm’s determinations must be made with substantial authority (within the meaning of Section 6662 of the Code). For the purposes of all calculations under Section 280G of the Code and the application of this Section 11.3, all determinations as to the present value shall be made using 120 percent of the applicable Federal rate (determined under Section 1274(d) of the Code) compounded semiannually, as in effect on the date of the Change in Control of the Company.

11.4 Applicability of Certain Amendments made on October 2, 2008. This Section 11 has been amended on and as of October 2, 2008. All of the provisions of this Section 11 as so amended are applicable to:

(i) all Awards under this Plan (other than Awards for Stock Options) outstanding on October 2, 2008, regardless of any terms or provisions hereof or thereof to the contrary, and

(ii) all Awards granted under this Plan on or after October 2, 2008, except as otherwise expressly provided by the Committee at any time on or after October 2, 2008.

12. Forfeiture Events.

12.1 General. The Committee may specify in an Award Agreement at the time of the Award that the Participant’s rights, payments and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Such events shall include, but shall not be limited to, termination of Service for cause, violation of material Company policies, breach of noncompetition, confidentiality or other restrictive covenants that may apply to the Participant, or other conduct by the Participant that is detrimental to the business or reputation of the Company.

12.2 Termination for Cause. Unless otherwise provided by the Committee and set forth in an Award Agreement, if a Participant’s employment with the Company or any Affiliate shall be terminated for cause, the Company may, in its sole discretion, immediately terminate such Participant’s right to any further payments, vesting or exercisability with respect to any Award in its entirety. In the event a Participant is party to an employment (or similar) agreement with the Company or any Affiliate that defines the term “cause,” such definition shall apply for purposes of the Plan. The Company shall have the power to determine whether the Participant has been terminated for cause and the date upon which such termination for cause occurs. Any such determination shall be final, conclusive and binding upon the Participant. In addition, if the Company shall reasonably determine that a Participant has committed or may have committed any act which could constitute the basis for a termination of such Participant’s employment for cause, the Company may suspend the Participant’s rights to exercise any option, receive any payment or vest in any right with respect to any Award pending a determination by the

The Walt Disney Company Notice of 2009 Annual Meeting and Proxy Statement

Company of whether an act has been committed which could constitute the basis for a termination for “cause” as provided in this Section 12.2.

13. General Provisions.

13.1 Award Agreement. To the extent deemed necessary by the Committee, an Award under the Plan shall be evidenced by an Award Agreement in a written or electronic form approved by the Committee setting forth the number of shares of Common Stock or units subject to the Award, the exercise price, base price, or purchase price of the Award, the time or times at which an Award will become vested, exercisable or payable and the term of the Award. The Award Agreement may also set forth the effect on an Award of termination of Service under certain circumstances. The Award Agreement shall be subject to and incorporate, by reference or otherwise, all of the applicable terms and conditions of the Plan, and may also set forth other terms and conditions applicable to the Award as determined by the Committee consistent with the limitations of the Plan. Award Agreements evidencing Incentive Stock Options shall contain such terms and conditions as may be necessary to meet the applicable provisions of Section 422 of the Code. The grant of an Award under the Plan shall not confer any rights upon the Participant holding such Award other than such terms, and subject to such conditions, as are specified in the Plan as being applicable to such type of Award (or to all Awards) or as are expressly set forth in the Award Agreement. The Committee need not require the execution of an Award Agreement by a Participant, in which case, acceptance of the Award by the Participant shall constitute agreement by the Participant to the terms, conditions, restrictions and limitations set forth in the Plan and the Award Agreement as well as the administrative guidelines of the Company in effect from time to time.

13.2 Treatment of Awards upon Death. In the event of the death of a Participant while employed by the Company or any of its Affiliates, except as otherwise provided by the Committee in an Award Agreement, an outstanding Award may be exercised by or shall become payable to the Participant’s beneficiary as designated by the Participant in the manner prescribed by the Committee or, in the absence of an authorized beneficiary designation, by the a legatee or legatees of such Award under the participant’s last will, or by such Participant’s executors, personal representatives or distributees of such Award in accordance with the Participant’s will or the laws of descent and distribution (a “Beneficiary”). In the case of Stock Options, except as otherwise provided in an Award Agreement, any outstanding Stock Options of a Participant who dies while in Service may be exercised by such Beneficiary in respect of all or any part of the total number of shares subject to such options at the time of such Participant’s death (whether or not, at the time of death, the deceased Participant would have been entitled to exercise such options to the extent of all or any of the shares covered thereby). However, except as otherwise provided by the Committee in an Award Agreement, in the event of the death of the Participant after the date of termination of Service while an Option remains outstanding, then such deceased Participant’s Options shall expire in accordance with their terms at the same time they would have expired if such Participant had not died, and may be exercised prior to their expiration by a Beneficiary in respect to the same number of shares, in the same manner and to the same extent as if such Participant were then living. In the case of Awards other than Stock Options, except as otherwise provided in an Award Agreement, any outstanding Awards of a Participant who dies while in Service shall become fully vested and, in the case of Stock Appreciation Rights, exercisable as provided above with respect to stock options, and in the case of all other types of Awards, payable to the Beneficiary promptly following the Participant’s death.

13.3 No Assignment or Transfer; Beneficiaries. Except as provided in Sections 6.7 and 13.2 hereof, Awards under the Plan shall not be assignable or transferable by the Participant, except by will or by the laws of descent and distribution, and shall not be subject in any manner to assignment, alienation, pledge, encumbrance or charge. Notwithstanding the foregoing, the

The Walt Disney Company Notice of 2009 Annual Meeting and Proxy Statement

Committee may provide in the terms of an Award Agreement or in any other manner prescribed by the Committee that the Participant shall have the right to designate a beneficiary or beneficiaries who shall be entitled to any rights, payments or other benefits specified under an Award following the Participant’s death. During the lifetime of a Participant, an Award shall be exercised only by such Participant or such Participant’s guardian or legal representative.

13.4 Deferrals of Payment. The Committee may in its discretion permit a Participant to defer the receipt of payment of cash or delivery of shares of Common Stock that would otherwise be due to the Participant by virtue of the exercise of a right or the satisfaction of vesting or other conditions with respect to an Award. If any such deferral is to be permitted by the Committee, the Committee shall establish rules and procedures relating to such deferral in a manner intended to comply with the requirements of Section 409A of the Code, including, without limitation, the time when an election to defer may be made, the time period of the deferral and the events that would result in payment of the deferred amount, the interest or other earnings attributable to the deferral and the method of funding, if any, attributable to the deferred amount.

13.5 Employment or Service. Nothing in the Plan, in the grant of any Award or in any Award Agreement shall confer upon any Eligible Person or any Participant any right to continue in the Service of the Company or any of its Affiliates, or interfere in any way with the right of the Company or any of its Affiliates to terminate the employment or other service relationship of an Eligible employee or a Participant for any reason at any time.

13.6 Rights as Shareholder. A Participant shall have no rights as a holder of shares of Common Stock with respect to any unissued securities covered by an Award until the date the Participant becomes the holder of record of such securities. Except as provided in Section 4.3 hereof, no adjustment or other provision shall be made for dividends or other shareholder rights, except to the extent that the Award

Agreement provides for dividend payments or dividend equivalent rights. The Committee may determine in its discretion the manner of delivery of Common Stock to be issued under the Plan, which may be by delivery of stock certificates, electronic account entry into new or existing accounts or any other means as the Committee, in its discretion, deems appropriate. The Committee may require that the stock certificates be held in escrow by the Company for any shares of Common Stock or cause the shares to be legended in order to comply with the securities laws or other applicable restrictions, or should the shares of Common Stock be represented by book or electronic account entry rather than a certificate, the Committee may take such steps to restrict transfer of the shares of Common Stock as the Committee considers necessary or advisable.

13.7 Securities Laws. No shares of Common Stock will be issued or transferred pursuant to an Award unless and until all then applicable requirements imposed by Federal and state securities and other laws, rules and regulations and by any regulatory agencies having jurisdiction, and by any exchanges upon which the shares of Common Stock may be listed, have been fully met. As a condition precedent to the issuance of shares pursuant to the grant or exercise of an Award, the Company may require the Participant to take any reasonable action to meet such requirements. The Committee may impose such conditions on any shares of Common Stock issuable under the Plan as it may deem advisable, including, without limitation, restrictions under the Securities Act of 1933, as amended, under the requirements of any exchange upon which such shares of the same class are then listed, and under any blue sky or other securities laws applicable to such shares. The Committee may also require the Participant to represent and warrant at the time of issuance or transfer that the shares of Common Stock are being acquired only for investment purposes and without any current intention to sell or distribute such shares.

13.8 Tax Withholding. The Participant shall be responsible for payment of any taxes or

The Walt Disney Company Notice of 2009 Annual Meeting and Proxy Statement

similar charges required by law to be paid or withheld from an Award or an amount paid in satisfaction of an Award. Any required withholdings shall be paid by the Participant on or prior to the payment or other event that results in taxable income in respect of an Award. The Award Agreement may specify the manner in which the withholding obligation shall be satisfied with respect to the particular type of Award.

13.9 Unfunded Plan. The adoption of the Plan and any reservation of shares of Common Stock or cash amounts by the Company to discharge its obligations hereunder shall not be deemed to create a trust or other funded arrangement. Except upon the issuance of Common Stock pursuant to an Award, any rights of a Participant under the Plan shall be those of a general unsecured creditor of the Company, and neither a Participant nor the Participant’s permitted transferees or estate shall have any other interest in any assets of the Company by virtue of the Plan. Notwithstanding the foregoing, the Company shall have the right to implement or set aside funds in a grantor trust, subject to the claims of the Company’s creditors or otherwise, to discharge its obligations under the Plan.

13.10 Other Compensation and Benefit Plans. The adoption of the Plan shall not affect any other share incentive or other compensation plans in effect for the Company or any Affiliate, nor shall the Plan preclude the Company from establishing any other forms of share incentive or other compensation or benefit program for employees of the Company or any Affiliate. The amount of any compensation deemed to be received by a Participant pursuant to an Award shall not constitute includable compensation for purposes of determining the amount of benefits to which a Participant is entitled under any other compensation or benefit plan or program of the Company or an Affiliate, including, without limitation, under any pension or severance benefits plan, except to the extent specifically provided by the terms of any such plan.

13.11 Plan Binding on Transferees. The Plan shall be binding upon the Company,

its transferees and assigns, and the Participant, the Participant’s executor, administrator and permitted transferees and beneficiaries.

13.12 Severability. If any provision of the Plan or any Award Agreement shall be determined to be illegal or unenforceable by any court of law in any jurisdiction, the remaining provisions hereof and thereof shall be severable and enforceable in accordance with their terms, and all provisions shall remain enforceable in any other jurisdiction.

13.13 Foreign Jurisdictions. The Committee may adopt, amend and terminate such arrangements and grant such Awards, not inconsistent with the intent of the Plan, as it may deem necessary or desirable to comply with any tax, securities, regulatory or other laws of other jurisdictions with respect to Awards that may be subject to such laws. The terms and conditions of such Awards may vary from the terms and conditions that would otherwise be required by the Plan solely to the extent the Committee deems necessary for such purpose. Moreover, the Board may approve such supplements to or amendments, restatements or alternative versions of the Plan, not inconsistent with the intent of the Plan, as it may consider necessary or appropriate for such purposes, without thereby affecting the terms of the Plan as in effect for any other purpose.

13.14 Substitute Awards in Corporate Transactions. Nothing contained in the Plan shall be construed to limit the right of the Committee to grant Awards under the Plan in connection with the acquisition, whether by purchase, merger, consolidation or other corporate transaction, of the business or assets of any corporation or other entity. Without limiting the foregoing, the Committee may grant Awards under the Plan to an employee or director of another corporation who becomes an Eligible Person by reason of any such corporate transaction in substitution for awards previously granted by such corporation or entity to such person. The terms and conditions of the substitute Awards may vary from the terms and conditions that would otherwise be

The Walt Disney Company Notice of 2009 Annual Meeting and Proxy Statement

required by the Plan solely to the extent the Committee deems necessary for such purpose.

13.15 Coordination with 2002 Executive Performance Plan. For purposes of Restricted Stock Awards, Stock Unit Awards and Stock Awards granted under the Plan that are intended to qualify as “performance-based” compensation under Section 162(m) of the Code, such Awards shall be granted in accordance with the provisions of the Company’s 2002 Executive Performance Plan (or any successor plan) to the extent necessary to satisfy the requirements of Section 162(m) of the Code.

13.16 Section 409A Compliance. To the extent applicable, it is intended that the Plan and all Awards hereunder comply with the requirements of Section 409A of the Code, and the Plan and all Award Agreements shall be interpreted and applied by the Committee in a manner consistent with this intent in order to avoid the imposition of any additional tax under Section 409A of the Code. In the event that any provision of the Plan or an Award Agreement is determined by the Committee to not comply with the applicable requirements of Section 409A of the Code, the Committee shall have the authority to take such actions and to make such changes to the Plan or an Award Agreement as the Committee deems necessary to comply with such requirements, provided that no such action shall adversely affect any outstanding Award without the consent of the affected Participant. Notwithstanding the foregoing or anything elsewhere in the Plan or an Award Agreement to the contrary: (a) unless the Committee shall otherwise expressly provide at any time on or after October 2, 2008, the term “disability” shall have the meaning given to such term under Section 409A and the regulations and guidance issued thereunder with respect to any Awards (other than Stock Options) outstanding on such date and with respect to any Awards granted on or after such date; and (b) if a Participant is a “specified employee” as defined in Section 409A of the Code at the time of termination of Service with respect to an Award, then solely to the extent necessary to avoid the imposition of any additional tax under Section 409A of the Code, the commencement of any payments or benefits under the Award shall be deferred until the date that is six months following the Participant’s termination of Service (or such other period as required to comply with Section 409A).

13.17 Governing Law. The Plan and all rights hereunder shall be subject to and interpreted in accordance with the laws of the State of Delaware, without reference to the principles of conflicts of laws, and to applicable Federal securities laws.

14. Effective Date; Amendment and Termination.

14.1 Effective Date. The Plan as amended and restated shall become effective immediately following its approval by the shareholders of the Company. The term of the Plan shall be seven (7) years from the date of the original adoption of the Plan (prior to this amendment and restatement) by the Board, subject to Section 14.3 hereof.

14.2 Amendment. The Board may at any time and from time to time and in any respect, amend or modify the Plan. The Board may seek the approval of any amendment or modification by the Company’s shareholders to the extent it deems necessary or advisable in its discretion for purposes of compliance with Section 162(m) or Section 422 of the Code, the listing requirements of the New York Stock Exchange or other exchange or securities market or for any other purpose. No amendment or modification of the Plan shall adversely affect any Award theretofore granted without the consent of the Participant or the permitted transferee of the Award.

14.3 Termination. The Plan shall terminate on December 30, 2011, which is the seventh anniversary of the date of its adoption by the Board. The Board may, in its discretion and at any earlier date, terminate the Plan. Notwithstanding the foregoing, no termination of the Plan shall adversely affect any Award theretofore granted without the consent of the Participant or the permitted transferee of the Award.

THE WALT DISNEY COMPANY

** IMPORTANT NOTICE **

Regarding the Availability of Proxy Materials

You are receiving this communication because you hold shares in the above company, and the materials you should review before you cast your vote are now available.

This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting.

THE WALT DISNEY COMPANY

SUITE 6100

611 N. BRAND BLVD.

GLENDALE, CA 91203

Shareholder Meeting to be held on March 10, 2009

Proxy Materials Available

Notice and Proxy Statement

Annual Report

PROXY MATERIALS—VIEW OR RECEIVE

You can choose to view the materials online or receive a paper or e-mail copy. There is NO charge for requesting a copy. Requests, instructions and other inquiries will NOT be forwarded to your investment advisor.

To facilitate timely delivery please make the request as instructed below on or before February 24, 2009.

HOW TO VIEW MATERIALS VIA THE INTERNET

Have the 12 Digit Control Number available and visit: www.proxyvote.com

HOW TO REQUEST A COPY OF MATERIALS

1)BY INTERNET-www.proxyvote.com

2)BY TELEPHONE-1-800-579-1639

3)BY E-MAIL*-sendmaterial@proxyvote.com

*If requesting materials by e-mail, please send a blank e-mail with the 12 Digit Control Number (located on the following page) in the subject line.

See the Reverse Side for Meeting Information and Instructions on How to Vote

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Meeting Information

Meeting Type: Annual

Meeting Date: March 10, 2009

Meeting Time: 10:00 A.M., PDT

For holders as of: January 9, 2009

Meeting Location:

Paramount Theatre of the Arts

2025 Broadway

Oakland, CA 94612

How To Vote

Vote In Person

Many shareholder meetings have attendance requirements including, but not limited to, the possession of an attendance ticket issued by the entity holding the meeting. Please check the meeting materials for any special requirements for meeting attendance. At the Meeting, you will need to request a ballot to vote these shares.

Vote By Internet

To vote now by Internet, go to WWW.PROXYVOTE.COM. Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your notice in hand when you access the web site and follow the instructions.

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Voting items

THE BOARD RECOMMENDS A VOTE FOR ALL DIRECTORS.

1. Election of Directors

1a. Susan E. Arnold

1b. John E. Bryson

1c. John S. Chen

1d. Judith L. Estrin

1e. Robert A. Iger

1f. Steven P. Jobs

1g. Fred H. Langhammer

1h. Aylwin B. Lewis

1i. Monica C. Lozano

1j. Robert W. Matschullat

1k. John E. Pepper, Jr.

1l. Orin C. Smith

THE BOARD RECOMMENDS A VOTE FOR ITEMS 2, 3 AND 4.

2. To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s registered public accountants for 2009.

3. To approve the Amendment to the Amended and Restated 2005 Stock Incentive Plan.

4. To approve the terms of the Amended and Restated 2002 Executive Performance Plan.

THE BOARD RECOMMENDS A VOTE AGAINST ITEMS 5, 6 AND 7.

5. To approve the shareholder proposal relating to political contributions reporting.

6. To approve the shareholder proposal relating to death benefit payments.

7. To approve the shareholder proposal relating to shareholder advisory vote on executive compensation.

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If you plan to attend the meeting on March 10, 2009, you must request an admission ticket in advance following the instructions set forth in the Proxy Statement. Tickets will be issued to registered and beneficial owners and to one guest accompanying each registered or beneficial owner.

Requests for admission tickets will be processed in the order in which they are received and must be requested no later than March 3, 2009. Please note that seating is limited and requests for tickets will be accepted on a first-come, first-served basis. On the day of the meeting, each shareholder will be required to present a valid picture identification such as a driver’s license or passport with their admission ticket. Seating will begin at 9:00 a.m., and the meeting will begin at 10:00 a.m. Cameras ( including cell phones with photographic capabilities), recording devices and other electronic devices will not be permitted at the meeting.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

If you wish to change your address, please visit www.disneyshareholder.com, or call Disney Shareholder Services Department at 1-818-553-7200.

FOLD AND DETACH HERE WLTDS2

Annual Meeting of Shareholders – To Be Held March 10, 2009

THE BOARD OF DIRECTORS SOLICITS THIS PROXY

The undersigned hereby appoint(s) THOMAS O. STAGGS, ALAN N. BRAVERMAN and ROGER J. PATTERSON, and each of them, attorney, agent and proxy of the undersigned, with full power of substitution, to vote all shares of common stock of The Walt Disney Company that the undersigned would be entitled to cast if personally present at the 2009 Annual Meeting of Shareholders of the Company, and at any postponement or adjournment thereof.

IF YOU ARE A SHAREHOLDER OF RECORD, THIS PROXY WILL BE VOTED AS SPECIFIED BY THE UNDERSIGNED ON THE REVERSE SIDE. IF NO CHOICE IS SPECIFIED, THE PROXY WILL BE VOTED AS TO ALL SHARES OF THE UNDERSIGNED FOR THE ELECTION OF ALL NOMINEES FOR DIRECTOR LISTED ON THE REVERSE SIDE; FOR PROPOSALS 2, 3 AND 4; AGAINST PROPOSALS 5, 6 AND 7; AND ACCORDING TO THE DISCRETION OF THE PROXY HOLDERS ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY POSTPONEMENT OR ADJOURNMENT THEREOF. VOTING INSTRUCTIONS MUST BE RECEIVED BY 11:59 P.M. EASTERN TIME ON MARCH 9, 2009.

If you hold shares in any 401(k) savings plan of the Company (the “Plans”), then this proxy card, when signed and returned, or your telephone or Internet proxy, will constitute voting instructions on all matters properly coming before the Annual Meeting and at any adjournments or postponements thereof in accordance with the instructions given herein to the trustee for shares held in any of the Plans. Shares in each of the Plans for which voting instructions are not received by 11:59 p.m. Eastern Time on March 5, 2009, or if no choice is specified, will be voted by the trustee in the same proportion as the shares for which voting instructions are received from other participants of the Plan. Your voting instructions will be kept confidential by the trustee.

Please date and sign exactly as your name appears on the form and mail the proxy promptly. When signing as an attorney, executor, administrator, trustee or guardian, please give your full title as such. If shares are held jointly, both owners must sign.

(Continued and to be marked, dated and signed on the other side)

THE WALT DISNEY COMPANY

SUITE 6100 611 N. BRAND BLVD.

GLENDALE, CA 91203

Vote 24 Hours a Day, 7 Days a Week by Internet , Telephone or Mail. VOTE BY INTERNET—www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information. See reverse side for specific deadlines. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future notices of availability of proxy materials or proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE—1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions. See reverse side for specific deadlines. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

If you vote your proxy by Internet or by telephone, please do NOT mail back the proxy card. You can access, view and download this year’s Annual Report and Proxy Statement at www.proxyvote.com. *Note: To vote accounts separately, please call 1-866-586-0512.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

WLTDS1 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

THE WALT DISNEY COMPANY

THE BOARD RECOMMENDS A VOTE FOR ALL DIRECTORS.

1. Election of Directors For Against Abstain

1a. Susan E. Arnold 1b. John E. Bryson 1c. John S. Chen 1d. Judith L. Estrin 1e. Robert A. Iger 1f. Steven P. Jobs 1g. Fred H. Langhammer 1h. Aylwin B. Lewis 1i. Monica C. Lozano 1j. Robert W. Matschullat 1k. John E. Pepper, Jr. 1l. Orin C. Smith

THE BOARD RECOMMENDS A VOTE FOR ITEMS

2, 3 AND 4. For Against Abstain

2 . To ratify the appointment of Pricewaterhouse-Coopers LLP as the Company’s registered public accountants for 2009.

3. To approve the Amendment to the Amended and Restated 2005 Stock Incentive Plan.

4. To approve the terms of the Amended and Restated 2002 Executive Performance Plan.

THE BOARD RECOMMENDS A VOTE AGAINST ITEMS 5, 6 AND 7.

5. To approve the shareholder proposal relating to political contributions reporting.

6. To approve the shareholder proposal relating to death benefit payments.

7. To approve the shareholder proposal relating to shareholder advisory vote on executive compensation.

Yes No HOUSEHOLDING ELECTION—Please indicate if you consent to receive certain future investor communications in a single package per household.

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date